UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

DTS, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Preliminary Proxy Statement - Subject to Completion, dated April 4, 2016

Notice
of Annual Meeting
of Stockholders

Thursday, May 12, 2016

10:00 a.m., Local Time

Westlake Village Inn

31943 Agoura Road, Westlake Village, California 91361

To Our Stockholders:

The annual meeting of stockholders of DTS, Inc., a Delaware corporation, will be held at 10:00 a.m., local time, on May 12, 2016, at the Vintage Room at the Westlake Village Inn, 31943 Agoura Road, Westlake Village, California 91361, for the following purposes:

1.	To elect two members to the Board of Directors, whose terms are described in this Proxy Statement;
2.	To approve an Amended and Restated DTS, Inc. 2013 Employee Stock Purchase Plan;
3.	To approve an Amended and Restated DTS, Inc. 2013 Foreign Subsidiary Employee Stock Purchase Plan;
4.	To vote on an advisory (non-binding) basis on the compensation of our named executive officers;
5.	To ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accountants for the 2016 fiscal year; and
6.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Holders of record of DTS, Inc. Common Stock at the close of business on March 24, 2016, are entitled to vote at the meeting.

In addition to the Proxy Statement, proxy card and voting instructions, a copy of DTS, Inc.’s annual report on Form 10-K, which is not part of these proxy soliciting materials, is enclosed.

This year’s Annual Meeting is a particularly important one, and YOUR vote is essential. VCM Group LLC (“VCM”), a beneficial holder of 15 shares, or less than 0.0001%, of our outstanding common stock acquired in February 2016, has notified the Company that it intends to nominate on its own Proxy, six individuals for election as Class I directors of the Board of Directors at the Annual Meeting. The Company informed VCM that VCM’s notice failed to comply with the Company’s Amended and Restated Bylaws (“Bylaws”) in several respects and as a result, VCM will not be entitled to make nominations for election to the Board of Directors at the Annual Meeting. However, at this time, we have no knowledge whether VCM will actually proceed with the solicitation for the election of its slate at the Annual Meeting. You may receive solicitation materials, including proxy statements and proxy cards, from VCM seeking your proxy to vote for its slate. We bear no responsibility for the accuracy or completeness of any solicitation materials distributed, or any statements made, by or on behalf of VCM. For additional information about VCM, please see the “Background of the Solicitation” section on Page 10 of the accompanying Proxy Statement. THE BOARD URGES YOU NOT TO SUBMIT ANY PROXY CARD SENT TO YOU BY, OR ON BEHALF OF, VCM. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE DTS PROXY CARD.

If you already have submitted a proxy card sent to you by, or on behalf of, VCM, you can revoke that proxy by submitting another proxy or by completing, dating, signing and returning your WHITE DTS proxy card in the postage-paid envelope provided. Only the latest validly executed proxy you submit will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying Proxy Statement.

Calabasas, California	By Order of the Board of Directors,
____ , 2016
/s/ Blake A. Welcher
Blake A. Welcher,
Executive Vice President, Legal and Licensing Operations,
General Counsel, and Corporate Secretary

Back to Contents

DTS, Inc.
5220 Las Virgenes Road
Calabasas, California 91302

PROXY STATEMENT FOR THE ANNUAL MEETING
OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2016

This Proxy Statement is furnished on behalf of the Board of Directors of DTS, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on May 12, 2016, at 10:00 a.m., local time, and at any postponement or adjournment thereof. The annual meeting will be held at the Vintage Room at the Westlake Village Inn, 31943 Agoura Road, Westlake Village, California 91361.

These proxy solicitation materials were first mailed on or about ____ , 2016, to all stockholders entitled to vote at the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2016

This Proxy Statement and our 2015 Annual Report are available online at: https://materials.proxyvote.com/23335C.

DTS, INC. - Proxy Statement	1

Back to Contents

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

References to “DTS,” “we,” “us” and “our” refer to DTS, Inc. and its consolidated subsidiaries. References to “GAAP” refer to generally accepted accounting principles in the United States of America. References to “RSUs” refer to time-based vesting restricted stock units. References to “PSUs” refer to performance-based vesting restricted stock units.

Business Highlights

2015 was a transformative year for DTS. We continued to build a larger and better-positioned licensing platform to serve the home, mobile, wireless audio and automotive markets, and executed on several strategic fronts, including the acquisition and integration of iBiquity Digital Corporation (“iBiquity”). Collectively, these actions position us for future growth and increased market share in key markets.

Financial Performance

•	Reported revenue of $138.2 million and non-GAAP operating income of $32.5 million in 2015 (see Appendix C for a reconciliation of non-GAAP financial measures to results reported under GAAP).

•	Generated $4.2 million in cash flow from operations in 2015, including the impact of a $19.3 million payment of certain iBiquity employee incentive liabilities assumed by DTS that was included in the purchase price, and closed the year with cash and cash equivalents totaling $61.9 million.

•	Excluding royalty recoveries, revenue for the year ended December 31, 2015, increased by 2% compared to the prior year.

•	Revenue from automotive, which included a partial quarter of revenue from licensing arrangements acquired from iBiquity, increased by 21% for the year ended December 31, 2015, compared to the prior year.

•	Revenue from network-connected markets for the year ended December 31, 2015, increased by 3% compared to the prior year. This was driven by a 20% year-over-year increase in mobile revenues.

•	The stock price as of December 31, 2015, was $22.58, representing a 3-year TSR CAGR of 10.6%.

Strategic Performance

During 2015, we accomplished the following:

•	In mobile, we signed a 100 million unit contract with one of the top five smartphone manufacturers and launched Headphone:X® on LeMobile phones.

•	We successfully licensed Headphone:X to top gaming headphone brands including Turtlebeach, Logitech and MadCatz, positioning Headphone:X to become the de facto standard for immersive audio technology in the gaming space.

•	In wireless audio, we launched a new Play-Fi® app and added more content and speaker OEMs to the ecosystem. New partners added in 2015 include Klipsch Group, Rotel Electronics, Anthem, Macintosh, Martin Logan and Paradigm. We also added iHeart Radio, Amazon Music and Tidal to our already competitive music content offerings.

•	On the video content front, we added 10 partner services across North America, Europe and Asia. These services include 3D Go, CinemaNow, M-GO, Starz, Alibaba’s Tmall Box, LeTV, Sainsbury’s, Carrefour’s Nolim Films and Primetime. By combining our premium audio with enhanced 4K delivery, many of these services will offer consumers what we believe is the highest-quality connected entertainment experience possible.

•	In the cinema and home markets, we launched DTS:X™, our next generation object-based audio solution. In 2015, 12 movies were released in DTS:X and we also had a number of DTS:X launches on Blu-ray, with releases of top Hollywood movies including “Ex-Machina”, “American Ultra” and “The Last Witch Hunter”. We expect this technology to cascade down into many of our other network-connected markets over time.

•	In automotive, we acquired iBiquity and added HD Radio™ technology to our suite of audio solutions. This acquisition, and its strategic importance as a platform provider and core feature in the dash, provides us the opportunity to tap into the exciting and fast growing market for advanced, next generation vehicles—where more compelling infotainment, entertainment and safety solutions will form the basis of a uniquely different driving experience.

DTS, INC. - Proxy Statement	2

Back to Contents

Governance Highlights (page 18)

We are committed to high standards of corporate governance, including active engagement with our stockholders throughout the year, as highlighted by our extensive outreach program in 2015. We believe our ongoing engagement with stockholders helps us gather relevant input and helps us achieve balance between long-term and short-term stockholder interests.

Directors have extensive, diversified management and leadership experience with expertise relating to strategy, operations, capital, risk, managing technology innovations and managing business cycles
Lead Independent Director designated and assumes many of the functions traditionally within the purview of a Chairman of the Board
Board Risk Management Process to review and assess management risk taking, business enterprise risk and other major risks facing the Company
Division of risk management among the board, committees and management
All non-employee directors are independent
Fully independent Audit, Compensation, and Nominating and Corporate Governance Committees
Annual Board, Committee and Director evaluations
Regular independent director sessions where independent directors meet without management present
Stringent share ownership guidelines for CEO and Directors
Clawback policy applicable to executives
Stockholder communication process for communicating with the Board
Change of control provisions for executive officers
Approval required for material related party transactions

Remediation of Material Weakness

In 2014, we determined that there was a material weakness in internal controls over financial reporting related to the accounting for income taxes, which we believe resulted in a relatively high withhold vote for V. Sue Molina at the 2015 annual meeting of stockholders. The Board of Directors reviewed the results of the vote and, consistent with the majority of votes cast by stockholders, continued to strongly support the continuance of Ms. Molina as director, given her extensive tax and accounting experience.

In 2015, under the guidance and oversight of our Board of Directors, we took meaningful steps to improve our internal controls over the accounting for income taxes, including enhancing our review and monitoring of work performed by third party tax advisors. As a result, we have successfully remediated this material weakness as of December 31, 2015.

Board Nominees (page 11)

					Independent
		Director		Experience/			Committee	Other Company
Name	Age	Since	Occupation	Qualification	Yes	No	Memberships	Boards
Craig S. Andrews	63	2010	Chief Operating Officer for Protostar, Inc.	Legal, Financial and Operational Expertise, Board Advisory Experience, Board Seats			• Compensation and Nominating and Corporate Governance	None Currently
L. Gregory Ballard	62	2008	Senior Vice President of Mobile, Social and Emerging Platforms for Warner Bros. Interactive Entertainment	Legal, Executive and Operational Expertise, Experience in Mobile Technology and Gaming			• Nominating and Corporate Governance Chair • Audit	None Currently

Mr. Craig S. Andrews has served on our Board of Directors since June 2010, and currently serves as the Lead Independent Director and as a member of our Compensation and Nominating and Corporate Governance Committees. In 2015, he attended 100% of the Board and Committee meetings on which he serves. Mr. Andrews has more than 35 years of board advisory experience with respect to legal and general business matters and currently serves as Chief Operating Officer for Protostar, Inc. Mr. Andrews brings a wealth of experience to the Board – not only deep legal knowledge, but also significant real-world board experience, as he has served on a number of for-profit boards and their respective committees. He has served in the capacity as member of the Compensation Committee and the Nominating and Corporate Governance Committee. Given Mr. Andrew’s expertise in general business and corporate law, he is qualified to serve on our Board.

Mr. L. Gregory Ballard has served on our Board of Directors since May 2008 and currently serves as Chair of our Nominating and Corporate Governance Committee and as a member of our Audit Committee. In 2015, he attended 100% of the Board and Committee meetings on which he serves. Mr. Ballard has extensive

DTS, INC. - Proxy Statement	3

Back to Contents

experience in mobile technology and gaming, has served as CEO and/or President of several public and private companies in areas related to the Company’s business and currently serves as Senior Vice President of Mobile, Social and Emerging Platforms for Warner Bros. Interactive Entertainment. Mr. Ballard has had significant executive experience at a number of consumer electronics and gaming companies and has served on a number of for-profit boards and their respective committees. He has served in the capacity as Chair of the Nominating and Corporate Governance Committee and member of the Audit Committee and the Compensation Committee. Mr. Ballard’s past operational experience and knowledge of the mobile and gaming industries make him qualified to serve on our Board and to Chair the Nominating and Corporate Governance Committee.

Approval of the Amended and Restated DTS, Inc. 2013 Employee Stock Purchase Plan (page 24) and the Amended and Restated DTS, Inc. 2013 Foreign Subsidiary Employee Stock Purchase Plan (page 28)

We operate in a highly competitive and challenging marketplace in which our success depends to a great extent on our ability to attract and retain high-caliber employees. Our Compensation Committee believes that offering an employee stock purchase plan to eligible employees of the Company and its participating subsidiaries assists with these challenges. Such a plan provides eligible employees with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and its participating subsidiaries, and to provide an incentive for continued employment. The Company currently provides these benefits through the DTS, Inc. 2013 Employee Stock Purchase Plan (the “U.S. Plan”) and the DTS, Inc. 2013 Foreign Subsidiary Employee Stock Purchase Plan (the “Foreign Plan”, and collectively with the U.S. Plan, the “ESPP Plans”). The purpose of the ESPP Plans is to promote the success and enhance the value of the Company by linking the interests of employees of the Company and its subsidiaries to those of our stockholders, and providing such persons with a chance to share in the value created by their efforts.

As of February 29, 2016, a total of just 254,932 shares remained available for issuance under the ESPP Plans. We do not believe this is sufficient to meet our anticipated needs in 2016 and thereafter. At the annual meeting, the stockholders will be asked to approve an amendment and restatement of the U.S. Plan and the Foreign Plan, increasing the number of shares authorized for issuance under the ESPP Plans by a combined total of 750,000 shares.

Please note - although we are asking for the same increase of 750,000 shares in both Proposals 2 and 3 for the U.S. Plan and Foreign Plan, respectively, any shares used under one of the plans offsets the other plan’s share reserve; thus the maximum additional number of shares being requested in this Proxy Statement is limited to 750,000 shares, and is not the sum of these two proposals.

Executive Compensation (page 36)

Philosophy

The executive compensation program emphasizes performance-based compensation and the amount of compensation paid to our executives varies significantly based on overall strategic and financial performance. The primary objective of our executive compensation program is to build long-term stockholder value. Our approach to executive compensation is to pay for current results and strategic actions taken that are expected to translate into improved future financial performance. We hold our executives to stringent performance standards and, as a result, our executive compensation plans are designed to pay competitively if strategic and financial performance objectives are met and less so if variable pay metrics are missed, as was the case in 2015.

Compensation Practices

•	Clawback policy

•	Stock ownership guidelines

•	Double-trigger agreements

•	Extremely limited perquisites

•	Prohibition of hedging and pledging shares

•	No stock option exchanges or repricing

DTS, INC. - Proxy Statement	4

Back to Contents

Consideration of Stockholder Feedback

In the fall of 2015, at the direction of the Compensation Committee, the Company’s Corporate Secretary and Director of Investor Relations conducted a broad stockholder outreach program to elicit stockholder feedback on the Company’s corporate governance, compensation and other programs and to provide this feedback to the Board of Directors. We reached out to the Company’s stockholders representing more than 85% of the shares held and engaged with stockholders representing a majority of the shares held. Based on feedback received from stockholders and the results of the prior year Say-on-Pay vote, in which 92% of the shares were cast in favor, the Compensation Committee believes that stockholders are generally supportive of the Company’s governance and compensation programs. The Compensation Committee considered the feedback received and has continued to incorporate such feedback in our compensation program, as well as the disclosures within our Compensation Discussion and Analysis (CD&A), as summarized below:

What Stockholders Said	What We Did
Long-term incentive plan should continue to contain a meaningful mix of performance-based equity.	In 2016, the Compensation Committee continued its practice of granting performance-based equity to executive officers. The mix of PSUs for the other NEOs was increased to match the CEO’s mix, so that PSUs represented 50% of the target value of equity grants for all NEOs.
Executive pay levels should be competitive relative to peers.	In 2016, based on 2015 company performance and market data, the Compensation Committee did not increase base salaries for the CEO or other NEOs, except for one NEO due to a change in job scope and market adjustment.
Enhanced disclosures around metrics and targets for NEO compensation.	We have enhanced disclosures with respect to the metrics and targets for various NEO compensation components for both the short-term and long-term plans throughout the CD&A.
Robust disclosures related to change in incentive compensation plan related to iBiquity integration.	Within the CD&A, we have included disclosure related to the Compensation Committee’s termination of the initial 2015 incentive compensation plan and the establishment of a new 2015 incentive compensation plan in response to the completion of the iBiquity acquisition and its significant strategic, operational and integration-related impact on our business in 2015.

We will continue to engage with stockholders in the future and the Compensation Committee will continue to carefully consider the results of future Say-on-Pay votes and other feedback from our stockholders when setting our executive compensation policies and making compensation decisions.

2015 Target Compensation Mix

CEO 2015 TARGET COMPENSATION	OTHER NEOs 2015 TARGET COMPENSATION (AVERAGE)

The Compensation Committee believes that CEO and other NEO compensation has been well-aligned with the performance of the Company in 2015.

DTS, INC. - Proxy Statement	5

Back to Contents

2015 Incentive Compensation Payout

2015 was a challenging year for the Company in terms of financial performance, however a number of significant strategic milestones were achieved, including objectives related to mobile, wireless audio, content and DTS:X.

On October 1, 2015, the Company completed its acquisition of iBiquity, the largest acquisition in its history. The Company strongly believes that the ultimate success of any acquisition is based on the strategic, rapid and effective integration of the newly acquired company. For acquisitions that are material in nature relative to the impact on the overall Company strategy and current business, the Company’s practice is to revisit its incentive compensation program post acquisition and, if appropriate, put a new plan in place to include goals tied to focusing employees on the critical integration of the newly acquired company. As such, on October 8, 2015, the Compensation Committee approved the termination of the original 2015 incentive compensation plan and the establishment of an amended and restated plan (the “2015 Integration Plan”). The 2015 Integration Plan incorporated both financial and strategic performance objectives and introduced additional goals focused on the rapid integration of iBiquity, including targets relating to synergy achievement, product and customer strategy, marketing strategy, and technology, system and process integration. This new program was broad-based in its application including participation by the Company’s executive officers. For executive management, the 2015 Integration Plan was structured into two components: (i) 2015 financial and strategic objectives and (ii) specific acquisition integration objectives. Under the 2015 Integration Plan, 40% of an executive’s target opportunity was weighted on the Company’s overall 2015 financial and strategic performance and 60% was weighted on the execution of specific integration objectives relating to the iBiquity acquisition.

Based on the Company’s achievement of the integration goals, financial performance, key strategic initiatives, and individual executive performance, the Compensation Committee determined that 2015 Integration Plan should have funded at approximately 80% of each NEO’s target award for 2015. However, due to lower than expected overall financial performance, the Compensation Committee, based on management’s recommendations, applied negative discretion and awarded the NEOs 55% of their target award.

Auditors (page 61)

The Audit Committee appointed Deloitte & Touche LLP as independent registered public accountants for the Company and its subsidiaries for the fiscal year ending December 31, 2016. We are asking our stockholders to ratify this appointment.

Voting Matters	Board Vote Recommendation	Page Reference (for more detail)
Proposal 1 - Election of Directors – Craig S. Andrews and L. Gregory Ballard	FOR	11
Proposal 2 - Approval of the Amended and Restated DTS, Inc. 2013 Employee Stock Purchase Plan	FOR	24
Proposal 3 - Approval of the Amended and Restated DTS, Inc. 2013 Foreign Subsidiary Employee Stock Purchase Plan	FOR	28
Proposal 4 - Advisory Vote on Executive Compensation	FOR	60
Proposal 5 - Ratification of Independent Registered Public Accountants	FOR	61

DTS, INC. - Proxy Statement	6

Back to Contents

About the Meeting

What is the Purpose of the Annual Meeting?

At the annual meeting, stockholders will vote on: (1) the election of two Class I directors, (2) the approval of an Amended and Restated DTS, Inc. 2013 Employee Stock Purchase Plan, (3) the approval of an Amended and Restated DTS, Inc. 2013 Foreign Subsidiary Employee Stock Purchase Plan, (4) the compensation of our named executive officers, on an advisory (non–binding) basis, (5) the ratification of Deloitte & Touche LLP to serve as the Company’s independent registered public accountants for the 2016 fiscal year, and (6) any other business that may properly come before the meeting.

Who is Entitled to Vote?

Only stockholders of record at the close of business on the record date, March 24, 2016, are entitled to vote at the annual meeting or any postponement or adjournment of the meeting. Every stockholder of record is entitled to one vote for each share of Common Stock held. As of March 24, 2016, 17,488,830 shares of our Common Stock were outstanding and entitled to vote at the annual meeting. For ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our principal offices located at 5220 Las Virgenes Road, Calabasas, California, 91302.

What are the Board of Directors’ Recommendations on the Proposals?

The Board’s recommendation is set forth together with the description of each proposal in this Proxy Statement. In summary, the Board unanimously recommends a vote FOR the nominees for director, FOR the approval of the Amended and Restated DTS, Inc. 2013 Employee Stock Purchase Plan, FOR the approval of the Amended and Restated DTS, Inc. 2013 Foreign Subsidiary Employee Stock Purchase Plan, FOR non-binding approval of the compensation of our named executive officers and FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants of the Company.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, according to their own best judgment. At the date this Proxy Statement went to press, we did not know of any other matters that are to be presented at the annual meeting.

How do I Vote My Shares at the Annual Meeting?

Sign and date the proxy card you receive and return it in the postage-prepaid envelope enclosed with your proxy materials. If you are a registered stockholder and attend the annual meeting, then you may deliver your completed proxy card in person or you may vote in person at the annual meeting.

If your shares are held in “street name” by your broker or bank, you will receive a form from your broker or bank seeking instructions as to how your shares should be voted. If you do not instruct your broker or bank how to vote, your broker or bank may vote your shares if it has discretionary authority to vote on a particular matter. For additional information, please refer to the Q&A titled “What are broker non-votes?” below.

Can I Change My Vote After I Return My Proxy Card?

Yes, you may revoke or change your proxy at any time before the annual meeting by filing with Blake Welcher, our Executive Vice President, Legal and Licensing Operations, General Counsel, and Corporate Secretary, at 5220 Las Virgenes Road, Calabasas, California, 91302, a notice of revocation or another signed proxy card with a later date. You may also revoke your proxy by attending the annual meeting and voting in person.

DTS, INC. - Proxy Statement	7

Back to Contents

Who Will Count the Votes?

Our Executive Vice President, Legal and Licensing Operations, General Counsel, and Corporate Secretary will count the votes and act as the inspector of election.

What Does it Mean if I Get More than One Proxy Card?

If your shares are registered differently or are in more than one account, you may receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare Trust Company, N.A. at (877) 282-1168, or, if your shares are held in street name, by contacting the broker or bank that holds your shares.

What is “Householding” and How Does it Affect Me?

The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding”. Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the Company has received contrary instructions from such holders. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you received a household mailing this year and you would like to have separate copies of our proxy materials mailed to you, please submit your request to DTS, Inc., Attn: Stockholder Relations, 5220 Las Virgenes Road, Calabasas, California, 91302, or call (818) 436-1000. We will promptly send additional copies of our proxy materials upon receipt of such request. If your shares are held by a bank, broker or other nominee, once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. In the future, if you would like to receive separate copies of our proxy materials, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

What is a Quorum?

The presence at the meeting in person or by proxy of holders of a majority of the outstanding shares of our stock entitled to vote at the meeting will constitute a quorum. A quorum must be met in order to hold the meeting and transact any business, including voting on proposals. Proxies marked as abstaining on any matter to be acted upon by stockholders and “broker non-votes”, described below, will be treated as present for purposes of determining if a quorum is present.

What Vote is Required to Approve Each Proposal?

Proposal 1 — Election of Directors

If a quorum is present, the nominees for director who receive a plurality of the votes cast, which means that the two director nominees receiving the highest number of “For” votes, will become a Class I director. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the election of directors.

Proposal 2 — Approval of the Amended and Restated DTS, Inc. 2013 Employee Stock Purchase Plan

If a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the Amended and Restated DTS, Inc. 2013 Employee Stock Purchase Plan. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and not be entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

Proposal 3 — Approval of the Amended and Restated DTS, Inc. 2013 Foreign Subsidiary Employee Stock Purchase Plan

If a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the Amended and Restated DTS, Inc. 2013 Foreign Subsidiary Employee Stock

DTS, INC. - Proxy Statement	8

Back to Contents

Purchase Plan. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and not be entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

Proposal 4 — Advisory Vote on Executive Compensation

If a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the non-binding executive compensation proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and not be entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

Proposal 5 — Ratification of Independent Registered Public Accountants

If a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes will have no effect on this proposal.

What are Broker Non-Votes?

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise (typically referred to as being held in “street name”) and you do not instruct your broker how to vote your shares, your broker will not have discretion to vote your shares on any of the non-routine matters. A broker non-vote occurs when a broker, bank or other stockholder of record, exercising its fiduciary powers submits a proxy for the annual meeting but does not vote on a particular proposal because such holder does not have discretionary voting authority with respect to that proposal and has not received voting instructions from the beneficial owner. Under the rules that govern brokers, brokers have the discretion to vote on routine matters, but not on non-routine matters. Typically, routine matters include the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants and non-routine matters include the election of directors, the approval of the amendment to the DTS, Inc. 2013 Employee Stock Purchase Plan and the advisory vote on executive compensation.

However, when a matter to be voted on at a stockholders meeting is the subject of a contested solicitation, banks, brokers and other nominees do not have discretion to vote your shares on that matter. Accordingly, if VCM proceeds with its proposed nominations and files definitive proxy materials to contest the election of the Company’s Class I directors, all of the proposals described in this proxy statement will be “non-routine” matters, and banks, brokers and other nominees will not be permitted to vote your shares on any of those proposals without your specific instructions.

Broker non-votes will be counted as shares present for the purpose of determining the presence of a quorum. We encourage you to provide instructions to your broker regarding the voting of your shares.

What Happens if I Abstain?

Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, they will be treated as a “no” or “none” vote depending upon the matter to be voted upon – please see “What vote is required to approve each proposal?” above for the specific result of an abstention vote.

How Will DTS Solicit Proxies?

We have retained Computershare Trust Company, N.A. and MacKenzie Partners, Inc. to assist in the distribution of proxy materials. The costs and expenses of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders will be borne by us. We have retained MacKenzie Partners, Inc. and Alliance Advisors LLC as our proxy solicitors to assist in soliciting proxies. As a result of the proxy contest conducted by VCM, our aggregate expenses related to the solicitation of stockholders (excluding the amount normally expended for a solicitation for an election of directors in the absence of a contest (including approximately $35,000 in expenses relating to the retention of MacKenzie Partners, Inc. and Alliance Advisors LLC) and costs represented by salaries and wages of regular employees and officers) are expected to be approximately $30,000, of which approximately $10,000 has been incurred to date. Proxies may also be solicited in person, by telephone, or by electronic means by our directors, officers, and employees without additional compensation being paid to these persons.

DTS, INC. - Proxy Statement	9

Back to Contents

Background of the Solicitation

On February 9, 2016, the Company received a Notice of Stockholder Nomination for the 2016 Annual Meeting of Stockholders of DTS, Inc. (the “Notice”) from VCM Group LLC (“VCM”), a holder of 15 shares of the common stock in the Company, or less than 0.0001% of the outstanding common stock as of such date, which VCM stated in the Notice it acquired on February 2, 2016. In the letter, VCM notified the Company of its intent to nominate on its own proxy, six individuals to stand for election to the Board of Directors at the Annual Meeting, notwithstanding the fact that only two Class I directors are to be elected at the Annual Meeting in accordance with the terms of the Company’s amended and restated certificate of incorporation, as currently in effect. VCM submitted biographical information regarding the six individuals it intended to nominate, but provided no information as to why any changes should be made to the Board of Directors, why any of the six individuals it intended to nominate would be qualified or what their intention would be if elected to the Board of Directors.

On March 8, 2016, the Company informed VCM that, following review, the Notice failed to comply with Article II, Section 2(d) of the Company’s Bylaws in several respects and as a result, VCM will not be entitled to make nominations for election to the Board of Directors at the Annual Meeting.

The Company has received no further communications from VCM.

DTS, INC. - Proxy Statement	10

Back to Contents

Proposal 1 — Election of Directors

The Board of Directors currently consists of five persons and is divided into three classes of directors with staggered three-year terms. There are two Class I directors, two Class II directors, and one Class III director. The two Class I directors currently consist of Mr. Craig S. Andrews and Mr. L. Gregory Ballard. The two Class II directors currently consist of Mr. David C. Habiger and Mr. Jon E. Kirchner. The Class III director is currently Ms. V. Sue Molina.

The current term of the Class I directors will expire at the annual meeting this year. A director elected to Class I will serve for a term of three years, expiring at the 2019 annual meeting of stockholders, or until his successor is duly elected and qualified or his earlier death, resignation or removal.

The Nominating and Corporate Governance Committee of the Board has nominated Mr. Craig A. Andrews and Mr. L. Gregory Ballard for election at the annual meeting to serve as Class I directors.

NOMINEES FOR CLASS I DIRECTOR – CRAIG S. ANDREWS AND L. GREGORY BALLARD

Mr. Craig S. Andrews has served on our Board of Directors since June 2010, and currently serves as our Lead Independent Director and as a member of our Compensation and Nominating and Corporate Governance Committees. In 2015, he attended 100% of the Board and Committee meetings on which he serves. Mr. Andrews has more than 35 years of board advisory experience with respect to legal and general business matters and currently serves as Chief Operating Officer for Protostar, Inc. Mr. Andrews brings a wealth of experience to the Board – not only deep legal knowledge, but also significant real-world board experience, as he has served on a number of for-profit boards and their respective committees. He has served previously in the capacity as member of the Compensation Committee and the Nominating and Corporate Governance Committee.

Mr. L. Gregory Ballard has served on our Board of Directors since May 2008 and currently serves as Chair of our Nominating and Corporate Governance Committee and as a member of our Audit Committee. In 2015, he attended 100% of the Board and Committee meetings on which he serves. Mr. Ballard has extensive experience in mobile technology and gaming, has served as CEO and/or President of several public and private companies in areas related to the Company’s business and currently serves as Senior Vice President of Mobile, Social and Emerging Platforms for Warner Bros. Interactive Entertainment. Mr. Ballard has had significant executive experience at a number of consumer electronics and gaming companies and has served on a number of for-profit boards and their respective committees. He has served in the capacity as Chair of the Nominating and Corporate Governance Committee and member of the Audit Committee and the Compensation Committee.

Additional information regarding Messrs. Andrews’ and Ballard’s qualifications, skills and experience may be found below under the section “Nominees and Continuing Directors.”

The persons named in the proxy card will vote such proxy for the election of Messrs. Andrews and Ballard unless you indicate that your vote should be withheld or abstained from voting. You cannot vote for a greater number of directors than two. If elected, Messrs. Andrews and Ballard will continue in office until our 2019 annual meeting of stockholders or until their successors have been duly elected and qualified or until the earlier of their respective death, resignation or retirement. Both Mr. Andrews and Mr. Ballard have indicated to the Company that they will serve if elected. We do not anticipate that either Mr. Andrews or Mr. Ballard will be unable to stand for election, but, if either nominee becomes unable to serve or for good cause will not serve , your proxy will be voted in favor of another person nominated by the Board.

The Class I directors will be elected by a plurality of the votes cast in person or by proxy at the annual meeting, assuming a quorum is present, which means that the two director nominees receiving the highest number of “FOR” votes will be elected. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the election of directors.

The Board of Directors does not endorse any director nominee of VCM and urges you not to sign or return any proxy card that may be sent to you by VCM. Please note that voting to “WITHHOLD” with respect to any of VCM’s nominees on a proxy card supplied by or on behalf of VCM is not the same as voting for the Board of Directors’ nominees, because a vote to “WITHHOLD” with respect to any of nominees on VCM’s proxy card will revoke any proxy you previously submitted. If you have already voted using VCM’s proxy card, you have the right to change your vote by following the instructions on the WHITE DTS proxy card, or by completing and mailing the enclosed WHITE DTS proxy card in the enclosed pre-paid envelope. Only the latest validly executed proxy that you submit will be counted—any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Can I change my vote after I return my proxy card?” on page 7. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor MacKenzie Partners, Inc. at +1 800-322-2885.

The Board of Directors unanimously recommends a vote “FOR” the election of Mr. Craig S. Andrews and Mr. L. Gregory Ballard as directors.

DTS, INC. - Proxy Statement	11

Back to Contents

NOMINEES AND CONTINUING DIRECTORS

Each of our directors brings to our Board extensive management and leadership experience gained through their service as executives and has diverse experience relating to strategy, operations, capital, risk, managing technology innovations and managing business cycles. In addition, most current directors bring public company board experience—either significant experience on other boards or long-term service on our Board—that broadens their knowledge of board policies and processes, rules and regulations, and issues and solutions. Collectively, this embodiment of knowledge and experience also allows our board to efficiently address the various actions of regulatory agencies and stockholder groups seeking changes and developments in corporate governance. The Nominating and Corporate Governance Committee’s process to recommend qualified director candidates is described under the section titled “Nominating and Corporate Governance Committee” on page 20. In the pages that follow, we describe specific individual qualifications and skills that each of our directors contribute to the overall effectiveness of our Board and its committees.

Set forth below are the names of the nominees for election to the office of director and each current director whose term does not expire at this time, along with their ages, the year first elected as a director, their present positions, principal occupations, business experience and other public company directorships held in the past five or more years.

DTS, INC. - Proxy Statement	12

Back to Contents

Nominees for Terms Expiring at the Annual Meeting of Stockholders in 2019

CRAIG S. ANDREWS Director Since 2010 Age 63

Skills and Qualifications:

•	CFO and COO experience
•	Extensive legal experience as Senior Counsel and Partner at various law firms
•	More than 35 years of board advisory experience
•	Expertise in general business and corporate law
•	Served as Director of numerous public companies
•	Role in the formation and development of numerous companies
•	J.D. from University of Michigan

Past Directorships:

•	Rubio’s Restaurants, Inc. (Nominating and Corporate Governance Committee Chair and member of Compensation Committee)
•	Encad, Inc.
•	Collateral Therapeutics, Inc.

DTS Committee Assignments:

•	Lead Independent Director
•	Compensation Committee Member
•	Nominating and Corporate Governance Committee Member

Craig S. Andrews, 63, has served as a member of our Board of Directors since June 2010, and has served as our Lead Independent Director since May 2014, and serves as a member on our Compensation Committee and Nominating and Corporate Governance Committee. Mr. Andrews has been Chief Operating Officer of Protostar, Inc., a medical device company, since September 2015. Mr. Andrews also has been Senior Counsel to the law firm of DLA Piper LLP (US) since January 2010, and was a partner at the firm from May 2008 through January 2010, and served as Co-Chairman of the firm’s Emerging Company Practice Group. Mr. Andrews was Chief Operating Officer of Renova Therapeutics, Inc., a privately held gene therapy company, from February 2013 to June 2015 and Chief Financial Officer from June 2008 to February 2013. From March 2003 to June 2008, he was a stockholder of Heller Ehrman, LLP. From March 1987 to February 2003, he was a partner at the Brobeck, Phleger & Harrison law firm, other than for the period from May 2000 to January 2002, during which he spent time as the vice-president of business development at Air Fiber, Inc., a private telecommunications company, and as a partner at the law firm of Latham & Watkins. Mr. Andrews has been advising boards of directors of public and private companies for more than 35 years, with a focus in representing emerging-growth companies, as well as an expertise in general business and corporate law. Mr. Andrews has played an important role in the formation and development of numerous companies. From September 1999 until its sale in 2010, he was a director of Rubio’s Restaurants, Inc. (formerly a Nasdaq listed company), where he was the chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. He has previously served as director of numerous other public and private companies, including Encad, Inc. (formerly a Nasdaq listed company) and Collateral Therapeutics, Inc. (formerly a Nasdaq listed company). Mr. Andrews received a B.A. degree from the University of California, Los Angeles, and a J.D. from the University of Michigan. Mr. Andrews was selected to serve on our Board due to his vast experience in advising boards and companies with respect to legal and general business matters.

DTS, INC. - Proxy Statement	13

Back to Contents

Nominees for Terms Expiring at the Annual Meeting of Stockholders in 2019

L. GREGORY BALLARD Director Since 2008 Age 62

Skills and Qualifications:

•	Extensive experience in mobile technology and gaming
•	International experience in technology-based companies, including those with operations in Asia
•	Former CEO and/or President of several public and private companies in areas related to the Company’s business
•	Current Senior Vice President at Warner Bros. Interactive Entertainment
•	J.D. from Harvard Law School

Past Directorships:

•	Glu Mobile Inc.
•	Pinnacle Systems, Inc. (Compensation Committee Member)
•	Imagine Games Network
•	THQ Inc. (Audit Committee Chair)
•	3dfx

DTS Committee Assignments:

•	Nominating and Corporate Governance Committee Chair
•	Audit Committee Member

L. Gregory Ballard, 62, has served as a member of our Board of Directors since May 2008, and currently serves as Chair of our Nominating and Corporate Governance Committee and also serves as a member on our Audit Committee. He has served as Senior Vice President of Mobile, Social and Emerging Platforms for Warner Bros. Interactive Entertainment since April 2013, and Senior Vice President, Digital Games since October 2010. From May 2010 to September 2010, Mr. Ballard served as Chief Executive Officer of Transpera, Inc., a mobile video advertising network. From October 2003 through December 2009, Mr. Ballard served as President & Chief Executive Officer of Glu Mobile Inc., a publisher of mobile video games. Prior to joining Glu Mobile, Mr. Ballard consulted for Virgin USA, Inc. from April 2003 to September 2003. Prior to that, he served as Chief Executive Officer at SONICblue Incorporated, a manufacturer of ReplayTV digital video recorders and Rio digital music players, from August 2002 to April 2003, when it filed for Chapter 11 bankruptcy protection. Mr. Ballard was Executive Vice President of Marketing and Product Management at SONICblue from April 2002 to August 2002. Between July 2001 and April 2002, Mr. Ballard worked as a consultant. Mr. Ballard served as Chief Executive Officer of MyFamily.com, Inc. (later Ancestry.com), a subscription-based Internet service, from January 2000 to July 2001. Previously, he served as Chief Executive Officer or in another senior executive capacity with 3dfx Interactive, Inc., an advanced graphics chip manufacturer; Warner Custom Music Corp., a division of Time Warner, Inc.; Capcom Entertainment, Inc., a developer and publisher of video games; and Digital Pictures, Inc., a video game developer and publisher. Mr. Ballard has served on the boards of Glu Mobile Inc., Pinnacle Systems, Inc., Imagine Games Network and THQ Inc. He also served on the Compensation Committee of Pinnacle Systems, Inc. Mr. Ballard holds a B.A. degree in Political Science from the University of Redlands and a J.D. from Harvard Law School. Mr. Ballard was selected to serve on our Board due to his substantial experience as an executive and chief executive officer with a number of public and private companies in areas related to the Company’s business.

DTS, INC. - Proxy Statement	14

Back to Contents

Continuing Directors Whose Terms Expire at the Annual Meeting of Stockholders in 2017

DAVID C. HABIGER Director Since 2014 Age 47

Skills and Qualifications:

•	Public Company CEO
•	Extensive experience in digital media and entertainment
•	Audit Committee experience and financial expertise
•	Recipient of Ernst & Young Entrepreneur of the Year Award
•	Chosen as one of the Digital Power 50 by the Hollywood Reporter
•	Selected as one of Corporate Leader Magazine’s 40 under 40 Business Leaders
•	Member of the National Association of Corporate Directors
•	Serves on the Advisory Board of the University of Chicago Center for Entrepreneurship
•	MBA from the University of Chicago

Current Directorships:

•	Control4 Corporation
•	Echo Global Logistics, Inc. (Audit Committee Chair)
•	Enova International, Inc.
•	Immersion Corporation
•	Textura Corporation (former Audit Committee Chair)

Past Directorships:

•	RealD Inc.

DTS Committee Assignments:

•	Compensation Committee Chair
•	Audit Committee Member

David C. Habiger, 47, has served on our Board of Directors since March 2014, and currently serves as Chair of our Compensation Committee and also serves as a member on our Audit Committee. Mr. Habiger currently serves as the interim CEO at Textura, a software company focused on construction management, since May 2015. Mr. Habiger has been a Senior Advisor at Silver Lake Partners since December 2012 and a Venture Partner with the Pritzker Group since January 2013. From May 2011 to August 2012, he served as the Chief Executive Officer of NDS Group Ltd., a provider of video software and content security solutions. Mr. Habiger worked with the founding members of Sonic Solutions from 1992 to 2011 and served as President and Chief Executive Officer of Sonic from 2005 to 2011. He serves as a director for Control4 Corporation, Echo Global Logistics, Inc., Enova International, Inc., Immersion Corporation, and Textura Corporation, and previously served as director for RealD Inc. He is a member of the National Association of Corporate Directors and is on the Advisory Board of the University of Chicago Center for Entrepreneurship. Mr. Habiger received a bachelor’s degree in business administration from St. Norbert College and an MBA from the University of Chicago. Mr. Habiger was selected to serve on our Board due to his extensive experience in the digital media and entertainment industries and his in-depth knowledge and understanding of the consumer electronics industry.

DTS, INC. - Proxy Statement	15

Back to Contents

Continuing Directors Whose Terms Expire at the Annual Meeting of Stockholders in 2017

JON E. KIRCHNER Director Since 2002 Age 48

Skills and Qualifications:

•	Extensive Company experience in senior leadership roles of CEO, President, COO and CFO
•	International accounting firm experience in consulting and audit groups
•	Recipient of Ernst & Young Technology Entrepreneur of the Year Award for Greater Los Angeles
•	Honored with Digital 25: Leaders in Emerging Entertainment Award by the Producers Guild of America
•	Recognition for significant contribution to the advancement of digital entertainment
•	Certified Public Accountant

Current Directorships:

•	Free Stream Media Corporation (Samba TV)

DTS Committee Assignments:

•	None – All committee members are independent directors
•	Serves as Chairman of the Board and Chief Executive Officer of the Company

Jon E. Kirchner, 48, has served as our Chairman of the Board of Directors and Chief Executive Officer since February 2010. From September 2001 to February 2010, he served as our President and Chief Executive Officer. He has been a member of our Board of Directors since August 2002. Since joining us in August 1993, Mr. Kirchner has served in a number of senior leadership roles including President, COO and CFO. Previously, Mr. Kirchner worked for the consulting and audit groups at Price Waterhouse LLP (now PricewaterhouseCoopers LLP), an international accounting firm. During his tenure at Price Waterhouse LLP, he advised clients on a range of strategy, finance, operations and valuation issues. In 2012, Mr. Kirchner received the Ernst & Young Technology Entrepreneur of the Year Award for Greater Los Angeles. In 2011, Mr. Kirchner was honored by the Producers Guild of America, receiving the “Digital 25: Leaders in Emerging Entertainment” award for being among the visionaries that have made significant contributions to the advancement of digital entertainment and storytelling. Since June of 2012, Mr. Kirchner has served on the Board of Directors of Free Stream Media Corporation (Samba TV), a leader in developing cross platform TV experiences for consumers and advertisers. Mr. Kirchner is a Certified Public Accountant and received a B.A. in Economics, cum laude, from Claremont McKenna College. Mr. Kirchner was selected to serve on and lead our Board due to his detailed knowledge of all aspects of the operations of the Company, his accounting background and exposure to a number of industries, giving him sound, practical business judgment. We believe that given the size, scope, complexity and expected growth in our business, that oversight, communication, and direction between the Board and management is best achieved by having our CEO also serve as Chairman of the Board of Directors.

DTS, INC. - Proxy Statement	16

Back to Contents

Continuing Director Whose Term Expires at the Annual Meeting of Stockholders in 2018

V. SUE MOLINA Director Since 2008 Age 67

Skills and Qualifications:

•	Former tax partner at two of the Big Four accounting firms
•	Extensive public accountant experience
•	Certified Public Accountant since 1975
•	Corporate Board experience since 2004
•	Service on Audit Committees of public companies
•	Previous member of Executive Committee, Investment Committee, Finance Committee and Compensation Committee of various boards
•	Masters of Accounting from the University of Arizona

Current Directorships:

•	Vital Voices Global Partnership (Vice Chair of the Board and member of the Executive Committee and Finance Committee)

Past Directorships:

•	Royal Neighbors of America (Vice Chair of the Board and Audit Committee Chair with service on Executive Committee, Investment Committee, and Compensation Committee)
•	Sucampo Pharmaceuticals, Inc. (Compensation Committee Chair and Member of Audit Committee)
•	Advisory Board of the Claremont McKenna College Berger Institute for Work, Family and Children (Chair of the Board during last 3 years)

DTS Committee Assignments:

•	Audit Committee Chair
•	Nominating and Corporate Governance Committee Member

V. Sue Molina, 67, has served on our Board of Directors since January 2008, and currently serves as Chair of our Audit Committee and serves on our Nominating and Corporate Governance Committee. From November 1997 until her retirement in May 2004, she was a tax partner at Deloitte & Touche LLP, an international accounting firm, serving from 2000 until May 2004 as the national partner in charge of Deloitte’s Initiative for the Retention and Advancement of Women. Prior to that, she spent twenty years with Ernst & Young LLP, an international accounting firm, the last ten years as a partner. Ms. Molina has prior board experience serving on the Board of Directors, chair of the Compensation Committee and member of the Audit Committee of Sucampo Pharmaceuticals, Inc., and on the Board of Directors, chair of the Audit Committee and a member of the Compensation Committee of Royal Neighbors of America. She holds a B.S., B.A. and a Masters of Accounting degree from the University of Arizona. Ms. Molina was selected to serve on our Board due to her extensive accounting and financial expertise, her experience in advising Boards and her past service on Boards of public companies.

DTS, INC. - Proxy Statement	17

Back to Contents

Governance of the Company

Pursuant to the Delaware General Corporation Law and the Company’s Bylaws, our business, property and other affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

BOARD LEADERSHIP

Our Corporate Governance Guidelines state that the Board is free to choose its Chair in any manner that is in the best interests of the Company at the time. When the Chairman also serves as the Company’s Chief Executive Officer, as Mr. Kirchner does, or when the Chair is not independent, the Board, by majority vote of the Independent Directors, may designate an Independent Director to serve as the “Lead Independent Director.” Mr. Andrews currently serves as our Lead Independent Director. The Board believes that this leadership structure is best for the company at the current time, as it appropriately balances the need for the Chief Executive Officer to run the company on a day-to-day basis with involvement and authority vested in an outside independent Board member, the Lead Independent Director. The role of our Lead Independent Director is fundamental to our decision to combine the Chief Executive Officer and Chairman positions. Our Lead Independent Director assumes many functions traditionally within the purview of a Chairman of the Board. Under our Corporate Governance Guidelines, our Lead Independent Director must be independent.

The specific responsibilities of the Lead Independent Director are as follows:

•	Act as a principal liaison between the Independent Directors and the Chairman on sensitive issues;

•	Develop the agenda for and moderate executive sessions of the Board’s Independent Directors;

•	Provide feedback to the Chairman regarding matters discussed in executive sessions of the Independent Directors;

•	Work in collaboration with the Chairman in developing the agendas for Board meetings;

•	Consult with the Chairman as to an appropriate schedule of Board meetings, seeking to ensure that the Independent Directors can perform their duties responsibly while not interfering with the flow of Company operations;

•	Consult with the Chairman as to the quality, quantity, and timeliness of the flow of information from Company management that is necessary for the Independent Directors to effectively and responsibly perform their duties;

•	Preside at any meeting of the Board at which the Chairman is not present; and

•	Work in collaboration with the Nominating and Corporate Governance Committee and the Chairman with respect to the implementation and periodic review and, as appropriate, alteration of the Company’s Corporate Governance Guidelines.

RISK MANAGEMENT

Pursuant to our Corporate Governance Guidelines, the Board’s Risk Management Process includes reviewing and assessing business enterprise risk and other major risks facing the company, and evaluating management’s approach to addressing such risks. On an ongoing basis, the Board and the Company, in the development and implementation of its strategic growth initiatives, discuss key risks facing the Company, plans for addressing these risks and the Company’s risk management practices overall. In addition, our Board committees consider and address risk as they perform their respective committee responsibilities. For example, financial risks are overseen by our Audit Committee and our internal audit group, our Compensation Committee periodically reviews the Company’s compensation programs to ensure that they do not encourage excessive risk taking, and our Nominating and Corporate Governance Committee is tasked with discussing and monitoring best practices for managing all levels of risk. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise risk.

Our management is responsible for day-to-day risk management and regularly reports on risks to the Board or relevant Board committee. With help from the internal audit group as to internal and disclosure control risks, management monitors and tests company-wide policies and procedures, and manages the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

DTS, INC. - Proxy Statement	18

Back to Contents

COMPENSATION RISK ASSESSMENT

In setting each element of executive compensation, the Compensation Committee considers the level of risk taking that any element may promote. Our Compensation Committee believes it is important to incentivize our executive officers to achieve annual company and individual objectives, but balance promotion of such short-term interests with incentives that promote building long-term stockholder value. The Compensation Committee believes the amount of long-term equity incentives included in our executive compensation packages mitigates the potential for excessive short-term risk taking. All of our named executive officers’ equity awards vest over a period of time, generally vesting annually over four years, and the Compensation Committee strongly believes in the value of equity awards to align interests with our stockholders and has historically granted equity awards annually.

Our Compensation Committee has conducted an internal assessment of our compensation policies and practices in response to current public and regulatory concern about the link between incentive compensation and excessive risk taking by corporations. The Compensation Committee concluded that the Company’s compensation programs do not motivate excessive risk taking and any risks involved in compensation are unlikely to have a material adverse effect on the Company. Included in the analysis were such factors as the behaviors being induced by our fixed and variable pay components, the balance of short-term and long-term performance goals in our incentive compensation system, the established limits on permissible incentive award levels, the oversight of our Compensation Committee in the operation of our incentive plans and the high level of Board involvement in approving material investments and capital expenditures.

BOARD AND COMMITTEES OF THE BOARD; DIRECTOR INDEPENDENCE

The Board of Directors currently consists of five persons—Mr. Andrews, Mr. Ballard, Mr. Habiger, Mr. Kirchner and Ms. Molina. Mr. Andrews, Mr. Ballard, Mr. Habiger and Ms. Molina are not, and have never been, employees of our Company nor any of our subsidiaries, and the Board has determined that each of these directors is independent in accordance with the requirements regarding director independence set forth under applicable rules of the Nasdaq Stock Market.

The Board currently has the following three standing committees, with the following members:

Member(1)	Audit	Compensation	Nominating and Corporate Governance
Craig S. Andrews
L. Gregory Ballard
David C. Habiger
V. Sue Molina
Number of Meetings During 2015	6	6	4

= Chair	= Member	= Financial Expert	= Lead Independent Director

(1)	Bradford D. Duea resigned from his position as a member of the Board of Directors and Audit and Compensation Committees effective February 8, 2015. Mr. Ballard was appointed a member of the Audit Committee effective February 12, 2015, replacing Mr. Duea. The membership position held by Mr. Duea on the Compensation Committee was not replaced. The Company believes that its current Audit Committee and Compensation Committee composition is in compliance with Nasdaq Listing Rules 5605(c) and 5605(d), respectively.

During 2015, the Board held 13 meetings. Each director attended or participated in greater than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she was a director and (ii) the total number of meetings of all committees of the Board on which he or she served during the period that he or she served. During each Board and Committee meeting, the independent directors held regular executive sessions without management present. On an annual basis, the Board conducts an evaluation of the performance of the Board, each committee and each individual Board member.

Although the Company has no formal policy regarding director attendance at annual meetings, it does expect all members of the Board to attend the 2016 annual meeting. All nominees for director and continuing members of our Board attended the 2015 annual meeting.

The Board has adopted a charter for each of the three standing committees, which it reviews at least annually. The Board has also adopted a code of ethics and a code of conduct that apply to all of our employees, officers and directors. You can find links to these materials on our website at www.dts.com under the “Investor Relations” and then “Corporate Governance” links. A printed copy may also be obtained by any stockholder upon request. Any waiver of the code of ethics for our executive officers or directors must be approved by our Board. We will disclose future amendments or waivers to our code of ethics on our website, www.dts.com, within four business days following the date of the amendment or waiver. The information on our website is not incorporated by reference in this Proxy Statement.

DTS, INC. - Proxy Statement	19

Back to Contents

Audit Committee

Each member of the Audit Committee is independent as determined by the Nasdaq Stock Market listing standards as they apply to Audit Committee members. The Audit Committee is a standing committee of, and operates under a written charter adopted by, our Board of Directors. The Audit Committee reviews and monitors our financial statements and accounting practices; appoints, determines the independence of, funding for, and oversees our independent registered public accountants; reviews the results and scope of the Company’s annual audit and other services provided by our independent registered public accountants; reviews and evaluates our audit and control functions and reviews and approves any related party transactions. Ms. Molina chairs the Audit Committee. The Audit Committee met six times during 2015.

Audit Committee Financial Expert. The Board has determined that Ms. Molina qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

Compensation Committee

Each member of the Compensation Committee is independent as determined under the Nasdaq Stock Market listing standards and an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee makes decisions and recommendations regarding salaries, benefits, and incentive compensation for our directors and executive officers and administers our incentive compensation and benefit plans, including our 2012 Equity Incentive Plan, our 2006 Stock Incentive Plan acquired with SRS, our 2014 New Employee Incentive Plan, our 2013 Employee Stock Purchase Plan and our 2013 Foreign Subsidiary Employee Stock Purchase Plan. Mr. Habiger chairs the Compensation Committee. The Compensation Committee met six times during 2015.

Nominating and Corporate Governance Committee

Each member of the Nominating and Corporate Governance Committee is independent for the purposes of the Nasdaq Stock Market listing standards. Mr. Ballard chairs the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met four times during 2015. The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its responsibilities by:

•	identifying and approving individuals qualified to serve as members of our Board of Directors;

•	selecting director nominees for each election of directors;

•	recommending to the Board appointment of directors as committee members and committee chairs;

•	reviewing, at least annually, compliance of Board and committee independence and other listing requirements;

•	reviewing, at least annually, each committee charter and recommending changes to the Board;

•	reviewing and confirming, at least annually, the Company’s compliance with its insider trading policy;

•	reviewing, periodically, the Company’s succession plans;

•	overseeing and administering the Board’s annual evaluation of its performance; and

•	developing and recommending to our Board updated Corporate Governance Guidelines and providing oversight with respect to corporate governance and ethical conduct.

While we do not have a formal diversity policy, we do seek a diversified Board. Our Nominating and Corporate Governance Committee believes it is important for our Board to have diversity and takes into account a number of the following factors when considering director nominees:

•	independence from management;

•	age, gender and ethnic background;

•	educational and professional background;

•	relevant business experience;

•	judgment, skill, integrity and reputation;

•	existing commitments to other businesses and service on other boards;

•	potential conflicts of interest with other pursuits;

•	legal considerations such as antitrust issues;

•	the needs of the Board and the Company with respect to the particular talents, experience and diversity of its directors;

•	corporate governance background, to enable the committee to determine whether the candidate would be suitable for Nominating and Corporate Governance Committee membership;

•	financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership;

•	executive compensation background, to enable the committee to determine whether the candidate would be suitable for Compensation Committee membership; and

•	the size and composition of the existing Board.

DTS, INC. - Proxy Statement	20

Back to Contents

Before nominating a sitting director for re-election at an annual meeting, the committee will further consider:

•	the director’s performance on the Board; and

•	whether the director’s re-election would be consistent with the Company’s Corporate Governance Guidelines, including the term and age limitations set forth therein.

The Nominating and Corporate Governance Committee discussed these factors in identifying the nominees for our Class I director.

The Nominating and Corporate Governance Committee will also consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to the Company’s Corporate Secretary and include the following information:

•	a statement that the writer is a stockholder, with satisfactory proof thereof, and is proposing a candidate for consideration by the committee;

•	the name, age of and business and residential addresses for the candidate;

•	a detailed statement of the candidate’s business and educational experience, including the candidate’s principal occupation, as well as how the candidate supports the diversity factors above;

•	information regarding the candidate, as required from time to time by the Nominating and Corporate Governance Committee, and as disclosed in the Company’s annual Proxy Statement sufficient to enable the committee to evaluate the candidate;

•	a statement discussing the specific experience, qualifications, attributes or skills of the candidate that led to the conclusion that the person should serve as a director;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	detailed information about any relationship or understanding between the proposing stockholder and its affiliates and associates, on the one hand, and the candidate, on the other hand;

•	a statement as to whether the proposed candidate meets the director independence criteria established by the Nasdaq;

•	detailed information about the stockholdings of the candidate;

•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected; and

•	any other information or other documents or agreements required of a Director nominee or requested by the Company.

Other Committees

Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS AND MANAGEMENT

Any stockholder who desires to contact any member of our Board of Directors or management can write to:

DTS, Inc.
Attn: Stockholder Relations
5220 Las Virgenes Road
Calabasas, California 91302

Your letter should indicate that you are a DTS stockholder. Depending on the subject matter, our stockholder relations personnel will:

•	forward the communication to the Director or Directors to whom it is addressed;

•	forward the communication to the appropriate management personnel;

•	attempt to handle the inquiry directly, for example, where it is a request for information about the Company, or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

DTS, INC. - Proxy Statement	21

Back to Contents

COMPENSATION OF DIRECTORS

We currently pay our Lead Independent Director an annual retainer of $70,000(1) and each of our other non-employee directors an annual retainer of $45,000(2). In addition, we pay each of our non-employee directors the following annual retainers for their service as a member, or chair, as applicable, of our Board committees:

Annual Retainers for Committee Members:
Audit Committee	$7,000
Compensation Committee	$7,000
Nominating and Corporate Governance Committee	$4,000
Annual Retainers for Committee Chairs:
Audit Committee	$20,000
Compensation Committee	$15,000	(3)
Nominating and Corporate Governance Committee	$8,000

(1)	This amount was increased from $60,000 effective August 2015.

(2)	This amount was increased from $35,000 effective August 2015.

(3)	This amount was decreased from $20,000 effective August 2015.

All Board and committee retainers are paid in equal quarterly installments over the course of each year of a director’s service on the Board or applicable committee. We also reimburse all non-employee directors for reasonable expenses related to our Board or committee meetings.

Our non-employee directors who were non-employee directors during the 6-month period prior to the grant date receive an annual grant of equity awards to provide them with additional incentives and promote the success of our business. On May 14, 2015, the Compensation Committee granted each continuing non-employee director an RSU award representing 4,120 shares of our common stock. Each award vests in full on the earlier of (i) the one year anniversary of the date of grant or (ii) immediately prior to commencement of the Company’s 2016 Annual Meeting of Stockholders. In all cases, vesting is contingent upon the director remaining a director of, or consultant to, the Company through the vesting date.

All non-employee director options granted under the 2012 Equity Incentive Plan are non-statutory stock options. Options must be exercised, if at all, within three months after a non-employee director’s termination of service, except in the case of death in which event the director’s estate shall have one year from the date of death to exercise the option. However, in no event shall any option granted to a director be exercisable later than the expiration of the option’s term. In the event of our merger into another corporation or another change of control, all outstanding options and RSUs held by non-employee directors will vest in full.

DTS, INC. - Proxy Statement	22

Back to Contents

The following table shows compensation information for our non-employee directors for fiscal year 2015.

2015 DIRECTOR COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension
	Fees			Non-Equity	Value and
	Earned			Incentive	Nonqualified
	or Paid	Stock	Option	Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name(1)	($)(2)	($)(3)	($)(4)	($)	Earnings ($)	($)	($)
Craig S. Andrews	76,000	134,353	—	—	—	—	210,353
David C. Habiger	64,500	134,353	—	—	—	—	198,853
V. Sue Molina	64,000	134,353	—	—	—	—	198,353
L. Gregory Ballard	55,000	134,353	—	—	—	—	189,353
Bradford D. Duea(5)	12,250	—	—	—	—	—	12,250

(1)	Jon E. Kirchner, our Chairman and Chief Executive Officer, is not included in this table because he did not receive compensation for his service as a director. The compensation received by Mr. Kirchner is shown in the “Summary Compensation Table”.

(2)	The Company pays each of its non-employee directors cash amounts for his or her service as a Board and Committee member in quarterly installments.

(3)	Reflects the aggregate grant date fair value of stock awards granted by the Company in 2015, as determined in accordance with GAAP. All non-employee directors each received 4,120 RSUs on May 14, 2015, the date of our 2015 Annual Meeting of Stockholders. Pursuant to GAAP, the grant date fair value of the RSU grant was $134,353, which is based on the grant date fair value per share of $32.61, the closing price of our common stock on May 14, 2015. As of December 31, 2015, our non-employee directors had unvested stock awards in the following amounts: Craig S. Andrews – 5,864; David C. Habiger – 8,382; V. Sue Molina – 5,864; L. Gregory Ballard – 5,864.

(4)	The Company did not grant options to the non-employee directors in 2015. As of December 31, 2015, our non-employee directors had outstanding options to purchase the following aggregate number of shares of our common stock: Craig S. Andrews – 33,894; David C. Habiger – 17,607; V. Sue Molina – 53,394; L. Gregory Ballard – 42,394.

(5)	Mr. Duea resigned from our Board of Directors on February 8, 2015.

DTS, INC. - Proxy Statement	23

Back to Contents

Proposal 2 —	Approval of the Amended and Restated DTS, Inc. 2013 Employee Stock Purchase Plan

We operate in a highly competitive and challenging marketplace in which our success depends to a great extent on our ability to attract and retain high-caliber employees. Our Compensation Committee (the “Committee”) believes that offering an employee stock purchase plan to eligible employees of the Company and its participating subsidiaries assists with these challenges. Such a plan provides eligible employees with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and its participating subsidiaries, and to provide an incentive for continued employment. The Company currently provides these benefits through the DTS, Inc. 2013 Employee Stock Purchase Plan (the “Purchase Plan”). The purpose of the Purchase Plan is to promote the success and enhance the value of the Company by linking the interests of employees of the Company and its subsidiaries to those of our stockholders, and providing such persons with a chance to share in the value created by their efforts.

As of February 29, 2016, a total of just 254,932 shares remained available for issuance under the Purchase Plan. At the 2016 annual meeting, stockholders will be asked to approve an amendment and restatement of the Purchase Plan, which will add 750,000 shares to the Purchase Plan’s share reserve. The amendment and restatement of Purchase Plan shall be effective upon its approval by the stockholders. If the requested increase in the number of shares authorized for issuance is not approved, we do not expect to have sufficient shares to meet our anticipated needs in 2016 and thereafter.

Approval of the amendment and restatement of the Purchase Plan includes the addition of 750,000 shares to the Purchase Plan’s share reserve.

The Purchase Plan was adopted as an amendment and restatement of our then existing 2003 DTS, Inc. Employee Stock Purchase Plan (the “Prior Plan”). The Prior Plan was originally adopted effective as of April 17, 2003. The Purchase Plan was effective November 13, 2012 (the “Effective Date”), and replaced the Prior Plan.

The Board of Directors believes that the Purchase Plan continues to provide important benefits to the Company and its stockholders by providing its employees with an opportunity, through payroll deductions, to purchase shares of Common Stock and that this is helpful in attracting, retaining, and motivating valued employees. The Company believes the Purchase Plan promotes the success and enhances the value of the Company by linking the interests of employees of the Company to those of our stockholders and providing such persons with a chance to share in the value created by their efforts. To continue to enable the Company to offer employees a stock purchase opportunity, the Board of Directors has amended and restated the Purchase Plan, subject to stockholder approval, to add 750,000 shares to its share reserve.

On its Effective Date, the Purchase Plan had a fixed share reserve of 750,000 shares of the common stock of the Company. This limit is reduced by the number of shares issued under the DTS, Inc. 2013 Foreign Subsidiary Employee Stock Purchase Plan (the “Foreign Plan,” and collectively, with the Purchase Plan, the “Plans”). This share reserve number was established by the Company based on the number of shares necessary to fulfill obligations arising under the Offering Periods (as defined below) in effect under the Plans, as well as an estimated amount they believed would carry the reserve through 2019. This estimated amount was established based on historical participation rates in the Plans, as well as anticipated changes to the Company’s (and its subsidiaries’) workforce. However, as a result of increased employee headcount (due in large part to acquisitions), this reserve is insufficient to provide shares through that date. Now, based on estimates of current and projected share usage, the Company believes that an additional 750,000 shares are necessary to continue to provide benefits under the Plans through 2019. However, because there can be no assurance that the Board of Directors will not deem it necessary to amend the Purchase Plan prior to 2019 to add additional shares to the Purchase Plan, such an amendment shall be subject to further stockholder approval.

Please note - although we are asking for a similar increase of 750,000 shares to the Foreign Plan in Proposal 3, any shares used under one of the Plans offsets the other Plan’s share reserve; thus the maximum additional number of shares being requested in this proxy is limited to 750,000 shares, and is not the sum of these two proposals.

DTS, INC. - Proxy Statement	24

Back to Contents

SUMMARY OF THE AMENDED AND RESTATED PURCHASE PLAN

The following summary of the Purchase Plan, as amended and restated, is qualified in its entirety by the specific language of the Amended and Restated DTS, Inc. 2013 Employee Stock Purchase Plan, a copy of which appears as Appendix A to this Proxy Statement.

General. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Each participant in the Purchase Plan is granted, at the beginning of each offering under the plan (an “Offering”), the right to purchase, through accumulated payroll deductions, up to a number of shares of the Common Stock of the Company (a “Purchase Right”) determined on the first day of the Offering. The Purchase Right is automatically exercised on each Purchase date during the Offering unless the participant has withdrawn from participation in the Purchase Plan prior to such date.

Shares Subject to Plan. As amended and restated, the Purchase Plan shall be subject to a cumulative share reserve of 1,500,000 shares, subject to reduction for shares issued pursuant to the Foreign Plan (as described above), subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

Administration. The Purchase Plan is administered by the Committee. Subject to the provisions of the Purchase Plan, the Committee determines the terms and conditions of Purchase Rights granted under the plan. The Committee will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Right.

Eligibility. Any employee of the Company or of any present or future subsidiary corporation of the Company designated by the Committee for inclusion in the Purchase Plan is eligible to participate in an Offering under the plan so long as the employee is customarily employed for at least 20 hours per week and for more than five (5) months in any calendar year. An employee must meet these conditions and be employed by the Company, or a participating subsidiary corporation, prior to the beginning of an Offering Period in order to participate in that Offering Period. However, no employee who owns or holds options to purchase, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase, five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is eligible to participate in the Purchase Plan. As of February 29, 2016, approximately 340 employees, including 8 executive officers, were eligible to participate in the Purchase Plan. Please note that Jon E. Kirchner has in the past participated in the Purchase Plan, but is not currently an eligible participant under the terms of the Purchase Plan and applicable Internal Revenue Code provisions. Mr. Kirchner may become eligible to participate in the Purchase Plan again in the future.

Offerings. Generally, each Offering under the Purchase Plan will be for a period of twenty-four (24) months (an “Offering Period”). Offering Periods may commence on such dates designated by the Committee; but generally will commence on May 15 and November 15 of each year. The Committee may establish a different term for one or more Offerings, not to exceed twenty-seven (27) months, or different commencement or ending dates for any Offering Period, as well as the number and duration of Purchase Periods in each Offering Period. Absent such a designation, Offering Periods will generally consist of four (4) six (6) month Purchase Periods.

Participation and Purchase of Shares. Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of an Offering Period (the “Offering Date”). Payroll deductions may not exceed 15% of an employee’s compensation on any payday during the Offering Period. An employee who becomes a participant in the Purchase Plan will automatically participate in each subsequent Offering Period beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment. If the fair market value of the shares on the first day of a current Offering Period in which a participant is enrolled is higher than the fair market value on the first day of any subsequent Offering Period, the participant will be automatically enrolled in the subsequent Offering Period.

Subject to any uniform limitations or notice requirements imposed by the Company, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the Purchase Plan at any time during an Offering in which case the new rate shall become effective for the next payroll period after receipt of such election. Any change in a participant’s rate of payroll deductions will be limited to one (1) change per Purchase Period. Upon withdrawal, the Company will refund without interest the participant’s accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering, but may participate in subsequent Offering Periods by enrolling in a future period.

Subject to certain limitations, each participant in an Offering is granted a Purchase Right equal to 10,000 shares of the Company’s common stock; provided further that the maximum number of shares that may be acquired during any Purchase Period is 2,500 shares. Such share limitations are subject to adjustment for corporate transactions and may be reduced by the Committee in its discretion. In addition, no participant may purchase shares of Common Stock under the Purchase Plan or any other employee stock purchase plan of the Company having a fair market value exceeding $25,000 in each calendar year (measured by the fair market value of the Company’s Common Stock on the first day of the Offering Period in which the shares are purchased).

DTS, INC. - Proxy Statement	25

Back to Contents

On the last day of each Purchase Period (a “Purchase Date”), the Company issues to each participant in the Offering the number of shares of the Company’s Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant’s Purchase Right as described above. The price at which shares are sold under the Purchase Plan is established by the Committee but may not be less than 85% of the lesser of the fair market value per share of Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share as reported on the national or regional securities exchange or quotation system constituting the primary market for the shares. On February 29, 2016, the closing price per share of Common Stock was $23.67.

Nontransferability. Purchase Rights granted under the Purchase Plan are not transferable by a participant other than by will or the laws of descent and distribution.

Change in Control. In the event of a merger or other corporate transaction, the Purchase Plan will continue for the remainder of all open Offering Periods following the merger or other corporate transaction and shares will be purchased based on the fair market value of the surviving corporation’s stock on each purchase date (taking account of the exchange ratio where necessary) unless otherwise determined by the Committee. In the event of a dissolution or liquidation of the Company, the Offering Periods will terminate immediately prior to the event, unless otherwise determined by the Committee. In exercising its discretion, the Committee may terminate the Purchase Plan after notice to participants.

Amendment and Termination. The Board of Directors has the authority to amend or terminate the Purchase Plan at any time, including amendments to outstanding stock purchase rights under the Purchase Plan, subject to required approvals of our stockholders in order for the Purchase Plan to qualify under Section 423 of the Internal Revenue Code or other applicable law.

Summary of United States Federal Income Tax Consequences

The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and purchase price (determined as if the Purchase Right were exercised on the Offering Date). Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant’s death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and purchase price (determined as if the Purchase Right were exercised on the Offering Date) is recognized as ordinary income in the year of the participant’s death.

A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less.

If the participant disposes of the shares in a disqualifying disposition, the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

DTS, INC. - Proxy Statement	26

Back to Contents

Amended Plan Benefits and Additional Information

The following table shows the number of shares purchased under the Purchase Plan since its Effective Date (as defined above) by:

•	the named executive officers;

•	all current executive officers as a group; and

•	all employees as a group (excluding executive officers).

Name and Position	Number of Shares
Jon E. Kirchner Chairman and Chief Executive Officer	3,607
Melvin L. Flanigan Executive Vice President, Finance and Chief Financial Officer	4,613
Brian D. Towne Executive Vice President and President DTS Asia Pacific	4,585
Blake A. Welcher Executive Vice President, Legal and Licensing Operations, General Counsel and Corporate Secretary	4,340
Frederick L. Kitson Executive Vice President and Chief Technology Officer	—
All current executive officers as a group (9 persons) (See discussion above, only 8 are currently eligible to participate in the Purchase Plan)	29,159
All employees as a group (excluding current executive officers)	388,851

No shares were purchased under the Purchase Plan by any directors who are not executive officers, any other nominee for election as a director or any associates of such directors or nominees or of any executive officers, and no person has purchased five percent or more of the total number of shares issued under the Purchase Plan. Non-employee directors are not eligible to participate in the Purchase Plan.

Because benefits under the Purchase Plan depend on employees’ elections to participate and the fair market value of the Company’s Common Stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees. Non-employee directors are not eligible to participate in the Purchase Plan.

REQUIRED VOTE AND BOARD OF DIRECTORS’ RECOMMENDATION

The proposal to approve the Amended and Restated DTS 2013 Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes will have no effect on this proposal.

The Board of Directors believes that the opportunity to purchase shares under the Purchase Plan is important to attracting and retaining qualified employees essential to the success of the Company, and that stock ownership is important to providing such persons with an incentive to perform in the best interest of the Company and its stockholders.

The Board of Directors unanimously recommends a vote “FOR” approval of the Amended and Restated DTS, Inc. 2013 Employee Stock Purchase Plan.

DTS, INC. - Proxy Statement	27

Back to Contents

Proposal 3 —	Approval of the Amended and Restated DTS, Inc. 2013 Foreign Subsidiary Employee Stock Purchase Plan

As we stated above in Proposal 2 with respect to our share request related to the DTS, Inc. 2013 Employee Stock Purchase Plan, we operate in a highly competitive and challenging marketplace in which our success depends to a great extent on our ability to attract and retain high-caliber employees. Our Compensation Committee (the “Committee”) believes that offering an employee stock purchase plan to eligible employees of the Company and its participating subsidiaries assists with these challenges. Such a plan provides eligible employees with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and its participating subsidiaries, and to provide an incentive for continued employment. The Company currently provides these benefits to employees of foreign subsidiaries of the Company through the DTS, Inc. 2013 Foreign Subsidiary Employee Stock Purchase Plan (the “Foreign Purchase Plan”). The purpose of our Foreign Purchase Plan is to promote the success and enhance the value of the Company by linking the interests of employees of the Company and its subsidiaries to those of our stockholders, and providing such persons with a chance to share in the value created by their efforts.

The Foreign Purchase Plan was last amended and restated and became effective November 13, 2012 (the “Effective Date”). The Foreign Purchase Plan, as amended and restated at that time replaced the then existing Foreign Purchase Plan’s provisions as in effect immediately prior to its amendment and restatement (the “Prior Foreign Purchase Plan”). The Prior Foreign Purchase Plan was originally adopted effective as of April 17, 2003.

On its Effective Date, the Foreign Purchase Plan had a fixed share reserve of 750,000 shares of the common stock of the Company. This limit is reduced by the number of shares issued under the DTS, Inc. 2013 Employee Stock Purchase Plan (the “U.S. Plan,” and collectively with the Foreign Purchase Plan, the “Plans”). This share reserve number was established by the Company based on the number of shares necessary to fulfill obligations arising under the Offering Periods (as defined below) in effect under the Plans, as well as an estimated amount they believed would carry the reserve through 2019. This estimated amount was established based on historical participation rates in the Plans, as well as anticipated changes to the Company’s (and its subsidiaries’) workforce. However, as a result of increased employee headcount (due in large part to acquisitions), this reserve will not be sufficient to provide shares through that date. Based on estimates taking into account current and projected share usage, the Company believes that an additional 750,000 shares are necessary to continue to provide benefits under the Plans through 2019. However, because there can be no assurance that the Board of Directors will not deem it necessary to amend the Plans prior to 2019 to add additional shares to the Plans, such an amendment to the Foreign Purchase Plan shall be subject to further stockholder approval.

At the 2016 annual meeting, the stockholders will be asked to approve the amendment and restatement of the Foreign Purchase Plan, which will add an additional 750,000 shares of our common stock to the Foreign Purchase Plan’s share reserve. The amendment and restatement of the Foreign Purchase Plan shall be effective upon its approval by the stockholders. If the requested increase in the number of shares authorized for issuance is not approved, we do not expect to have sufficient shares to meet our anticipated needs in 2016 and thereafter.

Please note - although we are asking for a similar increase of 750,000 shares to the U.S. Plan in Proposal 2, any shares used under one of the Plans offsets the other Plan’s share reserve; thus the maximum additional number of shares being requested in this proxy is limited to 750,000 shares, and is not the sum of these two proposals.

SUMMARY OF THE AMENDED AND RESTATED FOREIGN PURCHASE PLAN

The following summary of the Foreign Purchase Plan, as amended and restated, is qualified in its entirety by the specific language of the DTS, Inc. Amended and Restated 2013 Foreign Subsidiary Employee Stock Purchase Plan, a copy of which appears as Appendix B to this Proxy Statement.

General. The Foreign Purchase Plan is intended, to the extent permissible under the provisions of local law applicable to employees in foreign jurisdictions, to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code. Each participant in the Foreign Purchase Plan is granted at the beginning of each offering under the plan (an “Offering”) the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a “Purchase Right”) determined on the first day of the Offering. The Purchase Right is automatically exercised on each Purchase date during the Offering unless the participant has withdrawn from participation in the Foreign Purchase Plan prior to such date.

DTS, INC. - Proxy Statement	28

Back to Contents

Shares Subject to Plan. As amended and restated, the Foreign Purchase Plan shall be subject to a cumulative share reserve of 1,500,000 shares, subject to reduction for shares issued pursuant to the U.S. Plan (as described above), subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Foreign Purchase Plan.

Administration. The Foreign Purchase Plan is administered by the Committee. Subject to the provisions of the Foreign Purchase Plan, the Committee determines the terms and conditions of Purchase Rights granted under the plan. The Committee will interpret the Foreign Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the Foreign Purchase Plan or any Purchase Right.

Eligibility. To the extent permitted by applicable law, any employee of the Company or of any present or future subsidiary corporation of the Company who is not ordinarily a resident of the United States designated by the Board of Directors, or the Committee, for inclusion in the Foreign Purchase Plan, is eligible to participate in an Offering under the plan so long as the employee is customarily employed for at least 20 hours per week and for more than five (5) months in any calendar year. An employee must meet these conditions and be employed by the Company, or a participating subsidiary corporation, prior to the beginning of an Offering Period in order to participate in that Offering Period. However, no employee who owns or holds options to purchase, or who, as a result of participation in the Foreign Purchase Plan, would own or hold options to purchase, five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is eligible to participate in the Foreign Purchase Plan. In addition, employees who reside in countries for whom such employees participating in the Foreign Purchase Plan would violate any applicable law of such country shall not be eligible to participate in the Foreign Purchase Plan. As of February 29, 2016, approximately 90 employees were eligible to participate in the Foreign Purchase Plan, which did not include any executive officers.

Offerings. Generally, each Offering under the Foreign Purchase Plan will be for a period of twenty-four (24) months (an “Offering Period”). Offering Periods may commence on such dates designated by the Committee; but generally will commence on May 15 and November 15 of each year. The Committee may establish a different term for one or more Offerings, not to exceed twenty-seven (27) months, or different commencement or ending dates for any Offering Period, as well as the number and duration of Purchase Periods in each Offering Period. Absent such a designation, Offering Periods will generally consist of four (4) six (6) month Purchase Periods.

Participation and Purchase of Shares. Participation in an Offering under the Foreign Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of an Offering Period (the “Offering Date”). Payroll deductions may not exceed 15% of an employee’s compensation on any payday during the Offering Period. An employee who becomes a participant in the Foreign Purchase Plan will automatically participate in each subsequent Offering Period beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from the Foreign Purchase Plan, becomes ineligible to participate, or terminates employment. If the fair market value of the shares on the first day of a current Offering Period in which a participant is enrolled is higher than the fair market value on the first day of any subsequent Offering Period, the participant will be automatically enrolled in the subsequent Offering Period.

Subject to any uniform limitations or notice requirements imposed by the Company, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the Foreign Purchase Plan at any time during an Offering in which case the new rate shall become effective for the next payroll period after receipt of such election. Any change in a participant’s rate of payroll deductions will be limited to one (1) change per Purchase Period. Upon withdrawal, the Company will refund without interest the participant’s accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering, but may participate in subsequent Offering Periods by enrolling in such future period.

Subject to certain limitations, each participant in an Offering is granted a Purchase Right equal to 10,000 shares of the Company’s common stock; provided further that the maximum number of shares that may be acquired during any Purchase Period is 2,500 shares. Such share limitations are subject to adjustment for corporate transactions and may be reduced by the Committee in its discretion. In addition, no participant may purchase shares of Common Stock under the Foreign Purchase Plan or any other employee stock purchase plan of the Company having a fair market value exceeding $25,000 in each calendar year (measured by the fair market value of the Company’s Common Stock on the first day of the Offering Period in which the shares are purchased).

On the last day of each Purchase Period (a “Purchase Date”), the Company issues to each participant in the Offering, the number of shares of the Company’s Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant’s Purchase Right as described above. The price at which shares are sold under the Foreign Purchase Plan is established by the Committee but may not be less than 85% of the lesser of the fair market value per share of Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share as reported on the national or regional securities exchange or quotation system constituting the primary market for the shares. On February 29, 2016, the closing price per share of Common Stock was $23.67.

Nontransferability. Purchase Rights granted under the Foreign Purchase Plan are not transferable by a participant other than by will or the laws of descent and distribution.

Change in Control. In the event of a merger or other corporate transaction, the Foreign Purchase Plan will continue for the remainder of all open Offering Periods following the merger or other corporate

DTS, INC. - Proxy Statement	29

Back to Contents

transaction and shares will be purchased based on the fair market value of the surviving corporation’s stock on each purchase date (taking account of the exchange ratio where necessary) unless otherwise determined by the Committee. In the event of a dissolution or liquidation of the Company, the Offering Periods will terminate immediately prior to the event, unless otherwise determined by the Committee. In exercising its discretion, the Committee may terminate the Foreign Purchase Plan after notice to participants.

Amendment and Termination. The Board of Directors has the authority to amend or terminate the Foreign Purchase Plan at any time, including amendments to outstanding stock purchase rights under the Foreign Purchase Plan, subject to required approvals of our stockholders in order for the Foreign Purchase Plan to qualify under Section 423 of the Internal Revenue Code or other applicable law.

Summary of United States Federal Income Tax Consequences

The following summary is intended only as a general guide as to the United States federal income tax consequences under current United States law of participation in the Foreign Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. To the extent the Foreign Purchase Plan satisfies the requirement of Section 423 of the Internal Revenue Code (a “423 Plan”) as applied to any participant subject to United States federal income taxes, the “Summary of United States Federal Income Tax Consequences” contained in Proposal 2 shall apply and that description is hereby incorporated by reference.

To the extent that a participant in the Foreign Purchase Plan is subject to United States federal income taxes and the Foreign Purchase Plan does not qualify as a 423 Plan as applied to such a participant, then the participant will generally be subject to ordinary income tax based on the spread at the time the shares are purchased by the participant on a Purchase Date. This spread amount may be eligible for a tax deduction by the Company, or a participating subsidiary depending upon the fact and circumstances concerning the entity which employs the participant.

Amended Plan Benefits and Additional Information

The number of shares purchased under the Foreign Purchase Plan since its Effective Date (as defined above) by eligible employees is 77,058. No current executive officer has purchased any shares under this Foreign Purchase Plan. No shares were purchased under the Foreign Purchase Plan by any directors who are not executive officers, any other nominee for election as a director or any associates of such directors or nominees or of any executive officers, and no person has purchased five percent or more of the total number of shares issued under the Foreign Purchase Plan. Non-employee directors are not eligible to participate in the Purchase Plan.

Because benefits under the Foreign Purchase Plan depend on employees’ elections to participate and the fair market value of the Company’s Common Stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees. Non-employee directors are not eligible to participate in the Foreign Purchase Plan.

REQUIRED VOTE AND BOARD OF DIRECTORS’ RECOMMENDATION

The proposal to approve the Amended and Restated DTS 2013 Foreign Subsidiary Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes will have no effect on this proposal.

The Board of Directors believes that the opportunity to purchase shares under the Foreign Purchase Plan is important to attracting and retaining qualified employees essential to the success of the Company, and that stock ownership is important to providing such persons with an incentive to perform in the best interest of the Company and its stockholders.

The Board of Directors unanimously recommends a vote “FOR” approval of the Amended and Restated DTS, Inc. 2013 Foreign Subsidiary Purchase Plan.

DTS, INC. - Proxy Statement	30

Back to Contents

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2015, about our equity compensation plans, including the DTS, Inc. 2012 Equity Incentive Plan, SRS 2006 Stock Incentive Plan, DTS, Inc. 2014 New Employee Incentive Plan, DTS, Inc. 2013 Employee Stock Purchase Plan and the DTS, Inc. 2013 Foreign Subsidiary Employee Stock Purchase Plan.

			Number of Securities
			Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance under
	be Issued upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))(1)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	3,610,531	$ 24.68	1,296,948
Equity compensation plans not approved by security holders(3)(4)	215,550	$ 33.49	83,746
Totals(5)	3,826,081	$ 24.75	1,380,694
(1)	Consists of shares available for future issuance under our 2014 New Employee Incentive Plan, 2012 Equity Incentive Plan, 2013 Employee Stock Purchase Plan and SRS’ 2006 Stock Incentive Plan. As of December 31, 2015, 83,746 shares of Common Stock were available for issuance under the 2014 New Employee Incentive Plan, 991,674 shares of Common Stock were available for issuance under the 2012 Equity Incentive Plan, 50,342 shares of Common Stock were available for issuance under the 2006 Stock Incentive Plan, and 254,932 shares of Common Stock were available for issuance under the 2013 Employee Stock Purchase Plan and the 2013 Foreign Subsidiary Employee Stock Purchase Plan. For additional information on our equity plans, refer to Note 12, “Stock-Based Compensation,” to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2016.
(2)	Includes 2,834,847 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $24.68 and 775,684 shares issuable upon the vesting of outstanding RSUs and PSUs. The shares issuable upon the vesting of PSUs are reflected as follows: for units for which the performance period has ended as of December 31, 2015, the number of shares reflects the shares actually earned; for units for which the performance period has not ended as of December 31, 2015, the number of shares reflects the probable outcome of the performance conditions determined as of the date of grant. RSUs and PSUs do not require a payment by the recipient to us at the time of vesting. Accordingly, the weighted-average exercise price in column (b) does not take these awards into account.
(3)	On August 14, 2014, the Board of Directors adopted the DTS, Inc. 2014 New Employee Incentive Plan (the “2014 Plan”).The 2014 Plan provides for the grant of equity-based awards in the form of stock options, stock appreciation rights, restricted stock and stock units, performance shares and units, and other stock-based awards. The 2014 Plan was adopted by the Board without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. As of December 31, 2015, the total number of shares authorized for issuance under the 2014 Plan was 300,000. For information on the number of remaining shares available for available for issuance under the 2014 Plan, refer to note (1) above. The 2014 Plan is administered by the Compensation Committee of the Board. In accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules, awards under the 2014 Plan may only be made to an employee who has not previously been an employee or member of the Board or any parent or subsidiary, or following a bona fide period of non-employment by the Company or a parent or subsidiary, if he or she is granted such award in connection with his or her commencement of employment with the Company or a subsidiary and such grant is an inducement material to his or her entering into employment with the Company or such subsidiary.
(4)	Includes 22,720 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $33.49, and 192,830 shares issuable upon the vesting of outstanding RSUs. RSUs do not require a payment by the recipient to us at the time of vesting. Accordingly, the weighted-average exercise price in column (b) does not take these awards into account.
(5)	Includes 2,857,567 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $24.75 and 968,514 shares issuable upon the vesting of outstanding RSUs and PSUs. The shares issuable upon the vesting of PSUs are reflected as follows: for units for which the performance period has ended as of December 31, 2015, the number of shares reflects the shares actually earned; for units for which the performance period has not ended as of December 31, 2015, the number of shares reflects the probable outcome of the performance conditions determined as of the date of grant. RSUs and PSUs do not require a payment by the recipient to us at the time of vesting. Accordingly, the weighted-average exercise price in column (b) does not take these awards into account.

DTS, INC. - Proxy Statement	31

Back to Contents

Executive Officers

Set forth below are the name, age and position of each of our executive officers.

Name	Age	Position(s)
Jon E. Kirchner	48	Chairman and Chief Executive Officer, Director
Melvin L. Flanigan	57	Executive Vice President, Finance and Chief Financial Officer
Brian D. Towne	51	Executive Vice President and President DTS Asia Pacific
Blake A. Welcher	54	Executive Vice President, Legal and Licensing Operations, General Counsel and Corporate Secretary
Frederick L. Kitson, Ph.D.	64	Executive Vice President and Chief Technology Officer
Kevin Doohan	46	Executive Vice President and Chief Marketing Officer
Kris M. Graves	41	Executive Vice President, Human Resources
Geir Skaaden	49	Executive Vice President, Products, Platforms and Solutions
Patrick J. Watson	55	Executive Vice President, Corporate Strategy and Development

The following are biographical summaries of our executive officers other than Mr. Kirchner, for whom a biographical summary is set forth under “Proposal 1—Election of Directors”.

Melvin L. Flanigan has served as our Executive Vice President, Finance and Chief Financial Officer since September 2003. Prior to that, he served as our Vice President and Chief Financial Officer since joining us in July 1999. From March 1996 to July 1999, he served as Chief Financial Officer and Vice President, Operations at SensArray Corporation, a supplier of thermal measurement products for semiconductor, LCD, and memory-disk fabrication processes. Mr. Flanigan led SensArray’s manufacturing and finance efforts. Prior to joining SensArray, Mr. Flanigan was Corporate Controller for Megatest Corporation, a manufacturer of automatic test equipment for logic and memory chips, where he was involved in international mergers and acquisitions activities. Mr. Flanigan has also previously held positions at Cooperative Solutions, Inc., a software developer in the client server transaction processing market, Hewlett-Packard Company, a provider of information technology infrastructure, personal computing and access devices, global services, and imaging and printing, and Price Waterhouse LLP (now PricewaterhouseCoopers LLP). He is a Certified Public Accountant and holds an M.B.A. and B.S. in Accounting from Santa Clara University.

Brian D. Towne has served as our Executive Vice President and President of DTS Asia Pacific since March 2014. Prior to this role, Mr. Towne was Executive Vice President and Chief Operating Officer beginning in June 2010 and prior to that he served as our Executive Vice President and General Manager since February 2009. Previously, he served as our Senior Vice President and General Manager Consumer Division since August 2006 and, prior to that, as our Senior Vice President Consumer/Pro Audio since August 2003. From April 2002 to August 2003, he served as Director of Product Management at Kenwood USA Corporation, a manufacturer of mobile electronics, home entertainment, and communications equipment, where he led all home and mobile entertainment product planning and development for the North American market. From August 1995 to April 2002, Mr. Towne held various product planning, development and marketing positions at Kenwood USA. Prior to Kenwood USA, he held various research and development and marketing positions at Pioneer Electronics (USA) Inc., the sales and marketing arm of Pioneer Corporation, a manufacturer of consumer and commercial electronics. Mr. Towne spent part of his tenure at Pioneer living and working in Japan. He also previously served as an Electronics Specialist in the United States Marine Corps. Mr. Towne holds a B.S. in Engineering Technology, with honors, from California Polytechnic University, Pomona.

Blake A. Welcher has served as our Executive Vice President, Legal and Licensing Operations, General Counsel and Corporate Secretary since September 2003. Prior to September 2003, he served as our Vice President and General Counsel since February 2000. From April 1999 to February 2000, Mr. Welcher served as our General Counsel, Intellectual Property, where he was responsible for the Company’s intellectual property assets and licensing. Prior to joining us, from April 1997 to April 1999, Mr. Welcher served as an intellectual property attorney for Koppel & Jacobs, where he provided intellectual property support and counsel for clients in the electrical, mechanical, and entertainment industries. Previously, he served in the same capacity for the Cabot Corporation, a global specialty chemicals company. Mr. Welcher holds a J.D. and Masters of Intellectual Property from Franklin Pierce Law Center and a B.S. in Aeronautical Engineering from California Polytechnic State University at San Luis Obispo.

Frederick L. Kitson, Ph.D. has served as our Executive Vice President and Chief Technology Officer since March 2010. Prior to joining us, Dr. Kitson was with Motorola from 2005 to 2010 where he led the Corporate R&D Applied Research Center as Corporate Vice President. Prior to Motorola, he was with Hewlett Packard as the Senior Director of the Mobile and Media Systems Labs and led various research and development efforts relating to speech coding, lossless compression, mobile content delivery, and video-on-demand. Dr. Kitson holds a bachelor’s degree in Electrical Engineering from the University of Delaware, a master’s degree in Electrical Engineering from the Georgia Institute of Technology, a doctorate degree in Electrical and Computer Engineering from the University of Colorado and completed an executive program at the Graduate School of Business at Stanford University. He is a prolific publisher of technical papers, a frequently invited keynote speaker in the multimedia area and holds seven patents.

DTS, INC. - Proxy Statement	32

Back to Contents

Kevin Doohan has served as our Executive Vice President and Chief Marketing Officer since January 2014. From September 2012 to January 2014, Mr. Doohan served as the Executive Vice President, Marketing at Machinima, the leading video entertainment network for young men, where he oversaw the marketing function including brand marketing, public relations, audience development, trade and partner marketing, and research. Prior to his role at Machinima, Mr. Doohan served as the head of digital marketing from November 2008 to June 2012 at Red Bull, an energy drink and media company, where his team was responsible for significant growth across digital channels, especially in social media. From 2004 to 2008, Mr. Doohan led all digital marketing at ConAgra Foods, including the corporate brand and consumer brands such as Healthy Choice, Butterball, Orville Redenbacher’s, Hunt’s, and Slim Jim. From 1997 to 2004, Mr. Doohan held senior marketing roles at Digital Insight (now an Intuit company) and Cendant Corporation. Mr. Doohan holds an M.B.A. from Northeastern University and a B.S. in Graphic Arts & Marketing from Rochester Institute of Technology.

Kris M. Graves has served as our Executive Vice President, Human Resources since April 2013, having previously served as our Senior Vice President, Human Resources since March 2012. Prior to that, Ms. Graves served as the Senior Vice President of Human Resources and Administration at THQ Inc., a developer and publisher of interactive software, from October 2009 to March 2012, and was responsible for developing human capital strategies and programs. From March 2003 to October 2009, Ms. Graves held a variety of progressive human resources leadership positions at THQ. Prior to joining THQ, Ms. Graves served in a human resources management role for PricewaterhouseCoopers LLP from July 2001 to March 2003. She also served as a senior consultant at Ernst & Young LLP from August 1997 to June 2000, and advised clients on human resources strategies and systems. Ms. Graves holds a bachelor’s degree from Loyola Marymount University.

Geir Skaaden was promoted to Executive Vice President, Products, Platforms and Solutions in October 2015, having previously served as our Senior Vice President, Corporate Business Development, Digital Content and Media Solutions since December 2013. Prior to that, Mr. Skaaden served as our Senior Vice President, Products & Platforms from April 2012 to December 2013. From 2008 to 2012, Mr. Skaaden served in a number of positions overseeing numerous aspects including strategic sales, licensing operations, and business development. Prior to joining us in September 2008, Mr. Skaaden served as the Chief Executive Officer at Neural Audio Corporation from 2004 to 2008, where he previously served as Vice President, Corporate Development from 2002 to 2004. Previously, Mr. Skaaden served as a partner at Housley Investments from 1999 to 2001, Vice President, Business Development at Dynasty International from 1994 to 1999, and a Senior Analyst at Scandinavian Trade Service from 1989 to 1994. Mr. Skaaden holds a B.A. in Finance from the University of Oregon, a Business degree from the Norwegian School of Management and an M.B.A. from the University of Washington.

Patrick J. Watson has served as our Executive Vice President, Corporate Strategy and Development since March 2012. From September 2003 to March 2012, Mr. Watson served as our Senior Vice President, Corporate Strategy and Development. From February 2000 to September 2003, Mr. Watson served as our Vice President of Business Development and, from February 1997 to January 2000, as our Director of Technical Sales, where he led the penetration of our technology in the consumer electronics home theater market, as well as the proliferation of our technology in new markets such as cars, personal computers, video games, and broadcast. Prior to joining us, Mr. Watson worked in technical sales for a number of firms focused on audio coding technology including Audio Processing Technology Ltd. and AlgoRhythmic Technology, Ltd. both located in Northern Ireland. He graduated from Ulster University in Northern Ireland with a degree in engineering and from Queens University in Belfast, Northern Ireland with a Masters in Electronics.

DTS, INC. - Proxy Statement	33

Back to Contents

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our Common Stock (the “Reporting Persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Reporting Persons are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. We have identified and described the business experience of each of our directors and executive officers who are subject to Section 16(a) of the Exchange Act elsewhere in this Proxy Statement.

Based solely on our review of the copies of Section 16(a) reports received or written representations from certain Reporting Persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2015, have been complied with in a timely manner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information with respect to the beneficial ownership of our Common Stock as of March 2, 2016 (or such other date as provided below), by:

•	each person, or group of affiliated persons, known by us to own beneficially 5% or more of our Common Stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

Name of Beneficial Owner(1)	Number of Shares(2)	Percentage Ownership(2)
Five Percent Stockholders
Brown Capital Management, LLC(3)	3,462,913	19.80%
BlackRock, Inc.(4)	1,702,047	9.73%
Trigran Investments, Inc.(5)	1,555,442	8.89%
Royce & Associates, LLC(6)	1,405,229	8.04%
The Vanguard Group, Inc.(7)	1,367,026	7.82%
Frontier Capital Management Co., LLC(8)	930,183	5.32%
Directors and Executive Officers
Jon E. Kirchner(9)	813,497	4.46%
Brian D. Towne(10)	303,861	1.71%
Melvin L. Flanigan(11)	281,597	1.59%
Blake A. Welcher(12)	242,301	1.37%
Frederick L. Kitson(13)	162,391	*
V. Sue Molina(14)	75,460	*
L. Gregory Ballard(15)	53,460	*
Craig S. Andrews(16)	51,460	*
David C. Habiger(17)	15,999	*
All directors and executive officers as a group (13 persons)(18)	2,203,858	11.34%
*	Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.
(1)	Unless otherwise indicated, the address for each individual listed on this table is: c/o DTS, Inc., 5220 Las Virgenes Road, Calabasas, California 91302.
(2)	Beneficial ownership is based on information furnished by the individuals or entities. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options or units held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 2, 2016 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other individual or entity. Percentage ownership for each stockholder is based on 17,487,221 shares of our common stock outstanding as of March 2, 2016, together with the applicable option(s) and unit(s) for that stockholder or group of stockholders.

DTS, INC. - Proxy Statement	34

Back to Contents
(3)	Based upon a Schedule 13G/A filed February 16, 2016, containing information as of December 31, 2015. Brown Capital Management, LLC beneficially owned 3,462,913 shares, with sole voting power over 1,736,468 shares and sole dispositive power over 3,462,913 shares. Included in these those shares are 1,348,897 shares beneficially owned by the Brown Capital Management Small Company Fund, which is managed by Brown Capital Management, LLC. The address for Brown Capital Management, LLC and The Brown Capital Management Small Company Fund is 1201 N. Calvert Street, Baltimore, Maryland, 21202.
(4)	Based upon a Schedule 13G/A filed January 26, 2016, containing information as of December 31, 2015. BlackRock, Inc. beneficially owned 1,702,047 shares, with sole voting power over 1,661,129 shares and sole dispositive power over 1,702,047 shares, which are reported by BlackRock, Inc. as a parent holding company of its subsidiaries. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY, 10055.
(5)	Based upon a Schedule 13G/A filed February 11, 2016, containing information as of December 31, 2015. Trigran Investments, Inc. beneficially owned 1,555,442 shares, with shared dispositive power and shared voting power over 1,555,442 shares, which are reported by Trigran Investments, Inc. Messrs. Douglas Granat, Lawrence A. Oberman, Steven G. Simon, and Bradley F. Simon may each be deemed to be beneficial owners of the shares held by Trigran Investments, Inc. The address for Trigran Investments, Inc. is 630 Dundee Road, Suite 230, Northbrook, IL 60062.
(6)	Based upon a Schedule 13G/A filed January 12, 2016 containing information as of December 31, 2015. Royce & Associates, LLC beneficially owned 1,405,229 shares, with sole voting power and sole dispositive power over 1,405,229 shares. Various accounts managed by Royce & Associates, LLC have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of our common stock. The interest of one account, Royce Pennsylvania Mutual Fund, a registered investment company managed by Royce & Associates, LLC, amounted to 910,629 shares of our common stock. The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY, 10151.
(7)	Based upon a Schedule 13G/A filed February 11, 2016, containing information as of December 31, 2015. The Vanguard Group, Inc. beneficially owned 1,367,026 shares, with sole voting power over 36,099 shares, sole dispositive power over 1,331,627 shares and shared dispositive power over 35,399 shares. Vanguard Group also reported that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., may be deemed to have beneficial ownership of 35,399 of such shares as investment manager of certain collective trust accounts, and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., may be deemed to have beneficial ownership of 700 of such shares as a result of serving as investment manager of certain Australian investment offerings. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA, 19355.
(8)	Based upon a Schedule 13G filed February 12, 2016, containing information as of December 31, 2015. Frontier Capital Management Co., LLC beneficially owned 930,183 shares, with sole voting power over 612,865 shares, and sole dispositive power over 930,183 shares. The address for Frontier Capital Management Co., LLC is 99 Summer Street, Boston, MA 02110.
(9)	Includes 735,210 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2016.
(10)	Includes 262,040 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2016.
(11)	Includes 233,830 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2016.
(12)	Includes 234,830 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2016.
(13)	Includes 153,205 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2016.
(14)	Includes 53,394 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2016.
(15)	Includes 42,394 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2016.
(16)	Includes 33,894 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2016.
(17)	Includes 11,738 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2016.
(18)	Includes 1,050 shares related to unvested RSUs and 1,944,128 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2016.

DTS, INC. - Proxy Statement	35

Back to Contents

Executive Compensation and Related Information

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) is intended to assist our stockholders in understanding our executive compensation program by providing an overview of our executive compensation policies, practices, and decisions for 2015. It also provides information about the material components of our executive compensation program for our chief executive officer (principal executive officer), chief financial officer (principal financial officer), and three next most highly compensated executive officers as of December 31, 2015, which we refer to as our “named executive officers,” or “NEOs.” Our NEOs are:

•	Jon E. Kirchner, our Chairman and Chief Executive Officer (our “CEO”);

•	Melvin L. Flanigan, our Executive Vice President, Finance and Chief Financial Officer (our “CFO”);

•	Brian D. Towne, our Executive Vice President and President DTS Asia Pacific;

•	Blake A. Welcher, our Executive Vice President, Legal and Licensing Operations, General Counsel, and Corporate Secretary; and

•	Frederick L. Kitson, our Executive Vice President and Chief Technology Officer.

This CD&A provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors (the “Committee”) arrived at specific compensation policies and decisions for our executive officers, including the NEOs, during 2015.

The primary objective of our executive compensation program is to build long-term stockholder value. Our approach to executive compensation is to pay for current results and strategic actions taken that are expected to translate into improved future financial performance. We hold our executives to stringent performance standards and, as a result, our executive compensation plans are designed to pay competitively if strategic and financial performance objectives are met and less so if variable pay metrics are missed, as was the case in 2015.

Changes to Compensation Program as a Result of Stockholder Engagement and Consideration of Last Year’s Say-on-Pay Vote

In the fall of 2015, at the direction of the Committee, the Company’s Corporate Secretary and Director of Investor Relations conducted a broad stockholder outreach program to elicit stockholder feedback on the Company’s corporate governance, compensation and other programs in order to provide this feedback to the Board of Directors. We reached out to the Company’s stockholders representing more than 85% of the shares held and engaged with stockholders representing a majority of the shares held. The primary topics covered were the stockholders’ perspective on our governance and compensation programs and insight as to how the stockholders voted in 2015 and why. In addition, we discussed the background and remediation program related to the Company’s 2014 material weakness over its internal controls over financial reporting and changes to the Company’s 2015 incentive compensation plan as a result of the Company’s acquisition of iBiquity Digital Corporation (“iBiquity”). Detailed feedback was presented to the Board of Directors at the Board’s February 2016 meeting providing common themes and specific issues raised.

DTS, INC. - Proxy Statement	36

Back to Contents

Based on feedback received from stockholders and the results of the prior year Say-on-Pay vote, in which 92% of the shares were cast in favor, the Committee believes that stockholders are generally supportive of the Company’s governance and compensation programs. The Committee considered the feedback received and has continued to incorporate such feedback in our compensation program, as well as the disclosures within this CD&A, as summarized below:

What Stockholders Said	What We Did
Long-term incentive plan should continue to contain a meaningful mix of performance-based equity.	In 2016, the Committee continued its practice of granting performance-based equity to executive officers. The mix of PSUs for the NEOs was increased to match the CEO’s mix, so that PSUs represented 50% of the target value of equity grants for all NEOs. See “Long-Term Incentives” below for additional information.
Executive pay levels should be competitive relative to peers.	In 2016, based on 2015 company performance and market data, the Committee did not increase base salaries for the CEO or other NEOs, except for one NEO due to a change in job scope and market adjustment.
Enhanced disclosures around metrics and targets for NEO compensation.	We have enhanced disclosures with respect to the metrics and targets for various NEO compensation components for both the short-term and long-term plans throughout this CD&A.
Robust disclosures related to change in incentive compensation plan related to iBiquity integration.	We have included disclosure related to the Committee’s termination of the initial 2015 incentive compensation plan and the establishment of a new 2015 incentive compensation plan in response to the completion of the iBiquity acquisition and its significant strategic, operational and integration-related impact on our business in 2015. See “Annual Performance-Based Cash Incentives” below for additional information.

We will continue to engage with stockholders in the future and the Committee will continue to carefully consider the results of future Say-on-Pay votes and other feedback from our stockholders when setting our executive compensation policies and making compensation decisions.

Compensation Philosophy and Guiding Principles

We have designed our executive compensation program to reward our executive officers, including the NEOs, at a level consistent with the overall strategic and financial performance of the Company and to provide remuneration sufficient to attract, retain and motivate them to exert their best efforts in the highly competitive entertainment technology, consumer electronics and intellectual property licensing environments in which we operate. We believe that competitive compensation packages consisting of a combination of base salaries, short-term performance-based cash incentives, and long-term incentives delivered in the form of equity compensation that is earned over a multi-year period enable us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives and align the compensation of our executive officers with our performance and stockholder value creation.

The Committee periodically reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. In designing and implementing the various components of our executive compensation program, the Committee considers market and industry practices, as well as the tax efficiency of our compensation structure and its impact on our financial condition. While the Committee considers all factors in its deliberations, it places no formal weighting on any one factor.

Pay for Performance

The executive compensation program emphasizes performance-based compensation and the amount of compensation paid to our executives varies significantly based on overall strategic and financial performance. 2015 was a challenging year for the Company in terms of financial performance, but a number of significant strategic milestones were achieved. The primary strategic goal was the successful and rapid integration of the Company’s acquisition of iBiquity. Secondly, the executive team met a number of its other non-financial objectives, including those related to mobile, wireless audio, content and DTS:X, and at the same time continued to invest in innovation and commercialization of our industry-leading suite of audio solutions. Collectively, these results help build on an already solid foundation, positioning us for future growth and increased market share.

DTS, INC. - Proxy Statement	37

Back to Contents

Financial Performance Highlights

•	Reported revenue of $138.2 million and non-GAAP operating income of $32.5 million in 2015 (see Appendix C for a reconciliation of non-GAAP financial measures to results reported under GAAP).

•	Generated $4.2 million in cash flow from operations in 2015, including the impact of a $19.3 million payment of certain iBiquity employee incentive liabilities assumed by DTS included in the purchase price, and closed the year with cash and cash equivalents totaling $61.9 million.

•	Excluding royalty recoveries, revenue for the year ended December 31, 2015, increased by 2% compared to the prior year.

•	Revenue from automotive, which included a partial quarter of revenue from licensing arrangements acquired from iBiquity, increased by 21% for the year ended December 31, 2015, compared to the prior year.

•	Revenue from network-connected markets for the year ended December 31, 2015, increased by 3% compared to the prior year. This was driven by a 20% year-over-year increase in mobile revenues.

•	The stock price as of December 31, 2015, was $22.58, representing a 3-year TSR CAGR of 10.6%.

While the Company’s overall financial performance in 2015 was lower than expected, the Committee and management believe that compensation over the past few years has been well-aligned with performance, as shown below:

Strategic Performance

During 2015 we continued to build a larger and better-positioned licensing platform to serve the home, mobile, wireless audio and automotive markets. Specifically, we accomplished the following:

•	In mobile, we signed a 100 million unit contract with one of the top five smartphone manufacturers and launched Headphone:X on LeMobile phones.

•	We successfully licensed Headphone:X to top gaming headphone brands including Turtlebeach, Logitech and MadCatz, positioning Headphone:X to become the de facto standard for immersive audio technology in the gaming space.

•	In wireless audio, we launched a new Play-Fi app and added more content and speaker OEMs to the ecosystem. New partners added in 2015 include Klipsch Group, Rotel Electronics, Anthem, Macintosh, Martin Logan and Paradigm. We also added iHeart Radio, Amazon Music and Tidal to our already competitive music content offerings.

•	On the video content front, we added 10 partner services across North America, Europe and Asia. These services include 3D Go, CinemaNow, M-GO, Starz, Alibaba’s Tmall Box, LeTV, Sainsbury’s, Carrefour’s Nolim Films and Primetime. By combining our premium audio with enhanced 4K delivery, many of these services will offer consumers what we believe is the highest-quality connected entertainment experience possible.

•	In the cinema and home markets, we launched DTS:X, our next generation object-based audio solution. In 2015, 12 movies were released in DTS:X and we also had a number of DTS:X launches on Blu-ray, with releases of top Hollywood movies including “Ex-Machina”, “American Ultra” and “The Last Witch Hunter”. We expect this technology to cascade down into many of our other network-connected markets over time.

•	In automotive, we acquired iBiquity and added HD Radio technology to our suite of audio solutions. This acquisition, and its strategic importance as a platform provider and core feature in the dash, provides us the opportunity to tap into the exciting and fast growing market for advanced, next generation vehicles—where more compelling infotainment, entertainment and safety solutions will form the basis of a uniquely different driving experience.

DTS, INC. - Proxy Statement	38

Back to Contents

2015 Executive Compensation Highlights

In support of building long-term stockholder value and in consideration of the Company’s overall performance, the Committee made the following decisions in 2015:

•	Increased the base salary of our NEOs, other than Mr. Kirchner, by 3% based on 2014 Company performance and review of market data, and increased the base salary of Mr. Kirchner by 6.8% based, in part, on market data.

•	To emphasize stockholder alignment, NEO equity awards were adjusted to include a significant portion of PSUs. To this end, the CEO’s 2015 equity award was adjusted to include approximately 50% PSUs and 50% RSUs. Our other NEOs’ 2015 equity awards were in the form of approximately 40% PSUs and 60% RSUs, where the percentages are in relation to the aggregate target value of all awards. Further, the PSUs were tied to certain strategic and financial goals that we believe stockholders use to value DTS, including increasing network-connected revenue and improving operating margin performance. For additional information on the terms and metrics relating to the PSUs, refer to “Long-Term Incentives”.

The mix of total target compensation for the CEO and other NEOs for 2015 was:

CEO 2015 TARGET COMPENSATION	OTHER NEOs 2015 TARGET COMPENSATION (AVERAGE)

Certain 2016 Executive Compensation Updates

After the 2015 annual meeting of stockholders, the Committee further reviewed our compensation programs and practices and the feedback of certain stockholders. In connection with this review, in the first quarter of 2016, and consistent with our prior practice, the Committee assessed the performance of the Company and each of the NEOs, determined cash incentive payments for 2015, and established the target cash and equity compensation arrangements for 2016. Specifically, the Committee made the following decisions:

•	In accordance with our amended and restated 2015 incentive compensation plan, the Committee, based on management’s recommendation, elected to apply negative discretion and awarded our NEOs on average 55% of their initial targeted amounts for 2015. For additional information relating to the computation of the award payments, refer to “Annual Performance-Based Cash Incentives”.

•	To further emphasize stockholder alignment, equity grants continued to include a significant portion of performance-based equity. The mix of PSUs for the other NEOs was increased to match the CEO’s mix so that PSUs represented 50% of the target value of equity grants for all NEOs. Further, the PSUs were tied to certain strategic and financial goals that we believe stockholders use to value DTS, including those relating to mobile, Play-Fi, HD Radio technology and improving operating margin performance. For additional information on the terms and metrics relating to the PSUs, refer to “Long-Term Incentives”.

DTS, INC. - Proxy Statement	39

Back to Contents

Summary of Certain Executive Compensation Practices

We endeavor to maintain sound corporate governance standards consistent with our executive compensation policies and practices. During 2015, the following policies and practices were in effect:

WHAT WE DO	WHAT WE DON’T DO
Fully independent compensation committee –permits the establishment of competitive compensation practices and the measurement of actual performance in a conflict-of-interest free environment	No gross-ups – executive officers are not eligible to receive any tax reimbursement payments or “gross-ups” in connection with any severance or change-in-control payments or benefits
Broad-based retirement programs – all of our retirement plans are broad-based and are provided to all full-time employees in addition to our executive officers	Extremely limited perquisites – with the exception of a car allowance for our CEO and certain expense reimbursements as detailed in the Summary Compensation Table that follows this CD&A, we do not provide any perquisites
Independent compensation consultant – the Committee engaged its own independent compensation consultant to assist with its compensation reviews	Prohibition of hedging and pledging shares – we do not permit hedging or pledging as collateral for a loan nor do we permit our executives or non-employee directors to engage in any derivatives trading with respect to our common stock
Annual review – the Committee conducted its annual review and approval of the Company’s compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation related risk profile to ensure that such risks are not reasonably likely to have a material adverse effect on the Company	No stock option exchanges or repricing – our equity plan does not allow for stock option exchanges or the repricing of outstanding stock options without stockholder approval
Risk mitigation – we have certain controls in place (signature authority, compensation structure, etc.) and an analysis is conducted on a quarterly basis
Double-trigger agreements – all change-in-control payments and benefits are based on a “double-trigger” provision
Stock ownership guidelines – stringent ownership policies for Directors and CEO
Clawback policy – applicable to NEOs and other executive officers

DTS, INC. - Proxy Statement	40

Back to Contents

Executive Compensation Components

PSUs
Options
RSUs

Annual Performance-Based Cash Incentives

- To drive achievement of key business results
- To recognize individuals based on their contributions
- Performance-based and not guaranteed

Long-Term Incentives

- To tie the interests of executives to the interests of our stockholders
- To retain key talent
- A significant portion is performance-based and not guaranteed

Base Salary

- To attract and retain talent
- Fixed base of compensation

Other

- Benefits
- Retirement Programs

The Committee refers to data from the Company’s peer group when determining the relative weighting of each of these components, but does not formulaically assign the value of any element of compensation directly based on the competitive market data. In setting the target level and potential payments for each component, the Committee considers the recommendations of the CEO (in the case of other executives), as well as the potential amount that may be paid or earned pursuant to each other component to ensure that each executive officer’s target total direct compensation is reasonable and appropriate.

In setting the target level for each component of incentive compensation, the Committee is also mindful of the degree of risk taking that the component may promote. The Committee believes it is important to incentivize our executive officers to achieve annual corporate and individual goals and objectives, but also to balance the promotion of such short-term interests with incentives that promote the creation of long-term stockholder value. The Committee also believes that the relationship between short-term and long-term incentives in our executive officers’ compensation packages, along with other measures, such as our CEO stock ownership guidelines and our compensation recovery, or “clawback” policy, mitigate the potential for excessive risk taking. The equity awards that we grant to our executive officers either contain a multi-year, time-based vesting requirement, or are subject to performance-based vesting requirements that may only be earned over a multi-year performance period. Further, the Committee typically grants equity awards to our executive officers on an annual basis, which incentivizes them to continue to focus on our long-term interests.

Base Salary

Typically, the Committee considers the following factors when setting initial base salaries and making adjustments to the existing base salaries of our executive officers:

•	the Company’s past performance and expectations of future performance;

•	the individual’s role, scope of responsibilities, past performance and experience;

•	competitive data from the Company’s peer group with respect to comparative positions and responsibilities;

•	base salary history and internal equity concerns;

•	the recommendations of our CEO in the case of the NEOs (excluding the CEO); and

•	the recommendations and assessment of our Lead Independent Director and members of the Board in the case of the CEO.

In 2015, the Committee considered the factors above and approved increases to the base salaries of the NEOs, and other executive officers, based in part on 2014 Company performance and market data.

DTS, INC. - Proxy Statement	41

Back to Contents

The base salaries of the NEOs for 2015, which were effective on March 30, 2015, were as follows:

	2015 Base	2014 Base	Percentage
Named Executive Officer	Salary	Salary	Adjustment
Jon E. Kirchner	$ 550,000	$ 515,000	6.8%
Melvin L. Flanigan	339,500	329,600	3.0%
Brian D. Towne	371,300	360,500	3.0%
Blake A. Welcher	348,000	337,840	3.0%
Frederick L. Kitson	383,750	372,600	3.0%

The actual base salaries paid to the NEOs during 2015 are set forth in the “Summary Compensation Table”.

In February 2016, the Committee reviewed base salaries of the NEOs in a process similar to the one described above and determined, based on job scope expansion and market factors, to make a 14.5% increase to the base salary of Mr. Towne, effective April 1, 2016. The Committee decided to keep the 2016 base salaries of the other NEOs, including the CEO, flat compared to 2015.

Annual Performance-Based Cash Incentives

Each year, our executive officers, including the NEOs, participate in an annual performance-based cash incentive compensation plan, which is established and administered by the Committee. In February 2015, the Committee established the parameters for the 2015 Executive Incentive Compensation Plan to continue to motivate our executives to drive the execution of the Company’s strategic plan while achieving specific annual organizational and financial results. The original 2015 plan was funded based on two components – overall Company financial targets and key strategic initiatives.

Acquisition of iBiquity

On October 1, 2015, the Company completed its acquisition of iBiquity, the largest acquisition in its history. The Company strongly believes that the ultimate success of any acquisition is based on the strategic, rapid and effective integration of the newly acquired company. For acquisitions that are material in nature relative to the impact on the overall Company strategy and current business, the Company’s practice is to revisit its incentive compensation program post acquisition and, if appropriate, put a new plan in place to include goals tied to focusing employees on the critical integration of the newly acquired company. As such, on October 8, 2015, the Compensation Committee approved the termination of the original 2015 incentive compensation plan and the establishment of an amended and restated plan (the “2015 Integration Plan”). The 2015 Integration Plan incorporated both financial and strategic performance objectives and introduced additional goals focused on the rapid integration of iBiquity, including targets relating to synergy achievement, product and customer strategy, marketing strategy, and technology, system and process integration. This new program was broad-based in its application including participation by the Company’s executive officers. For executive management, the 2015 Integration Plan was structured into two components: (i) 2015 financial and strategic objectives and (ii) specific acquisition integration objectives. Under the 2015 Integration Plan, 40% of an executive’s target opportunity was weighted on the Company’s overall 2015 financial and strategic performance and 60% was weighted on the execution of specific integration objectives relating to the iBiquity acquisition.

2015 Target Award Opportunities

Under the 2015 Integration Plan, the target annual cash incentive award opportunities for each executive officer were established as a percentage of each such executive officer’s base salary as of the fiscal year end. The Committee set these award opportunities primarily based on market data and the Company’s peer group considerations. In establishing the 2015 Integration Plan, the Committee also re-evaluated the maximum payouts under the plan, and reduced the maximum award opportunities for each of the NEOs. The target and maximum award opportunities for the NEOs under the 2015 Integration Plan were as follows:

	Target Award	Maximum Award
Named Executive Officer	(As a Percentage of Base Salary)	(As a Percentage of Base Salary)
Jon E. Kirchner	100%	150.0%
Melvin L. Flanigan	60%	90.0%
Brian D. Towne	70%	105.0%
Blake A. Welcher	65%	97.5%
Frederick L. Kitson	60%	90.0%

The actual dollar amounts of these target and maximum award opportunities for each of the NEOs are set forth in the “Grants of Plan-Based Awards Table”.

DTS, INC. - Proxy Statement	42

Back to Contents

2015 Award Payment Calculations

Award payments under the 2015 Integration Plan were to be determined based on our level of performance with respect to the following performance measures:

	% of Award
Category	Opportunity	Metrics
Integration Goals	60%	Financial — Complete plan to realize synergy target of $10 million in 2016
		Product & Customer — Develop and document automotive go-to-market strategy
		Marketing — Develop and begin rollout of integrated brand strategy
		Technology — Evaluate technologies and develop integrated technology roadmaps
		Systems & Processes — Integrate core business systems, processes and services
Strategic Performance	20%	25%	Mobile – Ship targeted new handset vendors with DTS technologies; expand IC availability of Headphone:X by completing ARM based solutions
		25%	Wireless Audio – Ship targeted speaker brands with Play-Fi technology, launch targeted content services
		25%	Content – Add targeted streaming partners
		25%	DTS:X – Release targeted Hollywood films with DTS:X, deploy targeted cinema screens with DTS:X, ship targeted AVR brands with DTS:X, release targeted Blu-ray titles with DTS:X
Financial Performance	20%	Financial Performance Metrics	Threshold (in millions)	Target (in millions)	Maximum (in millions)
		50% Non-GAAP revenue*	$130.0	$153.0	$160.0
		50% Non-GAAP operating income*	$ 37.7	$ 44.4	$ 46.4
		Funding**	25%	50%	100%
Individual Performance	Each NEO’s award can be adjusted by a multiplier ranging from 0 to 1.5, based on performance in managing their respective functional areas supporting the strategic goals listed above.
*	Non-GAAP revenue is calculated by adjusting GAAP revenue for certain unique or unforeseen transactions, events, or circumstances that were not contemplated in the incentive compensation plan metrics; non-GAAP operating income is calculated by adjusting GAAP operating income for the same adjustments made, if any, to non-GAAP revenue, and to exclude the impact related to stock-based compensation, amortization of intangible assets, certain acquisition, integration and restructuring related costs, changes to the fair value of contingent consideration, any impairment of intangible assets, and other non-recurring or unique charges. Any such adjustments to GAAP results are approved by the Committee.
**	Performance between metrics shall be interpolated to derive an appropriate funding factor.

The payment calculation under the 2015 Integration Plan is summarized below:

DTS, INC. - Proxy Statement	43

Back to Contents

2015 Award Payout Results

Based on the Company’s achievement of the integration goals, financial performance, key strategic initiatives, and individual executive performance, the Committee determined that 2015 Integration Plan should have funded at approximately 80% of each NEO’s target award for 2015. However, due to lower than expected overall financial performance, the Committee, based on management’s recommendations, applied negative discretion and awarded the NEOs 55% of their target award. These payouts are summarized in the table below:

													Payout After Negative
	Plan Calculated Payout												Discretion
												Plan	Actual
	Individual		Inte-		Financial		Strategic		Individual Perfor-		Plan	Calculated Award	Payout after	Actual Award
NEO	Target Opportunity	x	gration Goals(1)	+	Perfor- mance(2)	+	Perfor- mance(3)	x	mance Multiplier	=	Calculated Payout	as % of Target	Negative Discretion	as % of Target(4)
Jon E. Kirchner	$ 550,000		60%		2.5%		17%		1.0		$ 437,250	80%	$ 302,500	55%
Melvin L. Flanigan	$ 203,700		60%		2.5%		17%		1.0		$ 161,942	80%	$ 112,035	55%
Brian D. Towne	$ 259,910		60%		2.5%		17%		1.0		$ 206,628	80%	$ 142,951	55%
Blake A. Welcher	$ 226,200		60%		2.5%		17%		1.0		$ 179,829	80%	$ 124,410	55%
Frederick L. Kitson	$ 230,250		60%		2.5%		17%		1.0		$ 183,049	80%	$ 126,638	55%

(1)	The Committee determined that all the integration goals were achieved.
(2)	The Company did not meet the threshold level for 2015 non-GAAP operating margin and thus no funding was achieved for this factor. The Company slightly exceeded the threshold level for 2015 revenue; however, given the overall performance of the Company, the Committee determined that the revenue factor would fund at the minimum funding of 25%, resulting in the overall Financial Performance factor funding at 2.5% (25% x 50% x 20% = 2.5%).
(3)	The Committee determined that, on aggregate, 85% of strategic initiatives were achieved, resulting in the overall Strategic Performance factor funding at 17% (85% x 20% = 17%).
(4)	Due to lower than expected overall financial performance, the Committee, based on management’s recommendations, applied negative discretion and awarded the NEOs 55% of their target award.

In recognition of performance during the year, including work performed around the diligence and acquisition of iBiquity, the Committee awarded Mr. Welcher an additional bonus of $101,800.

2016 Incentive Compensation Plan

In February 2016, the Committee established the parameters for the 2016 Executive Incentive Compensation Plan (the “2016 Plan”) to continue to motivate our executives to drive the execution of the Company’s strategic plan while achieving specific annual organizational and financial results. The 2016 Plan is funded based on two general components: overall company financial targets (weighted at 65%) and key strategic initiatives (weighted at 35%). In connection with the establishment of the 2016 Plan, the Committee reviewed the current award opportunities for the NEOs under the program and there were no adjustments made to the 2016 NEO Target Award percentages.

Long-Term Incentives

Long-term incentives comprise an integral component of our executive compensation program, as the Committee recognizes that our executive officers have a significant impact on our success and, as a result, the creation of long-term stockholder value. To align their interests with those of our stockholders, we use equity awards, including RSU and PSU awards, to provide long-term incentive compensation opportunities to our executive officers, including the NEOs. The Committee also uses equity awards as a means of ensuring that our overall compensation packages are attractive relative to those companies with which we compete for executive talent, including the companies in our peer group. Accordingly, the Committee believes equity awards are critical to our ability to attract, retain and motivate executive talent.

The Committee has, in the past, granted options to purchase shares of our common stock with an exercise price that is equal to the fair market value of our common stock on the date of grant, which is the closing market price of our common stock as reported by the Nasdaq Global Select Market on the day the option is granted. Generally, these options vest over four years in equal annual installments and expire 10 years from the date of grant. The time-based vesting RSUs also generally vest over a four-year period in equal annual installments. These vesting and exercise price requirements are intended to encourage executive officers to focus on long-term stockholder value creation and serve our long-term retention objectives. Since 2014, the Committee has also started granting PSUs to emphasize stockholder alignment (see below for additional information).

Typically, the Committee grants equity awards at the same time it reviews the base salaries of our executive officers, including the NEOs, during the first fiscal quarter of each year, after prior year

DTS, INC. - Proxy Statement	44

Back to Contents

Company and individual performance is ascertained and it has had an opportunity to review the Company’s year-end annual financial statements. We believe that this approach facilitates the Committee’s evaluation and determination of total compensation with respect to each executive officer.

The Committee is also mindful of the potential dilution to stockholders of these equity awards, which was a factor in the Committee’s decision to implement the use of RSUs as part of the equity award mix. In 2015, this decision enabled us to provide long-term incentive compensation while using fewer shares of our common stock than if stock options alone were granted.

Typically, our CEO, after discussion and consultation with the Compensation Committee Chair, presents recommendations to the Committee as to the specific number and type of equity awards to be granted to our executive officers, including the other NEOs, based on the same assessment of the executive officer’s performance used in determining any base salary adjustments and payments under the annual performance-based Incentive Compensation Plan, the levels of their other compensation components, the dilutive effects of the proposed equity awards and data about the competitive market (based on the Company’s peer group). The Committee generally gives significant weight to our CEO’s recommendations, as he is most familiar with each executive officer’s performance. However, the Committee may exercise its discretion with respect to any recommended equity award.

The Committee uses the same process to determine the specific number and type of equity awards granted to our CEO, except that the recommendation is made by the Chair of the Committee and our Lead Independent Director. Our CEO’s performance is assessed by the Committee with input from the other members of the Board of Directors.

Granting of PSUs

To further provide incentives to emphasize stockholder alignment, the Committee restructured the equity component of our executive compensation program in 2014 to introduce PSUs. In 2015, the CEO’s PSU grant represented approximately half of the aggregate target value of all of his awards. The Committee awarded the NEOs (other than our CEO) PSUs accounting for approximately 40% of the aggregate target value of all awards. In 2016, PSU grants for all NEOs, including the CEO, represented approximately 50% of the aggregate target value of all awards.

2015 Equity Awards

The equity awards granted to the NEOs on February 11, 2015, were as follows:

			Number of		Total Grant
	Number of	Grant Date	Shares	Grant Date	Date Fair
	Shares Subject	Fair Value	Subject	Fair Value	Value of all
	to RSU	of RSU	to PSU	of PSU	Equity
Named Executive Officer	Awards	Awards	Awards(1)	Awards(2)	Awards
Jon E. Kirchner	31,290	$ 866,107	31,290	$ 866,107	$ 1,732,214
Melvin L. Flanigan	14,820	410,218	9,880	273,478	683,696
Brian D. Towne	17,790	492,427	11,860	328,285	820,712
Blake A. Welcher	14,820	410,218	9,880	273,478	683,696
Frederick L. Kitson	15,810	437,621	10,540	291,747	729,368
(1)	Number of shares reflected at 100% of target. Each PSU represents the contingent right to receive between zero and two shares of the Company’s common stock upon vesting, subject to the level of achievement of performance goals.
(2)	Value reflects the aggregate grant date fair value based upon the probable outcome of the performance conditions determined as of the grant date.

The equity awards granted to the NEOs during 2015 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” below.

The RSUs vest in four equal annual installments beginning on February 15, 2016.

The PSUs vest in two equal installments upon achievement of certain internal performance goals, with one-half vesting on February 15, 2017, and the remaining vesting on February 15, 2018, in each case assuming the specified performance goals are achieved and the service conditions are met. For all PSUs granted in 2015, 50% of the internal performance goals is weighted on network-connected revenue growth over two years and the other 50% is weighted on 2016 non-GAAP operating margin. Non-GAAP operating margin is calculated by adjusting GAAP operating margin to exclude the impact related to stock-based compensation, amortization of intangible assets, certain acquisition, integration and restructuring related costs, and other non-recurring or unique costs as approved by the Committee. All performance goals will be measured as of December 31, 2016. Each PSU represents the contingent right to receive between zero and two shares of the Company’s common stock upon vesting, subject to the level of achievement of the specified performance goals. Any portion of the PSUs that do not vest due to performance below the minimum required level for vesting will be forfeited.

DTS, INC. - Proxy Statement	45

Back to Contents

2016 Equity Awards

In February 2016, the Committee undertook a similar process as described above and approved grants of time-based vesting RSUs and grants of PSUs to each of the NEOs. Both the CEO and other NEOs were awarded equity grants consisting of approximately 50% PSUs and 50% RSUs, as a percentage of the aggregate target value of all equity awards. The equity awards granted to the NEOs on February 11, 2016, were as follows:

	Number of Shares	Number of Shares
	Subject to RSU	Subject to PSU
Named Executive Officer	Awards(1)	Awards(1)(2)
Jon E. Kirchner	50,000	50,000
Melvin L. Flanigan	14,190	14,190
Brian D. Towne	17,010	17,010
Frederick L. Kitson	15,040	15,040
(1)	The closing price of our common stock on February 11, 2016 was $22.04.
(2)	Number of shares reflected at 100% of target. Each PSU represents the contingent right to receive between zero and two shares of the Company’s common stock upon vesting, subject to the level of achievement of performance goals.

The RSUs vest in four equal annual installments beginning on February 15, 2017.

The PSUs vest in two equal installments upon achievement of certain internal performance goals, with one-half of the PSUs vesting on February 15, 2018, and the remaining PSUs vesting on February 15, 2019, in each case assuming the performance goals are achieved and the service conditions are met. 40% of the 2016 PSU grants is based on 2017 non-GAAP operating margin, and the remaining 60% is based on strategic performance in the following three areas, each weighted 20%: (1) mobile, (2) Play-Fi, and (3) HD Radio technology. All performance goals will be measured as of December 31, 2017. Each PSU represents the contingent right to receive between zero and two shares of the Company’s common stock upon vesting, subject to the level of achievement of the specified performance goals. Any portion of the PSUs that does not vest due to performance below the minimum required level for vesting will be forfeited.

Summary of PSU Award Program

The Committee believes the introduction of PSUs into the compensation program in 2014 and the continued issuance of PSUs in 2015 and 2016 represents a critical step in further aligning pay with performance. A summary of the 2014, 2015 and 2016 PSU awards is shown below.

DTS, INC. - Proxy Statement	46

Back to Contents

2014 PSUs Earned

In February 2016, the Committee evaluated the Company’s performance for the two-year period ended December 31, 2015, to determine the number of shares earned under the 2014 PSUs. The Committee evaluated performance compared to the established performance metrics relating to two-year mobile revenue growth, which was weighted at 65%, and 2015 non-GAAP operating margin, which was weighted at 35%. Based on its assessment of performance, the Committee determined that the NEOs earned approximately 21% of the total target number of PSUs granted, resulting in the number of shares earned summarized below:

Named Executive Officer	Number of Shares at Target	Number of Shares Earned Based on Performance	Number of Shares Vesting on 2/15/16	Number of Shares Vesting on 2/15/17
Jon E. Kirchner	41,670	8,896	4,448	4,448
Melvin L. Flanigan	13,360	2,852	1,426	1,426
Brian D. Towne	15,710	3,354	1,677	1,677
Blake A. Welcher	13,360	2,852	1,426	1,426
Frederick L. Kitson	14,140	3,018	1,509	1,509

Additionally, the Committee evaluated Mr. Towne’s additional 2014 PSU grant, under which 50% of the performance metrics was based on two-year Play-Fi gross profit performance and the other 50% was tied to goals relating to improving the operational capabilities of the Company’s Asia team by the end of 2015. Out of the 12,500 PSUs granted, the Committee determined that Mr. Towne earned 50% (or 6,250 shares) of the grant, with 50% of the earned shares (or 3,125 shares) vesting on February 15, 2016, and the remaining vesting on February 15, 2017.

Other Compensation

Employee Benefits

We have established a tax-qualified Section 401(k) defined contribution retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently match contributions made to the plan by our employees, including our executive officers, up to 4% of an employee’s eligible compensation, subject to certain limitations. We intend for the plan to continue to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan. Other than our 401(k) plan, we do not maintain any other retirement plan for our NEOs.

Our executive officers, including the NEOs, are eligible to participate in our broad-based employee stock purchase plan on the same basis as all of our full-time employees.

In addition, we provide other benefits to our executive officers, including the NEOs, on the same basis as these benefits are provided to all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, healthcare savings accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.

We design our employee benefits program to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits program, as needed, based upon regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.

Perquisites and Other Personal Benefits

While we do not view perquisites or other personal benefits as a significant component of our executive compensation program, from time to time, the Committee has provided certain of the NEOs with perquisites in amounts that it believes to be reasonable. We believe that these benefits have been useful in attracting, motivating and retaining the executive talent for which we compete. We also believe that these benefits assist our executive officers in performing their duties and provide certain time efficiencies for our executive officers in appropriate circumstances. For additional information, refer to the “Summary Compensation Table”.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of their duties, to make them more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Committee.

Employment Agreements

Generally, we seek to secure the services of our executive officers through the use of written employment agreements. We do this to clarify the terms of their employment, to define the rights and obligations of the executive officer, and to set forth the circumstances under which they may become eligible to receive post-employment compensation and benefits and the amounts and obligations

DTS, INC. - Proxy Statement	47

Back to Contents

thereof. The Committee believes that these employment agreements provide us with reasonable contractual protections and that making post-employment compensation commitments to our executive officers leads to stronger retention than if such arrangements were not offered.

We entered into new employment agreements in 2011 with our CEO and each of the other NEOs who were employed with the Company at that time and with other NEOs when they became employees of the Company. Each of these agreements provides for “at will” employment and sets forth the terms and conditions of employment of each NEO, including base salary, target annual bonus and standard employee benefit plan participation. These employment arrangements were each subject to execution of a standard proprietary information and invention agreement and proof of identity and work eligibility in the United States. On March 13, 2014, Mr. Towne entered into an amendment to his employment agreement to accept a special assignment to serve as the Company’s Executive Vice President and President DTS Asia Pacific. In connection therewith, the initial term of Mr. Towne’s employee agreement was extended through February 12, 2016, with one-year automatic renewals thereafter. No other terms were impacted by this amendment.

Each of these agreements was approved on our behalf by the Committee. Other than the amendment to Mr. Towne’s agreement noted above, these employment agreements have not been materially amended and are currently in effect. For a summary of the material terms and conditions of these employment agreements, see “Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements”.

Post-Employment Compensation Arrangements

The employment agreements of our NEOs provide for certain protection in the event of their termination of employment under specified circumstances, including following a change of control of the Company. We believe that these protections were necessary to induce these individuals to enter into these agreements and, thereby, forego other employment opportunities and to remain employed with us. We also believe that these protections serve our executive retention objectives by helping the NEOs maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change of control of the Company. In addition, these protections are available only upon an NEO’s executing a general release of claims against us. The terms of these arrangements were determined by the Committee and the Board following an analysis of relevant market data for other companies with whom we compete for executive talent.

In the event of a change of control of the Company, the NEOs are eligible to receive payments and benefits under their employment agreements only where the change of control is preceded or followed by a termination without Cause or resignation for Good Reason within a specified time period (a “double-trigger” provision).

For a summary of the material terms and conditions of our post-employment compensation arrangements, see “Potential Payments upon Termination or Change of Control”.

Compensation-Setting Process

Role of the Compensation Committee

The Committee has overall responsibility for administering our executive compensation program. In fulfilling this responsibility, the Committee sets the target total direct compensation opportunities, as well as each individual compensation component, for our executive officers, including the NEOs.

The Committee, based on the recommendation of our CEO (except with respect to his own compensation) and the other factors described herein, determines the compensation of our executive officers, including the NEOs. The Committee, with the input of our Lead Independent Director and the Committee Chair, determines the compensation of our CEO. As part of its deliberations, the Committee takes into account our annual and long-term financial and operational performance, our long-term strategic and operational initiatives, the past performance and expected future contributions of our executive officers, their individual expertise, skills and experience and competitive market data.

Each year, the Committee conducts an annual assessment of the competitiveness of our executive compensation program, including each individual compensation component, with the assistance of its compensation consultant. The Committee monitors the overall mix of our executive officers’ compensation by comparing each component to competitive market practices to ensure appropriate pay leverage is maintained in our overall compensation packages.

Role of Executive Officers

Our CEO makes recommendations to the Committee as to the base salaries, target annual cash incentive award opportunities and long-term incentive compensation of our executive officers, including the NEOs (except with respect to his own compensation). These recommendations are based on our CEO’s evaluation of each executive officer’s individual performance and a review of relevant market data. The Committee then reviews the CEO’s recommendations and in its sole discretion may accept or adjust the compensation recommendations it is provided for each executive officer.

At the beginning of each year, our CEO reviews the performance of each of our executive officers, including the other NEOs. These performance reviews typically include an evaluation of the attainment of the individual goals and objectives established by the Committee in connection with the annual performance-based cash incentive compensation for the prior year, which are specific to each executive officer’s area of responsibility.

DTS, INC. - Proxy Statement	48

Back to Contents

Role of Compensation Consultant

To assist in fulfilling its responsibilities and duties, the Committee engaged Compensia, Inc. (“Compensia”), a national executive compensation consulting firm, as its independent compensation consultant for 2015. Compensia’s engagement encompassed a range of executive compensation advisory services, including a review of our executive compensation philosophy and peer group, a competitive assessment of executive compensation levels among our peer group, a review of our Board of Directors compensation program, assistance with developing new stock plans and input on this CD&A.

Compensia works at the direction of, and reports directly to, the Committee, who may replace the compensation consultant or hire additional advisors at any time. One or more representatives of Compensia attend Committee meetings, as requested. Compensia does not perform any services for the Company unless directed to do so by the Committee. Based on the consideration of the various factors as set forth in the rules of the SEC, the Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Committee has raised any conflicts of interest, and the Committee believes that Compensia is independent.

Competitive Positioning

In July 2014, the Committee directed Compensia to review and provide an assessment of compensation levels for our executive officers and to provide position-specific, public company compensation data for the companies identified by Compensia and management and approved by the Committee as reasonable market comparators for competitive positioning purposes.

These companies were selected because Compensia, management and the Committee believe they are representative of the type of companies which we currently, and may in the future, compete with for executive talent. In selecting peer companies, we used a number of targeted criteria designed to reflect our unique business structure. Given the limited number of directly comparable companies from a business perspective, the criteria were expanded in some cases to include companies that the Committee considered to be a close fit in terms of business focus and/or with whom we might compete for executive talent. As a result, some companies may not satisfy all of the selection criteria. Our peer group consists of companies in the media/entertainment, internet/software, semiconductor, electronic components and communications equipment industries with:

•	revenue less than $500 million;

•	a market cap between 0.5x and 3.0x DTS;

•	a market cap per employee of less than $2.5 million;

•	revenue per employee of less than $1 million; and

•	total number of employees between 185 and 750.

	Revenue: A Public Company with Annual Revenue < $500 million	Market Cap: Between 0.5x and 3.0x DTS	Market Cap per Employee: < $2.5 million	Revenue per Employee: < $1 million	Number of Employees: Between 185 and 750
Acacia Research	X	X
Audience	X	X	X	X	X
Brightcove	X	X	X	X	X
CalAmp	X	X	X	X	X
Dolby Laboratories*				X
Entropic Communications	X	X	X	X	X
Procera Networks	X	X	X	X	X
Rambus	X			X	X
Rovi*			X	X
Rubicon Technology	X	X	X	X	X
SciQuest	X	X	X	X	X
SeaChange International	X	X	X	X	X
TiVo	X		X	X	X
Tremor Video	X	X	X	X	X
Universal Display	X
Exar	X	X	X	X	X
Limlight Networks	X	X	X	X	X
LogMeIn	X		X	X	X
MaxLinear	X	X	X	X	X
Monotype Imaging Holdings	X			X	X
RealD	X	X
SPS Commerce	X	X	X	X

*	Dolby is a direct competitor of DTS, and accordingly we compete directly with Dolby for talent in the audio solutions space. ROVI is a peer within 25 miles of DTS that we compete with for local technology talent.

DTS, INC. - Proxy Statement	49

Back to Contents

DTS COMPARED TO PEER GROUP MEDIAN*

*All data is as of July 31, 2014 except for revenue which is TTM as of June 30, 2014.
Number of employees as of fiscal year-end.

Compensia, management and the Committee continue to monitor our peer group as our business model and potential talent pool continues to evolve, and to ensure companies from which we reference maintain a level of relevancy from industry segments in which we currently compete, or plan to compete, for key executive talent.

Once the peer group had been approved, Compensia used the compensation information reported in the public filings of these companies to conduct its analysis. Compensia compiled the compensation data from the peer group and prepared assessments referencing the compensation of each of our executive officers against this data. These assessments covered the following compensation components: base salary, target annual cash incentive, target total cash compensation, estimated grant date value of long-term incentives and total direct compensation.

In determining the 2015 compensation recommendations for our executive officers, including the NEOs (other than our CEO), our CEO and the Compensation Committee Chair analyzed these assessments and used these analyses as a reference point in comparing the recommendations against the competitive market. This market data was taken into account while reviewing our plan for competitive and retentive value. Our CEO, after discussion and consultation with the Compensation Committee Chair, then presented recommendations to the Committee based on the results of these deliberations and his evaluation of the performance of each executive officer. In setting compensation for our CEO, our Lead Independent Director and the Compensation Committee Chair analyzed the assessments and formed a recommendation based upon their evaluation of our CEO’s performance. The Committee then reviewed the recommendations for our executive officers, including our CEO and other NEOs, as well as the assessments prepared by Compensia, to set compensation for 2015. As described earlier, these deliberations and decisions occurred during the first quarter of the year.

Other Compensation-Related Policies

Stock Ownership Guidelines

Role	Value of Common Stock To Be Owned
Chairman & CEO	3 times annual base salary within five years from established guidelines
Non-Employee Directors	3 times annual cash retainer within five years from established guidelines

In 2011, we established stock ownership guidelines for our CEO to better align his interests with those of our stockholders. These guidelines require our CEO, within five years from the adoption of the guidelines, to acquire and hold, in aggregate, shares of our common stock, restricted stock awards and restricted stock units and stock options with a value equal to at least three times his annual base salary. While we have not adopted stock ownership guidelines for our other executive officers, the Committee considers each such executive officer’s stock ownership level in making decisions about annual and other equity awards for these individuals. With respect to its 2015 compensation decisions, the Committee considered the level of equity awards that it had granted to our executive officers in the past combined with the equity awards it determined to grant in 2015 to be sufficient to align their interests with those of our stockholders.

DTS, INC. - Proxy Statement	50

Back to Contents

In addition to our CEO, our non-employee directors are subject to similar stock ownership guidelines, requiring them to, within five years of the later of adoption of the guidelines or joining the board, own, in aggregate, shares of our common stock, restricted stock awards, restricted stock units and stock options with a value equal to three times the annual cash retainer payable to non-employee directors.

Clawback Policy

During 2012, the Committee adopted a “clawback” policy that permits the Company to, in certain circumstances, recover incentive compensation, including bonuses, incentive arrangements or equity awards, paid or awarded to our executives (“Incentive Compensation”). Such Incentive Compensation may be recouped by the Company if there is an accounting restatement caused by any such officer’s fraud or intentional misconduct. The amount that may be recouped is the difference between (i) the amount of any such Incentive Compensation actually paid or awarded to, and value of any such Incentive Compensation realized by, such officer during the prior three-year period, and (ii) the amount of any such Incentive Compensation that would have been paid or awarded to, and value of any Incentive Compensation that would have been realized by, such officer during such three-year period based on the financial results under the restated financials, as determined in the reasonable discretion of the Board.

Derivatives Trading and Hedging Policy

Our insider trading policy prohibits the pledging, trading of derivatives or the hedging of our equity securities by our employees, including our executive officers, and directors. Specifically, they may not, at any time:

•	trade in any puts, calls, covered calls or other derivative products involving company securities;

•	engage in any hedging or monetization transactions in a way that mitigates the full risk or rewards of ownership of the Company’s securities; or

•	hold company securities in a margin account or pledge company securities as collateral for a loan.

Tax and Accounting Considerations

Deduction Limitation

In making compensation decisions for our executive officers, the Committee considers the extent to which their compensation will be deductible by the Company for income tax purposes, in particular under Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) provides that the Company may not deduct compensation paid to its principal executive officer and its three next most highly-compensated executive officers (other than its principal financial officer) in excess of $1 million during any taxable year unless the compensation qualifies for an exemption from such limitation, such as “performance-based” compensation.

Since the Committee reserves the ability to use subjective factors in determining the amount of compensation payable to our executive officers, some compensation components have not, and, in the future, may not, qualify as “performance-based” compensation for purposes of Section 162(m). For example, to date, the annual cash bonuses that have been paid to our executive officers have not qualified as “performance-based” compensation. Further, the RSU awards that have been granted to our executive officers have not been qualified as “performance-based” compensation. The Committee believes that, to date, the stock options that have been granted to our executive officers qualify as “performance-based” compensation. Consequently, any compensation income realized by an executive officer subject to Section 162(m) in connection with an exercise of such options should be fully deductible by the Company.

The Committee believes that it is important to retain the flexibility in administering our executive compensation program to provide compensation to our executive officers that may not be fully deductible for income tax purposes. Although the Committee considers tax deductibility as one of the factors in determining the compensation of our executive officers, it does not necessarily limit compensation to those levels or types of compensation that will be deductible. The Committee will consider alternative forms of compensation consistent with our executive compensation philosophy and objectives which may preserve deductibility when it considers such objectives to be in the best interests of the Company and our stockholders.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change-of-control of the Company that exceed certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any of the NEOs, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 during 2015, and we have not agreed, and are not otherwise obligated, to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards.

DTS, INC. - Proxy Statement	51

Back to Contents

Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements

Generally, the Company seeks to secure the services of its executive officers with employment contracts. The Company does this to clarify the terms of employment, to define the obligations of the executive and to set forth the circumstances under which he or she may become entitled to severance payments and the amounts and obligations thereof. The Committee believes that the employment agreements provide the Company with reasonable contractual protections and that making severance commitments to the Company’s executives leads to stronger retention than if such benefits were not offered. In 2011, the Company entered into new employment agreements with its named executive officers. On March 13, 2014, Mr. Towne entered into an amendment to his employment agreement to accept a special assignment to serve as the Company’s Executive Vice President and President DTS Asia Pacific. On October 1, 2015, the Company entered into a new employment agreement with Geir Skaaden as a result of his promotion to Executive Vice President. Collectively, these agreements are referred to as the “employment agreements.” Other than Mr. Towne’s amendment, the employment agreements have not been materially amended and are currently in effect.

The employment agreements provide the Company a balance of contractual protections in exchange for severance for the executives in the case of termination without “Cause” and resignation for “Good Reason”, each as defined below. The employment agreements do not contain a single trigger provision that would generally allow the executive officers to terminate their employment because of a change of control of the Company, nor do they entitle the executive officers to benefits under their employment agreements, solely as a result of change of control of the Company, as if they were terminated without “Cause”. The Committee structured the employment agreements in this fashion because it believes the executives should not be entitled to such benefits absent other factors, such as a termination without “Cause” or resignation for “Good Reason”.

Under the Company’s 2012 Equity Incentive Plan, options, stock appreciation rights, stock awards and stock units will immediately vest, or the repurchase rights applicable to an award will terminate, in the event that they are not assumed, substituted for, or otherwise continued in connection with a change of control. For this purpose, a change in control is defined by the 2012 Equity Incentive Plan to include a sale of shares, a merger, an asset sale, or similar transactions following which the stockholders of the Company do not retain immediately after the transaction direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding securities entitled to vote generally in the election of directors.

A “Change of Control”, as used in each named executive officer’s employment agreement, is defined as any one of the following occurrences: (i) any person or entity, including a “group” as contemplated in SEC rules, acquires securities holding 30% or more of the total combined voting power or value of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings), or (iii) as a result of, or in connection with, a contested election of the Company’s Board of Directors, the persons who were directors immediately before the election cease to constitute a majority of the members of the Board of Directors.

Chief Executive Officer Employment Agreement

The employment agreement with Jon E. Kirchner, the Company’s CEO, has an initial term of four years, with one-year automatic renewals thereafter, until the agreement is terminated in accordance with its terms. Mr. Kirchner’s base salary as of December 31, 2015, was $550,000, and the annual salary paid during 2015 is set forth in the “Summary Compensation Table” below. The cost of Mr. Kirchner’s benefits was on average approximately $1,860 per month.

Under Mr. Kirchner’s employment agreement, if his employment is terminated without “Cause” or if he resigns for “Good Reason”, he will be entitled to a severance package that shall include (a) a lump sum severance payment equal to 24 months of Mr. Kirchner’s base salary then in effect, (b) payment by the Company of premiums required to continue Mr. Kirchner’s group health care coverage for a period of 24 months, provided that he remains eligible for those benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and does not become eligible for health coverage through another employer, (c) full acceleration of vesting of Mr. Kirchner’s then-outstanding equity compensation awards (excluding any awards with performance-based vesting) and an extension of the exercise period of Mr. Kirchner’s stock option or stock appreciation right grants until the earlier of (i) five years from the date of termination or (ii) the remaining life of the equity grants, and (d) 18 months of outplacement services. The severance package is contingent upon, among other things, Mr. Kirchner’s release of claims against the Company.

Mr. Kirchner’s employment agreement includes a “double trigger” change of control severance provision, whereby if he is terminated without “Cause” or resigns for “Good Reason” within a period that is three months prior to, or 24 months following, a Change of Control of the Company (as defined in Mr. Kirchner’s employment agreement), then, in lieu of the severance package described above, he shall be entitled to receive a “CoC Severance Package” that includes (a) a lump sum severance payment equal to two times the sum of (i) Mr. Kirchner’s then current annualized base salary plus (ii) the greater of (x) Mr. Kirchner’s most recently received annual bonus or (y) the average of Mr. Kirchner’s annual bonus of the prior three years immediately preceding the termination date, (b) payment by the Company of premiums required to continue Mr. Kirchner’s group health care coverage for a period of 24 months, provided that he remains eligible for those benefits under COBRA and does not become eligible for health coverage through another employer, (c) full acceleration of vesting of Mr. Kirchner’s then-outstanding equity compensation awards (excluding any awards with performance-based vesting, except to the extent such acceleration is specifically provided for pursuant to the grant documents) and an extension of the exercise period of Mr. Kirchner’s stock options or stock appreciation right grants until the earlier of (i) five years from the date of termination, or (ii) the remaining life of the equity

DTS, INC. - Proxy Statement	52

Back to Contents

grants, and (d) 18 months of outplacement services. The CoC Severance Package is conditioned upon, among other things, Mr. Kirchner’s release of claims against the Company and, to the extent he sells all of his ownership interest in the Company as part of the Change of Control transaction, that he will not compete or solicit Company customers for a period of two years following the change of control.

Under Mr. Kirchner’s employment agreement, if Mr. Kirchner’s employment is terminated for “Cause” or if he resigns without “Good Reason”, he will be entitled to receive his base salary then in effect, prorated to the date of termination, and all benefits accrued through the date of termination.

Under Mr. Kirchner’s employment agreement, a termination for “Cause” occurs only in the case of (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Mr. Kirchner relating to his obligations or the business of the Company, (b) acts or conduct of Mr. Kirchner that are materially adverse to the Company’s interests, (c) material breach by him of the employment agreement, (d) breach by him of the Company’s Proprietary Information and Inventions Agreement, (e) Mr. Kirchner’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or that otherwise negatively impacts Mr. Kirchner’s ability to effectively perform his duties, or (f) Mr. Kirchner’s willful neglect of duties or his inability to perform the essential functions of the position, with or without reasonable accommodation, due to a mental or physical disability or death.

Under Mr. Kirchner’s employment agreement, “Good Reason” means the occurrence of any of the following events or conditions, without his consent: (a) a material reduction in his duties, authority or responsibilities, (b) a material reduction in his annual base salary or annual bonus or incentive compensation opportunity as in effect as of the date hereof or as the same may be increased from time to time, (c) a material diminution in the authority, duties or responsibilities of the supervisor to whom he is required to report, including a requirement that Mr. Kirchner report to a corporate officer or employee instead of directly to the Company’s Board of Directors, (d) a material diminution in the budget over which Mr. Kirchner retains authority, (e) the relocation of his principal place of employment to a location more than 30 miles from his principal place of employment immediately prior to his termination or the Company’s requirement that he be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with his present business travel obligations, (f) any action or inaction that constitutes a material breach by the Company of the employment agreement or any other agreement between the Company and Mr. Kirchner, or any material breach by the Company of a policy relating to the benefits to which he is entitled, or (g) any material reduction in the value of any of the benefits provided to Mr. Kirchner as of the date of his 2011 employment agreement or as increased from time to time.

Employment Agreements for Other NEOs

The employment agreements with each of our NEOs (other than our CEO) are substantially similar to that of our CEO, except as noted below. Each has an initial term of three years, with one-year automatic renewals thereafter, until the agreement is terminated in accordance with its terms. On March 13, 2014, Mr. Towne entered into an amendment to his employment agreement to accept a special assignment to serve as the Company’s Executive Vice President and President DTS Asia Pacific. In connection therewith, the initial term of Mr. Towne’s employee agreement was extended through February 12, 2016, with one-year automatic renewals thereafter. Annual salaries for 2015 are as noted above and in the “Summary Compensation Table”. The cost of benefits for each such officer in 2015 was on average between approximately $1,326 and $2,093 per month.

Under each of the employment agreements, if employment is terminated without “Cause” or if the executive resigns for “Good Reason”, he will be entitled to a severance package that shall include (a) a lump sum severance payment equal to 12 months of the executive’s base salary then in effect, (b) payment by the Company of premiums required to continue the executive’s group health care coverage for a period of 12 months, provided that he remains eligible for those benefits under COBRA and does not become eligible for health coverage through another employer, (c) full acceleration of vesting of the executive’s then-outstanding stock options and any restricted stock units or awards granted prior to 2011 (excluding any awards with performance-based vesting) and an extension of the exercise period of the executive’s stock option or stock appreciation right grants until the earlier of (i) five years from the date of termination or (ii) the remaining life of the equity grants, and (d) 12 months of outplacement services. The severance package is contingent upon, among other things, the executive’s release of claims against the Company.

Each of the employment agreements include a “double trigger” change of control severance provision, whereby the executive officer is terminated without “Cause” or resigns for “Good Reason” within a period that is three months prior to, or 24 months following, a Change of Control of the Company (as defined in the executive’s employment agreement), then, in lieu of the severance package described above, he shall be entitled to receive a “CoC Severance Package” that includes (a) a lump sum severance payment equal to one and a half (1.5) times the sum of (i) the executive’s then current base salary plus (ii) the greater of (x) the executive’s most recently received annual bonus or (y) the average of the executive’s annual bonus of the prior three years immediately preceding the termination date, (b) payment by the Company of premiums required to continue the executive’s group health care coverage for a period of 18 months, provided that he remains eligible for those benefits under COBRA and does not become eligible for health coverage through another employer, (c) full acceleration of vesting of the executive’s then-outstanding equity compensation awards (excluding any awards with performance based vesting, except to the extent such acceleration is specifically provided for pursuant to the grant documents) and an extension of the exercise period of the executive’s stock options or stock appreciation right grants until the earlier of (i) five years from the date of termination, or (ii) the remaining life of the equity grants, and (d) 12 months of outplacement services. The CoC Severance Package is conditioned upon, among other things, the executive’s release of claims against the Company and, to the extent he sells all of the executive’s ownership interest in the Company as part of the Change of Control transaction, that he will not compete or solicit Company customers for a period of 12 months following the change of control.

DTS, INC. - Proxy Statement	53

Back to Contents

Under each of the employment agreements, if employment is terminated for “Cause” or if the executive resigns without “Good Reason”, the executive will be entitled to receive their base salary then in effect, prorated to the date of termination, and all benefits accrued through the date of termination.

Under the employment agreements, the definition of “Cause” is substantially similar to that included in the employment agreement of our CEO, and “Good Reason” means the occurrence of any of the following events or conditions, without the executive’s consent: (a) a material reduction in the executive’s duties, authority or responsibilities, (b) a requirement, following a Change of Control, that the executive report to someone other than the person principally responsible for the performance of the Company’s business, (c) a material non-voluntary reduction in the executive’s annual base salary or bonus as in effect on the date of the employment agreement, other than a reduction of not more than 15% that generally applies to all officers of the Company, (d) the relocation of the executive’s principal place of employment to a location more than 30 miles from the executive’s principal place of employment immediately prior to the executive’s termination or the Company’s requirement that he be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the executive’s present business travel obligations, (e) any action or inaction that constitutes a material breach by the Company of the employment agreement or any other agreement between the Company and the executive, or any material breach by the Company of a policy relating to the benefits to which the executive is entitled, or (f) any material reduction in the value of any of the benefits provided to the executive as of the date of the executive’s 2011 employment agreement or as increased from time to time.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of our Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee (the “Committee”) of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Committee:

COMPENSATION COMMITTEE

David C. Habiger, Chair

Craig S. Andrews

DTS, INC. - Proxy Statement	54

Back to Contents

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2015 Summary Compensation of NEOs

The following table sets forth information concerning compensation for services to us during fiscal years 2015, 2014 and 2013 by our NEOs.

2015 SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Jon E. Kirchner	2015	540,577	—		1,732,214	—	302,500	—	22,845	2,598,136
Chairman and Chief	2014	510,962	—		1,273,125	443,942	563,668	—	46,970	2,838,667
Executive Officer	2013	500,000	—		—	1,114,980	337,500	—	22,266	1,974,746
Melvin L. Flanigan	2015	336,835	—		683,696	—	112,035	—	10,645	1,143,211
Executive Vice President,	2014	327,015	—		544,286	284,624	216,448	—	9,248	1,381,621
Finance and Chief Financial Officer	2013	320,000	—		—	297,328	130,000	—	9,001	756,329
Brian D. Towne	2015	368,392	—		820,712	—	142,951	—	65,886	1,397,941
Executive Vice President and	2014	357,673	—		894,651	334,896	285,000	—	50,276	1,922,496
President DTS Asia Pacific	2013	350,000	—		—	445,992	150,000	—	23,922	969,914
Blake A. Welcher	2015	345,265	101,800	(6)	683,696	—	124,410	—	10,845	1,266,016
Executive Vice President,	2014	335,191	—		544,286	284,624	240,348	—	10,549	1,414,998
Legal and General Counsel	2013	328,000	—		—	297,328	130,000	—	10,266	765,594
Frederick L. Kitson	2015	380,748	—		729,368	—	126,638	—	10,645	1,247,399
Executive Vice President and	2014	365,169	—		576,064	301,406	244,686	—	10,549	1,497,874
Chief Technology Officer	2013	345,000	—		—	445,992	135,000	—	10,266	936,258

(1)	The amounts in column (e) reflect the aggregate grant date fair value of stock awards granted by us in 2015, 2014 and 2013, as applicable, determined in accordance with GAAP. The stock awards included in this column (e) consist of RSUs and PSUs granted on February 11, 2015 and March 13, 2014. We did not grant stock awards to the named executive officers in 2013. The closing prices of our common stock on February 11, 2015 and March 13, 2014 were $27.68 and $20.37, respectively. Additional information regarding these stock awards is set forth in the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End” tables. For additional information on the assumptions underlying these computations, refer to Note 12, “Stock-Based Compensation,” to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2016.

(2)	For the 2015 and 2014 PSUs included in this column, the amounts reported reflect the aggregate grant date fair value based upon the probable outcome of the performance conditions determined as of the grant date. Assuming the highest level of performance conditions is achieved, the grant date fair value of the 2015 PSUs would be as follows: $1,732,214 for Mr. Kirchner; $546,957 for Mr. Flanigan; $656,570 for Mr. Towne; $546,957 for Mr. Welcher; and $583,494 for Dr. Kitson. Assuming the highest level of performance conditions was achieved, the grant date fair value of the 2014 PSUs would have been as follows: $1,697,636 for Mr. Kirchner; $544,286 for Mr. Flanigan; $1,149,275 for Mr. Towne; $544,286 for Mr. Welcher; and $576,064 for Dr. Kitson. For additional information on the actual earned shares and vesting under the 2014 PSUs, refer to the “Outstanding Equity Awards at Fiscal Year End” table and “Long-Term Incentives” in our CD&A.

(3)	The amounts in column (f) reflect the aggregate grant date fair value of option awards granted by us in 2014 and 2013, as applicable, determined in accordance with GAAP. The actual value of the options to the executive, if any, will depend on the excess of our stock price over the exercise price on the date the option is exercised. The actual value realized by the executive upon exercise of the options may be higher or lower than the value shown in column (f). Additional information regarding these options is set forth in the “Outstanding Equity Awards at Fiscal Year End” table. For additional information on the assumptions underlying the valuation of the options, refer to Note 12, “Stock-Based Compensation,” to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2016.

(4)	The amounts in column (g) reflect the cash awards earned under our annual cash incentive compensation plan, which is discussed under the heading “Annual Performance-Based Cash Incentives” in our CD&A.

(5)	The amounts shown in column (i) represent, for each named executive officer, the Company’s 401(k) matching contributions and the life insurance premiums paid for the benefit of the officers. In 2015, the Company’s 401(k) matching contribution for all NEOs other than Mr. Flanigan and Dr. Kitson was $10,600. The 2015 401(k) matching contribution for Mr. Flanigan and Dr. Kitson was $10,400. In addition, Mr. Kirchner received a $12,000 annual automobile allowance in 2015, 2014 and 2013 and was reimbursed $24,421 for out-of-pocket expenses related to the airfare costs for his wife and two children to accompany him on an overseas assignment in 2014. Mr. Towne was reimbursed $55,041, $39,727, and $13,656 for out-of-pocket expenses related to his relocation as well as the airfare and other travel-related costs for his wife to accompany him on overseas assignments in 2015, 2014, and 2013, respectively.

(6)	In recognition of his contributions, including work around the diligence and acquisition of iBiquity, the Compensation Committee awarded Mr. Welcher an additional bonus payment of $101,800.

DTS, INC. - Proxy Statement	55

Back to Contents

Grants of Plan-Based Awards in 2015

The following table provides information relating to plan-based awards granted to the NEOs during the fiscal year ended December 31, 2015.

2015 GRANTS OF PLAN-BASED AWARDS TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Future Payouts			Estimated Future Payouts			All Other	All Other
		Under Non-Equity Incentive			Under Equity Incentive Plan			Stock	Option		Grant
		Plan Awards(1)			Awards(2)			Awards:	Awards:	Exercise	Date Fair
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units(3) (#)	Number of Securities Underlying Options (#)	or Base Price of Option Awards ($/Sh)	Value of Stock and Option Awards ($)(4)
Jon E. Kirchner	N/A	—	550,000	825,000	—	—	—	—	—	—	—
	02/11/2015	—	—	—	—	—	—	31,290	—	—	866,107
	02/11/2015	—	—	—	7,823	31,290	62,580	—	—	—	866,107
Melvin L. Flanigan	N/A	—	203,700	305,550	—	—	—	—	—	—	—
	02/11/2015	—	—	—	—	—	—	14,820	—	—	410,218
	02/11/2015	—	—	—	2,470	9,880	19,760	—	—	—	273,478
Brian D. Towne	N/A	—	259,910	389,865	—	—	—	—	—	—	—
	02/11/2015	—	—	—	—	—	—	17,790	—	—	492,427
	02/11/2015	—	—	—	2,965	11,860	23,720	—	—	—	328,285
Blake A. Welcher	N/A	—	226,200	339,300	—	—	—	—	—	—	—
	02/11/2015	—	—	—	—	—	—	14,820	—	—	410,218
	02/11/2015	—	—	—	2,470	9,880	19,760	—	—	—	273,478
Frederick L. Kitson	N/A	—	230,250	345,375	—	—	—	—	—	—	—
	02/11/2015	—	—	—	—	—	—	15,810	—	—	437,621
	02/11/2015	—	—	—	2,635	10,540	21,080	—	—	—	291,747

(1)	No threshold payouts were established under our 2015 amended and restated annual cash incentive compensation plan (the “2015 Integration Plan”). Amounts in columns (d) and (e) represent the potential target and maximum payouts under the 2015 Integration Plan. The amounts in columns (d) and (e) are calculated as discussed in our CD&A based on the base salary in effect for each officer at December 31, 2015. Additional information regarding this plan is set forth under “Annual Performance-Based Cash Incentives” in our CD&A.

(2)	Amounts in columns (f) to (h) represent the potential threshold, target and maximum payouts under the PSUs granted in 2015. Performance goals under the PSUs will be measured as of December 31, 2016. The PSUs vest in two equal installments, with 50% vesting on February 15, 2017 and 50% vesting on February 15, 2018.

(3)	Amounts in column (i) represent the number of RSUs granted in 2015. The RSUs vest in four equal annual installments beginning on February 15, 2016.

(4)	Amounts in column (l) represent the aggregate grant date fair values of the equity awards set forth in columns (f) to (h) and (i) determined in accordance with GAAP. All equity awards were granted under the 2012 Equity Incentive Plan. The aggregate grant date fair value for the RSUs and PSUs is based on the grant date fair value of the underlying shares, which is $27.68 per share, the closing price of our common stock on the grant date. The amounts reported in column (l) relating to the PSUs reflect the aggregate grant date fair value based upon the probable outcome of the performance conditions determined as of the grant date. Assuming the highest level of performance conditions are achieved, the grant date fair value of these PSUs would be as follows: $1,732,214 for Mr. Kirchner; $546,957 for Mr. Flanigan; $656,570 for Mr. Towne; $546,957 for Mr. Welcher; and $583,494 for Dr. Kitson. For additional information on the assumptions underlying these computations, refer to Note 12, “Stock-Based Compensation,” to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2016. For additional information on the 2015 grants, refer to “Long-Term Incentives” in our CD&A.

DTS, INC. - Proxy Statement	56

Back to Contents

Outstanding Equity Awards at December 31, 2015

The following table provides information relating to outstanding equity awards held by the NEOs at fiscal year-end, December 31, 2015.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
	Option Awards							Stock Awards
											Equity		Equity
											Incentive		Incentive
											Plan		Plan
											Awards:		Awards:
					Equity						Number of		Market
					Incentive					Market	Un\earned		or Payout
					Plan Awards:			Number		Value of	Units or		Value of
	Number of		Number of		Number of			of Units		Units of	Other		Unearned
	Securities		Securities		Underlying			of Stock		Stock	Rights		Units or
	Underlying		Underlying		Unexercised	Option		That		That	That		Other Rights
	Unexercised		Unexercised		Unearned	Exercise	Option	Have Not		Have Not	Have Not		That Have
	Options (#)		Options (#)		Options	Price	Expiration	Vested		Vested	Vested		Not Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)		($)(1)	(#)		($)(1)
Jon E. Kirchner	14,880	(2)	44,640	(2)	—	20.37	03/13/2024	31,290	(12)	706,528	7,823	(15)	176,643	(15)
	75,000	(3)	75,000	(3)	—	20.48	02/14/2023	15,623	(13)	352,767	8,896	(16)	200,872	(16)
	152,550	(4)	50,850	(4)	—	27.49	02/15/2022	8,348	(14)	188,498	—		—
	54,550	(5)	—		—	46.35	02/16/2021	—		—	—		—
	85,000	(6)	—		—	26.26	02/18/2020	—		—	—		—
	150,000	(8)	—		—	15.71	02/18/2019	—		—	—		—
	100,000	(9)	—		—	22.45	02/20/2018	—		—	—		—
	67,000	(11)	—		—	18.32	02/23/2016	—		—	—		—
Melvin L. Flanigan	9,540	(2)	28,620	(2)	—	20.37	03/13/2024	14,820	(12)	334,636	2,470	(15)	55,773	(15)
	20,000	(3)	20,000	(3)	—	20.48	02/14/2023	10,020	(13)	226,252	2,852	(16)	64,398	(16)
	43,222	(4)	14,408	(4)	—	27.49	02/15/2022	2,365	(14)	53,402	—		—
	19,480	(5)	—		—	46.35	02/16/2021	—		—	—		—
	32,000	(6)	—		—	26.26	02/18/2020	—		—	—		—
	35,640	(8)	—		—	15.71	02/18/2019	—		—	—		—
	24,000	(9)	—		—	22.45	02/20/2018	—		—	—		—
	16,000	(10)	—		—	23.99	03/06/2017	—		—	—		—
	20,000	(11)	—		—	18.32	02/23/2016	—		—	—		—
Brian D. Towne	11,225	(2)	33,675	(2)	—	20.37	03/13/2024	17,790	(12)	401,698	2,965	(15)	66,950	(15)
	30,000	(3)	30,000	(3)	—	20.48	02/14/2023	11,783	(13)	266,060	3,354	(16)	75,733	(16)
	45,765	(4)	15,255	(4)	—	27.49	02/15/2022	2,505	(14)	56,563	6,250	(16)	141,125	(16)
	21,820	(5)	—		—	46.35	02/16/2021	—		—	—		—
	40,000	(6)	—		—	26.26	02/18/2020	—		—	—		—
	33,750	(8)	—		—	15.71	02/18/2019	—		—	—		—
	30,000	(9)	—		—	22.45	02/20/2018	—		—	—		—
	8,000	(10)	—			23.99	03/06/2017	—		—	—		—
Blake A. Welcher	9,540	(2)	28,620	(2)	—	20.37	03/13/2024	14,820	(12)	334,636	2,470	(15)	56,773	(15)
	20,000	(3)	20,000	(3)	—	20.48	02/14/2023	10,020	(13)	226,252	2,852	(16)	64,398	(16)
	45,510	(4)	15,170	(4)	—	27.49	02/15/2022	2,490	(14)	56,224	—		—
	21,430	(5)	—		—	46.35	02/16/2021	—		—	—		—
	32,000	(6)	—		—	26.26	02/18/2020	—		—	—		—
	35,640	(8)	—		—	15.71	02/18/2019	—		—	—		—
	20,000	(9)	—		—	22.45	02/20/2018	—		—	—		—
	16,000	(10)	—		—	23.99	03/06/2017	—		—	—		—
Frederick L. Kitson	10,102	(2)	30,308	(2)	—	20.37	03/13/2024	15,810	(12)	356,990	2,635	(15)	59,498	(15)
	—		30,000	(3)	—	20.48	02/14/2023	10,605	(13)	239,461	3,018	(16)	68,146	(16)
	45,765	(4)	15,255	(4)	—	27.49	02/15/2022	2,505	(14)	56,563	—		—
	19,480	(5)	—		—	46.35	02/16/2021	—		—	—		—
	37,500	(7)	—		—	32.00	02/26/2020	—		—	—		—

DTS, INC. - Proxy Statement	57

Back to Contents
(1)	The values in column (h) and column (j) are calculated based on the closing price of our common stock on December 31, 2015 of $22.58 per share. Refer to notes (15) and (16) for additional detail on how the values in column (j) are calculated.

(2)	These options were granted on March 13, 2014 and vest and become exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(3)	These options were granted on February 14, 2013 and vest and become exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(4)	These options were granted on February 15, 2012 and vest and become exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(5)	These options were granted on February 16, 2011 and vest and become exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(6)	These options were granted on February 18, 2010 and vest and become exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(7)	These options were granted on February 26, 2010 and vest and become exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(8)	These options were granted on February 18, 2009 and vest and become exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(9)	These options were granted on February 20, 2008 and vest and become exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(10)	These options were granted on March 6, 2007 and vest and become exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(11)	These options were granted on February 23, 2006 and vest and become exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(12)	These RSUs were granted on February 11, 2015. The vesting schedule of the RSU awards pursuant to which these units were issued is 25% per year on each of the first four anniversaries of February 15, 2015.

(13)	These RSUs were granted on March 13, 2014. The vesting schedule of the RSU awards pursuant to which these units were issued is 25% per year on each of the first four anniversaries of February 15, 2014. One-third of these shares vested on February 15, 2016, and the remaining two-thirds will vest in equal installments on February 15, 2017 and February 15, 2018.

(14)	These RSUs were granted on February 15, 2012. The vesting schedule of the RSU awards pursuant to which these units were issued is 25% per year on each of the first four anniversaries of February 15, 2012. All of these shares vested on February 15, 2016.

(15)	These PSUs were granted on February 11, 2015. The vesting schedule of the PSU awards pursuant to which these units were issued is 50% on February, 15, 2017 and 50% on February 15, 2018. The number of units shown in column (i) and the value shown in column (j) reflect the number of units and corresponding value based on the threshold level payout (see “Grants of Plan Based Awards” table for more detail).

(16)	These PSUs were granted on March 13, 2014. The number of units shown in column (i) and the value shown in column (j) reflect the number of units and corresponding value that were actually earned based on the achievement of performance goals measured as of the end of the performance period ending December 31, 2015. Of the shares that were earned, 50% vested on February 15, 2016 and the remaining 50% will vest on February 15, 2017. For additional information, refer to “Long-Term Incentives” in our CD&A.

Option Exercises and Stock Vested During 2015

The following table summarizes the option exercises and restricted stock units that vested during the fiscal year ended December 31, 2015.

2015 OPTION EXERCISES AND STOCK VESTED TABLE

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
	Number of
	Shares		Number of
	Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)(1)	($)(2)	(#)(3)	($)(4)
Jon E. Kirchner	100,000	2,039,000	15,794	452,972
Melvin L. Flanigan	30,000	557,400	6,505	186,563
Brian D. Towne	—	—	7,327	210,138
Blake A. Welcher	—	—	6,710	192,443
Frederick L. Kitson	15,000	196,593	6,840	196,171

(1)	The option exercises reported in column (b) for Mr. Kirchner and Mr. Flanigan were effected through a net exercise, which resulted in 26,395 and 9,904 net shares issued, respectively. These shares were held upon exercise of the options. The shares reported in column (b) for Dr. Kitson were sold upon exercise of the options.

(2)	The value realized reported in column (c) is equal to the difference between the market price of our common stock at the time of exercise and the exercise price of the options, multiplied by the number of options exercised.

(3)	Amounts reported in column (d) represent the total number of shares vested and are inclusive of shares withheld for the payment of taxes.

(4)	Amounts reported in column (e) represent the dollar value of vested shares based on the fair market value of our common stock on the vest date.

Potential Payments upon Termination or Change of Control

The following table describes the potential payments and benefits upon termination of our NEOs’ employment pursuant to their respective employment agreements for “Cause”, death or disability; without “Cause” or resignation for “Good Reason”; or for termination without “Cause” or resignation for “Good Reason” in connection with a Change of Control, as if each officer’s employment terminated as of December 31, 2015. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event were to occur on any other date, when our stock price is different, or if any other assumption used to estimate potential payments and benefits differed from those used herein. Due to the number of factors that affect the nature and amount of any potential payments or benefits, actual payments and benefits may differ from those presented in the table below.

DTS, INC. - Proxy Statement	58

Back to Contents

Additionally, pursuant to the terms of our 2012 Equity Incentive Plan, in the event of a Change in Control, any award which is not assumed, substituted for or otherwise continued by the acquirer shall vest in full effective and contingent upon the consummation of the Change in Control. Any award or portion thereof which is not assumed, substituted for, or otherwise continued by the acquirer in connection with the Change of Control nor exercised or settled as of the time of consummation of the Change of Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change of Control.

							Health &
					Vacation		Welfare		Stock		Stock		Outplacement
		Total	Severance		Payout		Benefits		Awards		Options		Services
Name	Termination Scenario(1)	($)	($)		($)		($)		($)		($)		($)
Jon E. Kirchner	For Cause/Death/Disability	42,308	—		42,308	(2)	—		—		—		—
	Without Cause/Resignation for Good Reason	2,707,284	1,100,000	(3)	42,308	(2)	40,029	(5)	1,247,793	(10)	256,154	(12)	21,000	(13)
	Change of Control	5,157,167	1,902,446	(4)	42,308	(2)	40,029	(5)	2,895,230	(11)	256,154	(12)	21,000	(13)
Melvin L. Flanigan	For Cause/Death/Disability	26,115	—		26,115	(2)	—		—		—		—
	Without Cause/Resignation for Good Reason	504,829	339,500	(6)	26,115	(2)	19,964	(8)	—		105,250	(12)	14,000	(14)
	Change of Control	2,052,851	738,492	(7)	26,115	(2)	29,946	(9)	1,139,048	(11)	105,250	(12)	14,000	(14)
Brian D. Towne	For Cause/Death/Disability	28,562	—		28,562	(2)	—		—		—		—
	Without Cause/Resignation for Good Reason	576,964	371,300	(6)	28,562	(2)	25,680	(8)	—		137,422	(12)	14,000	(14)
	Change of Control	2,693,530	845,925	(7)	28,562	(2)	38,519	(9)	1,629,102	(11)	137,422	(12)	14,000	(14)
Blake A. Welcher	For Cause/Death/Disability	26,769	—		26,769	(2)	—		—		—		—
	Without Cause/Resignation for Good Reason	519,691	348,000	(6)	26,769	(2)	25,672	(8)	—		105,250	(12)	14,000	(14)
	Change of Control	2,095,777	769,379	(7)	26,769	(2)	38,508	(9)	1,141,871	(11)	105,250	(12)	14,000	(14)
Frederick L. Kitson	For Cause/Death/Disability	29,519	—		29,519	(2)	—		—		—		—
	Without Cause/Resignation for Good Reason	571,564	383,750	(6)	29,519	(2)	14,314	(8)	—		129,981	(12)	14,000	(14)
	Change of Control	2,234,047	828,788	(7)	29,519	(2)	21,471	(9)	1,210,288	(11)	129,981	(12)	14,000	(14)

(1)	For events and circumstances that constitute “Cause”, “Good Reason” and “Change of Control” with respect to the NEOs, see “Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements” in our CD&A.

(2)	For purposes of valuing the vacation payout payments, we used each officer’s base salary rate in effect on December 31, 2015, and the number of accrued but unused vacation days on December 31, 2015.

(3)	Consists of a payment equivalent to 24 months of base salary, payable in a lump sum 60 days following the termination date.

(4)	Consists of a payment equivalent to 2 times the sum of (a) the base salary as of December 31, 2015 and (b) the greater of (x) the executive’s most recently received annual bonus or (y) the average of the executive’s annual bonus of the prior three years, payable in a lump sum 60 days following the termination date. For the purposes of this computation, the most recently received annual bonus was considered to be the executive’s award payment under the 2015 Integration Plan.

(5)	Consists of continuation of employer paid benefits for 24 months.

(6)	Consists of a payment equivalent to 12 months of base salary, payable in a lump sum 60 days following the termination date.

(7)	Consists of a payment equivalent to 1.5 times the sum of (a) the base salary as of December 31, 2015 and (b) the greater of (x) the executive’s most recently received annual bonus or (y) the average of the executive’s annual bonus of the prior three years, payable in a lump sum 60 days following the termination date. For the purposes of this computation, the most recently received annual bonus was considered to be the executive’s award payment under the 2015 Integration Plan.

(8)	Consists of continuation of employer paid benefits for 12 months.

(9)	Consists of continuation of employer paid benefits for 18 months.

(10)	Represents the value of all unvested RSUs as of December 31, 2015. To value the RSUs, we used the closing stock price on December 31, 2015, which was $22.58, multiplied by the number of unvested RSUs as of December 31, 2015.

(11)	Represents the value of all unvested RSUs and all unvested PSUs as of December 31, 2015 at 100% of target, pursuant to the terms of the NEOs’ PSU awards. To value the RSUs and PSUs, we used the closing stock price on December 31, 2015, which was $22.58.

(12)	Represents the value of unvested stock options as of December 31, 2015. To value the option awards, we used the closing stock price on December 31, 2015, which was $22.58, less the exercise price per option multiplied by the number of unvested options. Only options that were “in the money” as of December 31, 2015 were included in this computation.

(13)	Represents estimated costs of outplacement services for 18 months.

(14)	Represents estimated costs of outplacement services for 12 months.

PENSION BENEFITS

We do not offer any plans that provide for specified retirement payments and benefits other than a tax-qualified 401(k) plan generally available to all employees.

NONQUALIFIED DEFERRED COMPENSATION

We do not offer nonqualified deferred compensation.

DTS, INC. - Proxy Statement	59

Back to Contents

Proposal 4 —	Advisory Vote on Executive Compensation

The advisory vote on executive compensation is a non-binding vote on the compensation of our “named executive officers,” or “NEOs”, as described in the “Compensation Discussion and Analysis”, or “CD&A” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this Proxy Statement. The advisory vote is not a vote on our general compensation policies, the compensation of our directors, or our compensation policies as they relate to risk management, and is only on the compensation of our named executive officers.

The primary objective of our executive compensation program is to build long-term stockholder value. Our approach to executive compensation is to pay for current results and strategic actions taken that are expected to translate into improved future financial performance. We hold our executives to stringent performance standards and, as a result, our executive compensation plans are designed to pay competitively if strategic and financial performance objectives are met and less so if variable pay metrics are missed, as was the case in 2015. Realized pay is based on the Company’s and executives’ actual performance.

We encourage stockholders to read the entire CD&A section of this Proxy Statement for a detailed discussion of our executive compensation program elements and how they reflect our philosophy and link to company performance.

VOTING AND BOARD OF DIRECTORS’ RECOMMENDATION

The vote solicited by this Proposal 4 is advisory, and therefore is not binding on the Company, our Board of Directors or our Compensation Committee, nor will its outcome require the Company, our Board of Directors or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company or our Board.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no immediate opportunity for us to revisit these decisions.

However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation, we will consider our stockholders’ concerns and evaluate what future actions, if any, may be appropriate.

Stockholders will be asked at the annual meeting to approve the following resolution pursuant to this Proposal 4:

“RESOLVED, that the stockholders of DTS, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narratives in the company’s definitive Proxy Statement for the 2016 Annual Meeting of Stockholders.”

This proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and not be entitled to vote on this proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

The Board of Directors unanimously recommends a vote “FOR” approval of the foregoing resolution.

DTS, INC. - Proxy Statement	60

Back to Contents

Proposal 5 —	Ratification of Independent Registered Public Accountants

The Audit Committee appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accountants for the fiscal year ended December 31, 2015, and has appointed such firm to serve in the same capacity for the 2016 fiscal year. We are asking the stockholders to ratify this appointment.

In the event stockholders fail to ratify the appointment of Deloitte, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

FEES FOR PROFESSIONAL AUDIT SERVICES

The following table presents fees for professional audit services and fees billed for other services rendered by Deloitte, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates for fiscal years 2015 and 2014.

	Fiscal Year	Fiscal Year
	2015	2014
Audit Fees(1)	$960,029	$984,581
Audit-Related Fees(2)	137,000	—
Tax Fees(3)	496,981	—
All Other Fees	—	—
Total Fees	$1,594,010	$984,581

(1)	Audit fees for fiscal years 2015 and 2014 include the audit of our financial statements, review of the financial statements included in Form 10-Q, audit of the Company’s controls and Section 404 attestation, and statutory audits required for certain of our non-U.S. subsidiaries.

(2)	Audit-related fees for fiscal year 2015 reflect fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including fees related to support the acquisition of iBiquity Digital Corporation.

(3)	Tax fees for fiscal year 2015 include tax compliance and planning services relating to the acquisition of iBiquity Digital Corporation, analysis of the domestic production activities deduction and other tax matters.

All non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Our Audit Committee has adopted a Pre-Approval Policy and Procedure whereby certain engagements and levels of engagement, if necessary, of our independent registered public accountants by the Company have been pre-approved by the Audit Committee. The committee has also delegated to the Chairman of the committee the authority to evaluate and approve other engagements of our independent registered public accountants on behalf of the committee in the event that a need arises for pre-approval between committee meetings. If the Chairman approves any such engagements, they report that approval to the full committee at the next committee meeting.

VOTING AND BOARD OF DIRECTORS’ RECOMMENDATION

The proposal to ratify the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes will have no effect on this proposal.

The Board of Directors unanimously recommends a vote “FOR” the ratification of Deloitte & Touche LLP as independent registered public accountants of the Company.

DTS, INC. - Proxy Statement	61

Back to Contents

REPORT OF THE AUDIT COMMITTEE

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accountants, and evaluates policies and procedures relating to internal control systems. It operates under a written Audit Committee Charter that has been adopted by the Board of Directors, a copy of which is available on the Company’s website at www.dts.com. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by Nasdaq and the SEC rules.

The Audit Committee members are not professional accountants nor auditors. The members’ functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accountants. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the Company’s independent registered public accountants on the basis of the information it receives, discussions with management and the independent registered public accountants, and its experience in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

In fulfilling the Audit Committee’s oversight responsibilities, the Audit Committee has reviewed the Company’s audited financial statements as of and for the fiscal year ended December 31, 2015, and met with both management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accountants for the fiscal year ended December 31, 2015, to discuss those financial statements. This review included a discussion on the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes.

The Audit Committee discussed with Deloitte the matters required to be discussed by the Auditing Standard No. 16, “Communication with Audit Committees”. The Audit Committee has also received from Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with them their independence from the Company and management.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

In addition to the matters specified above, the Audit Committee discussed with Deloitte the overall scope, plans and estimated costs of its audit. The Audit Committee met with Deloitte periodically, with and without management present, to discuss the results of their examinations, the overall quality of the Company’s financial reporting and Deloitte’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

AUDIT COMMITTEE
V. Sue Molina, Chair
L. Gregory Ballard
David C. Habiger

DTS, INC. - Proxy Statement	62

Back to Contents

Certain Relationships and Related Transactions

In the last fiscal year, there has not been, nor are there currently proposed, any transactions or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

The Audit Committee Charter requires the approval or ratification by the Audit Committee of any transaction or series of transactions exceeding $120,000 in any calendar year, in which the Company is a participant and any related person has a direct or indirect material interest. Related persons include our directors, nominees for election as a director, persons controlling over 5% of our common stock and executive officers and the immediate family members of each of these individuals.

Once a transaction has been identified as requiring such approval, the Audit Committee will review all of the relevant facts and circumstances and approve or disapprove of the transaction. The Audit Committee will take into account such factors as it considers appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related person’s interest in the transaction and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in the best interests of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of December 31, 2015, the members of our Compensation Committee were Craig S. Andrews and David C. Habiger. Neither of these individuals has at any time been an officer or employee of ours or any of our subsidiaries. There are no interlocking relationships between any of our executive officers and Compensation Committee members, on the one hand, and the executive officers and compensation committee members of any other companies, on the other hand, nor have any such interlocking relationships existed in the past.

DTS, INC. - Proxy Statement	63

Back to Contents

Stockholder Proposals for the 2017 Annual Meeting of Stockholders

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the applicable rules of the Securities and Exchange Commission. For a stockholder proposal to be included in our proxy materials for the 2017 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 5, 2016.

Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not earlier than the one hundred twentieth (120th) day, nor later than the close of business on the ninetieth (90th) day prior to the anniversary of the previous year’s annual meeting of stockholders. For our annual meeting in 2017, stockholder business that is not intended for inclusion in our proxy materials may be brought before the meeting so long as we receive notice of the proposal not earlier than January 12, 2017, nor later than the close of business on February 11, 2017. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the previous year’s annual meeting as specified in our notice of meeting, this advance notice must be given not earlier than the one hundred twentieth (120th) day, nor later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made by us.

In addition to meeting the advance notice provisions mentioned above, the stockholder in its notice must provide the information required by our Bylaws to bring a stockholder proposal or nominate an individual to serve as a director of the Board.

A copy of the full text of the provisions of our Bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary upon written request.

Other Matters

We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board may recommend or, if no recommendation is given, according to their best judgment.

DTS, INC. - Proxy Statement	64

Back to Contents

APPENDIX A – AMENDED AND RESTATED DTS, INC. 2013 EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated Effective _______, 2016

1.	ESTABLISHMENT OF PLAN.

DTS, Inc. (the “COMPANY”) has previously adopted the Digital Theater Systems, Inc. 2003 Employee Stock Purchase Plan (the “PLAN”) for the purposes of granting options for purchase of the Company’s Common Stock (the “COMMON STOCK”) to eligible employees of the Company and its Participating Subsidiaries (as hereinafter defined). Effective as of November 13, 2012 (the “EFFECTIVE DATE”), the Plan was amended and restated, renamed the DTS, Inc. 2013 Employee Stock Purchase Plan, and its term extended as provided below, provided that the stockholders of the Company approve the Plan at the next regularly scheduled annual meeting of the stockholders following the Effective Date. For the purposes of this Plan, “Parent Corporation” and “Subsidiary” shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “CODE”). “Participating Subsidiaries” are Parent Corporations or Subsidiaries that the Board of Directors of the Company (the “BOARD”), or the Committee (as defined below), designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Effective as of ______, 2016, the Plan was again amended and restated in order to add seven hundred fifty thousand (750,000) shares of Common Stock to the Plan’s Share Limit.

2.	NUMBER OF SHARES.

The total number of shares of Common Stock initially reserved and available for issuance pursuant to this Plan, after the Effective Date, was seven hundred fifty thousand (750,000) (the “SHARE LIMIT”), subject to adjustments effected in accordance with Section 15 of this Plan. Following the subsequent amendment and restatement of the Plan, the Share Limit was increased to one million five hundred thousand (1,500,000). The Share Limit shall be reduced by the number of shares issued under the DTS, Inc. 2013 Foreign Subsidiary Employee Stock Purchase Plan (the “FOREIGN PLAN”). Shares issued under this Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares reacquired in private transactions or open market purchases, but all shares issued under this Plan and the Foreign Plan shall be counted against the Share Limit.

3.	PURPOSE.

The purpose of this Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment. For the purposes of this Plan, “employee” shall mean any individual who is an employee of the Company or a Participating Subsidiary. Whether an individual qualifies as an employee shall be determined by the Committee, in its sole discretion. The Committee (as defined below) shall be guided by the provisions of Treasury Regulation Section 1.421-7 and Section 3401(c) of the Code and the Treasury Regulations thereunder, with the intent that the Plan cover all “employees” within the meaning of those provisions other than those who are not eligible to participate in the Plan, provided, however, that any determinations regarding whether an individual is an “employee” shall be prospective only, unless otherwise determined by the Committee. Unless the Committee makes a contrary determination, the employees of the Company shall, for all purposes of this Plan, be those individuals who are carried as employees of the Company or a Participating Subsidiary for regular payroll purposes or are on a leave of absence for not more than 90 days. Any inquiries regarding eligibility to participate in the Plan shall be directed to the Committee, whose decision shall be final.

4.	ADMINISTRATION.

This Plan shall be administered by the Compensation Committee of the Board (the “COMMITTEE”). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

5.	ELIGIBILITY.

Any employee of the Company or the Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

(a)	employees who are not employed by the Company or a Participating Subsidiary prior to the beginning of such Offering Period or prior to such other time period as specified by the Committee;

(b)	employees who are customarily employed for twenty (20) hours or less per week;

(c)	employees who are customarily employed for five (5) months or less in a calendar year;

(d)	employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more

DTS, INC. - Proxy Statement	A-1

Back to Contents
of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries;

(e)	individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes; and

(f)	employees who reside in countries for whom such employees’ participation in the Plan would result in a violation under any corporate or securities laws of such country of residence.

6.	OFFERING DATES.

The offering periods of this Plan (each, an “OFFERING PERIOD”) shall be of twenty-four (24) months duration commencing on May 15 and November 15 of each year and ending on May 14 and November 14 of each year. Each Offering Period shall consist of four (4) six (6) month purchase periods (individually, a “PURCHASE PERIOD”) during which payroll deductions of the participants are accumulated under this Plan. The first business day of each Offering Period is referred to as the “OFFERING DATE.” The last business day of each Purchase Period is referred to as the “PURCHASE DATE.” The Committee shall have the power to change the Offering Dates, the Purchase Dates and the duration of Offering Periods or Purchase Periods without stockholder approval if such change is announced prior to the relevant Offering Period or prior to such other time period as specified by the Committee; provided that no Offering Period may have a duration of more than twenty-seven (27) months.

7.	PARTICIPATION IN THIS PLAN.

Eligible employees may become participants in an Offering Period under this Plan on the Offering Date, after satisfying the eligibility requirements, by delivering a subscription agreement, and/or other application documents required by the Company in order to enroll in an Offering Period, to the Company prior to such Offering Date, or such other time period as specified by the Committee. Notwithstanding the foregoing, the Committee may set a later time for filing such documents for all eligible employees with respect to a given Offering Period. An eligible employee who does not deliver a subscription agreement to the Company after becoming eligible to participate in an Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing the appropriate documents with the Company prior to such Offering Period, or such other time period as specified by the Committee. Once an employee becomes a participant in an Offering Period by filing a subscription agreement, such employee shall automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 12 below. Such participant is not required to file any additional documents in order to continue participation in this Plan.

8.	GRANT OF OPTION ON ENROLLMENT.

Enrollment by an eligible employee in this Plan with respect to an Offering Period shall constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of shares of Common Stock determined by a fraction, the numerator of which is the amount accumulated in such employee’s payroll deduction account during such Purchase Period and the denominator of which is the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date (but in no event less than the par value of a share Common Stock), or (ii) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Purchase Date (but in no event less than the par value of a share of the Company’s Common Stock), provided, further, that the number of shares of Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 11(c) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 11(b) below with respect to the applicable Purchase Date. The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 9 below.

9.	PURCHASE PRICE.

Except as otherwise determined by the Committee prior to the commencement of an Offering Period, the purchase price per share at which a share of Common Stock shall be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a)	the fair market value on the Offering Date; or

(b)	the fair market value on the Purchase Date.

For the purposes of this Plan, the term “FAIR MARKET VALUE” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)	if such Common Stock is listed or quoted on a national or regional securities exchange or quotation system, the closing price of such Common Stock as quoted on such national or regional securities exchange or quotation system constituting the primary market for the Common Stock on the date of determination as reported in The Wall Street Journal; provided, however, that if the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value is established shall be the last day on which the Common Stock was so traded or quoted; and

(b)	if on the determination date, the Common Stock is not then listed on a national or regional exchange or quotation system, the Fair Market Value shall be determined in good faith by the Committee.

10.	PAYMENT OF PURCHASE PRICE; CHANGES IN PAYROLL DEDUCTIONS; ISSUANCE OF SHARES.

(a)	The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the participant’s

DTS, INC. - Proxy Statement	A-2

Back to Contents
compensation in one percent (1%) increments, not less than one percent (1%), nor greater than fifteen percent (15%), or such lower limit set by the Committee. Compensation shall mean all W-2 cash compensation, including, but not limited to, base salary, wages, bonuses, incentive compensation, commissions, overtime, shift premiums, plus draws against commissions, provided, however that compensation shall not include any long term disability or workers compensation payments, car allowances, relocation payments or expense reimbursements and further provided, however, that for purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

(b)	A participant may increase or decrease the rate of payroll deductions during an Offering Period by filing with the Company a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing after the Company’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Purchase Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Company a new authorization for payroll deductions prior to the beginning of such Offering Period, or such other time period as specified by the Committee.

(c)	A participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Company a request for cessation of payroll deductions. Such reduction shall be effective as soon as practicable after the Company’s receipt of the request and no further payroll deductions shall be made for the duration of the Offering Period. Payroll deductions credited to the participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock of the Company in accordance with Section (e) below. A participant may not resume making payroll deductions during the Offering Period in which he or she reduced his or her payroll deductions to zero.

(d)	All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(e)	On each Purchase Date, for so long as this Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date, which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant, as of that date returned to the participant, the Company shall apply the funds then in the participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 9 of this Plan. Any cash remaining in a participant’s account after such purchase of shares shall be refunded to such participant in cash, without interest, provided, however, that any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock shall be carried forward, without interest, into the next Purchase Period or Offering Period, as the case may be. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(f)	As soon as practicable after the Purchase Date, the Company shall issue shares for the participant’s benefit representing the shares purchased.

(g)	During a participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The participant shall have no interest or voting rights in shares until the shares are purchased and issued to the participant.

11.	LIMITATIONS ON SHARES TO BE PURCHASED.

(a)	No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) per calendar year. The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

(b)	The maximum number of shares that may be purchased during any Offering Period (hereinafter, the “MAXIMUM SHARE AMOUNT”) may not exceed the lesser of 10,000 shares (subject to adjustment pursuant to Section 15) or such lesser amount established by the Committee. In addition, no participant shall be entitled to purchase more than 2,500 shares (subject to adjust pursuant to Section 15) on any single Purchase Date unless the Committee designates a lesser number prior to the commencement of an Offering Period. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

DTS, INC. - Proxy Statement	A-3

Back to Contents
(c)	If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected.

(d)	Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 11 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest.

12.	WITHDRAWAL.

(a)	Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Company a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.

(b)	Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 7 above for initial participation in this Plan.

(c)	If the Fair Market Value on the first day of the current Offering Period in which a participant is enrolled is higher than the Fair Market Value on the first day of any subsequent Offering Period, the Company shall automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period shall be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period, if any.

13.	TERMINATION OF EMPLOYMENT.

Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Participating Subsidiary, shall immediately terminate his or her participation in this Plan. In such event, the payroll deductions credited to the participant’s account shall be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 13, an employee shall not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board, provided, however that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

14.	RETURN OF PAYROLL DEDUCTIONS.

In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the participant all payroll deductions credited to such participant’s account. No interest shall accrue on the payroll deductions of a participant in this Plan.

15.	CAPITAL CHANGES.

Subject to any required action by the stockholders of the Company, the number and type of shares of Common Stock covered by each option under this Plan which has not yet been exercised and the number and type of shares of Common Stock which have been authorized for issuance under this Plan, but have not yet been placed under option (collectively, the “RESERVES”), as well as the price per share of Common Stock covered by each option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from a stock split or the payment of a stock dividend (but only on the Common Stock), any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of any consideration by the Company or other change in the corporate structure or capitalization affecting the Company’s present Common Stock, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption shall be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the

DTS, INC. - Proxy Statement	A-4

Back to Contents
Company, (iii) the sale of all or substantially all of the assets of the Company, or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, the Plan shall continue with regard to Offering Periods that commenced prior to the closing of the proposed transaction and shares shall be purchased based on the Fair Market Value of the surviving corporation’s stock on each Purchase Date, unless otherwise provided by the Committee.

The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, or in the event of the Company being consolidated with or merged into any other corporation.

16.	NONASSIGNABILITY.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by shall, the laws of descent and distribution or as provided in Section 23 below) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

17.	REPORTS.

Individual accounts shall be maintained for each participant in this Plan. Each participant shall receive, as soon as practicable after the end of each Purchase Period, a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

18.	NOTICE OF DISPOSITION.

Each participant shall notify the Company in writing if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “NOTICE PERIOD”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

19.	NO RIGHTS TO CONTINUED EMPLOYMENT.

Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such employee’s employment.

20.	EQUAL RIGHTS AND PRIVILEGES.

All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423. This Section 20 shall take precedence over all other provisions in this Plan.

21.	NOTICES.

All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.	TERM; STOCKHOLDER APPROVAL.

After this Plan, as amended and restated, is adopted by the Board, the amended and restated Plan shall be subject to approval by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan, as amended and restated, is adopted by the Board. This amended and restated Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) ten (10) years from the Effective Date.

23.	DESIGNATION OF BENEFICIARY.

A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under this Plan in the event of such participant’s death subsequent to the end of a Purchase Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under this Plan in the event of such participant’s death prior to a Purchase Date.

Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

24.	CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES.

Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

DTS, INC. - Proxy Statement	A-5

Back to Contents
25.	APPLICABLE LAW.

The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

26.	AMENDMENT OR TERMINATION.

The Board may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 22 above within twelve (12) months of the adoption of such amendment (or earlier if required by Section 22) if such amendment would:

(a)	increase the number of shares that may be issued under this Plan; or

(b)	change the designation of the employees (or class of employees) eligible for participation in this Plan.

Notwithstanding the foregoing, the Board may make such amendments to the Plan as the Board determines to be advisable, if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date this Plan is adopted by the Board.

DTS, INC. - Proxy Statement	A-6

Back to Contents

APPENDIX B – AMENDED AND RESTATED DTS, INC. 2013 FOREIGN SUBSIDIARY EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated Effective ________, 2016

1.	ESTABLISHMENT OF PLAN.

DTS, Inc. (the “COMPANY”) has previously adopted the Digital Theatre Systems, Inc. 2003 Foreign Subsidiary Employee Stock Purchase Plan (this “PLAN”) for the purposes of granting options for purchase of the Company’s Common Stock (the “COMMON STOCK”) to eligible employees of the Company and its Participating Subsidiaries (as hereinafter defined). Effective as of November 13, 2012 (the “EFFECTIVE DATE”), the Plan was amended and restated, and renamed the DTS, Inc. 2013 Foreign Subsidiary Employee Stock Purchase Plan, and its term extended as provided below; for the purposes of this Plan, “Parent Corporation” and “Subsidiary” shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “CODE”). “Participating Subsidiaries” are Parent Corporations or Subsidiaries that the Board of Directors of the Company (the “BOARD”), or the Committee (as defined below), designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify, to the extent permitted by applicable law, as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Effective as of ______, 2016, the Plan was again amended and restated in order to add seven hundred fifty thousand (750,000) shares of Common Stock to the Plan’s Share Limit.

2.	NUMBER OF SHARES.

The total number of shares of Common Stock initially reserved and available for issuance pursuant to this Plan, after the Effective Date, was seven hundred fifty thousand (750,000) (the “SHARE LIMIT”), subject to adjustments effected in accordance with Section 15 of this Plan. Following the subsequent amendment and restatement of the Plan, the Share Limit was increased to one million five hundred thousand (1,500,000). The Share Limit shall be reduced by the number of shares issued under the DTS, Inc. 2013 Employee Stock Purchase Plan (the “DOMESTIC PLAN”). Shares issued under this Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares reacquired in private transactions or open market purchases, but all shares issued under this Plan and the Domestic Plan shall be counted against the Share Limit.

3.	PURPOSE.

The purpose of this Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment. For the purposes of this Plan, “employee” shall mean any individual who is an employee of the Company or a Participating Subsidiary and who is not ordinarily a resident of the United States of America. Whether an individual qualifies as an “employee” shall be determined by the Committee (as defined below), in its sole discretion, provided, however, that any determinations regarding whether an individual is an “employee” shall be prospective only, unless otherwise determined by the Committee. Unless the Committee makes a contrary determination, the employees of the Company shall, for all purposes of this Plan, be those individuals who are carried as employees of the Company or a Participating Subsidiary for regular payroll purposes or are on a leave of absence for not more than 90 days. Any inquiries regarding eligibility to participate in the Plan shall be directed to the Committee, whose decision shall be final.

4.	ADMINISTRATION.

This Plan shall be administered by the Compensation Committee of the Board (the “COMMITTEE”). Subject to the provisions of this Plan, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

5.	ELIGIBILITY.

Any employee of the Company or the Participating Subsidiaries who are not ordinarily a resident of the United States of America is eligible to participate in an Offering Period (as hereinafter defined) under this Plan, to the extent permitted by applicable law, except the following:

(a)	employees who are excluded by the Committee;

(b)	employees who are not employed by the Company or a Participating Subsidiary prior to the beginning of such Offering Period or prior to such other time period as specified by the Committee;

(c)	employees who are customarily employed for twenty (20) hours or less per week;

(d)	employees who are customarily employed for five (5) months or less in a calendar year;

(e)	employees who, together with any other person whose

DTS, INC. - Proxy Statement	B-1

Back to Contents
stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries;

(f)	individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes; and

(g)	employees who reside in countries for whom such employees’ participation in the Plan would result in a violation under any applicable laws of such country of residence.

6.	OFFERING DATES.

The offering periods of this Plan (each, an “OFFERING PERIOD”) shall be of twenty-four (24) months duration commencing on May 15 and November 15 of each year and ending on May 14 and November 14 of each year. Each Offering Period shall consist of four (4) six month purchase periods (individually, a “PURCHASE PERIOD”) during which payroll deductions of the participants are accumulated under this Plan. The first business day of each Offering Period is referred to as the “OFFERING DATE.” The last business day of each Purchase Period is referred to as the “PURCHASE DATE.” The Committee shall have the power to change the Offering Dates, the Purchase Dates and the duration of Offering Periods or Purchase Periods without stockholder approval if such change is announced prior to the relevant Offering Period or prior to such other time period as specified by the Committee; provided that no Offering Period may have a duration of more than twenty-seven (27) months.

7.	PARTICIPATION IN THIS PLAN.

Eligible employees may become participants in an Offering Period under this Plan on the Offering Date, after satisfying the eligibility requirements, by delivering a subscription agreement, and/or other application documents required by the Company in order to enroll in an Offering Period, to the Company prior to such Offering Date, or such other time period as specified by the Committee. Notwithstanding the foregoing, the Committee may set a later time for filing such documents for all eligible employees with respect to a given Offering Period. An eligible employee who does not deliver a subscription agreement to the Company after becoming eligible to participate in an Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing the appropriate documents with the Company prior to such Offering Period, or such other time period as specified by the Committee. Once an employee becomes a participant in an Offering Period by filing a subscription agreement, such employee shall automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 12 below. Such participant is not required to file any additional documents in order to continue participation in this Plan.

8.	GRANT OF OPTION ON ENROLLMENT.

Enrollment by an eligible employee in this Plan with respect to an Offering Period shall constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of shares of Common Stock determined by a fraction, the numerator of which is the amount accumulated in such employee’s payroll deduction account during such Purchase Period and the denominator of which is the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date (but in no event less than the par value of a share Common Stock), or (ii) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Purchase Date (but in no event less than the par value of a share of the Company’s Common Stock), provided, that the number of shares of Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 11(c) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 11(b) below with respect to the applicable Purchase Date. The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 9 below.

9.	PURCHASE PRICE.

Except as otherwise determined by the Committee prior to the commencement of an Offering Period, the purchase price per share at which a share of Common Stock shall be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a)	the fair market value on the Offering Date; or

(b)	the fair market value on the Purchase Date.

For the purposes of this Plan, the term “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)	if such Common Stock is listed or quoted on a national or regional securities exchange or quotation system, the closing price of such Common Stock as quoted on such national or regional securities exchange or quotation system constituting the primary market for the Common Stock on the date of determination as reported in The Wall Street Journal; provided, however, that if the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value is established shall be the last day on which the Common Stock was so traded or quoted; and

(b)	if on the determination date, the Common Stock is not then listed on a national or regional exchange or quotation system, the Fair Market Value shall be determined in good faith by the Committee.

10.	PAYMENT OF PURCHASE PRICE; CHANGES IN PAYROLL DEDUCTIONS; ISSUANCE OF SHARES.

(a)	The purchase price of the shares is accumulated by regular payroll deductions made during each Offering

DTS, INC. - Proxy Statement	B-2

Back to Contents
Period. The deductions are made as a percentage of the participant’s compensation in one percent (1%) increments, not less than one percent (1%), nor greater than fifteen percent (15%), or such lower limit set by the Committee. Compensation shall mean all cash compensation that would be included as wages in an eligible employee’s W-2 if he or she were a U.S. taxpayer, including, but not limited to, base salary, wages, bonuses, incentive compensation, commissions, overtime, shift premiums, plus draws against commissions, provided, however that compensation shall not include any long term disability or workers compensation payments, car allowances, relocation payments or expense reimbursements. Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

(b)	A participant may increase or decrease the rate of payroll deductions during an Offering Period by filing with the Company a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing after the Company’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Purchase Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Company a new authorization for payroll deductions prior to the beginning of such Offering Period, or such other time period as specified by the Committee.

(c)	A participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Company a request for cessation of payroll deductions. Such reduction shall be effective as soon as practicable after the Company’s receipt of the request and no further payroll deductions shall be made for the duration of the Offering Period. Payroll deductions credited to the participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock of the Company in accordance with Section (e) below. A participant may not resume making payroll deductions during the Offering Period in which he or she reduced his or her payroll deductions to zero.

(d)	All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(e)	On each Purchase Date, for so long as this Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date, which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant, as of that date returned to the participant, the Company shall convert each participant’s account balance, including amounts carried forward to U.S. Dollars, determined as of the Purchase Date, and shall apply the funds to the purchase of whole shares of Common Stock, reserved under the option granted to such participant with respect to the Offering Period, to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 9 of this Plan. Any cash remaining in a participant’s account after such purchase of shares shall be refunded to such participant in cash, without interest, provided, however, that any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock shall be carried forward, without interest, into the next Purchase Period or Offering Period, as the case may be. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(f)	As soon as practicable after the Purchase Date, the Company shall issue shares for the participant’s benefit representing the shares purchased.

(g)	During a participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The participant shall have no interest or voting rights in shares until the shares are purchased and issued to the participant.

11.	LIMITATIONS ON SHARES TO BE PURCHASED.

(a)	No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds US$25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) per calendar year. The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

(b)	The maximum number of shares that may be purchased during any Offering Period (hereinafter, the “MAXIMUM SHARE AMOUNT”) may not exceed the lesser of 10,000 shares (subject to adjustment pursuant to Section 15) or such lesser amount established by the Committee. In addition, no participant shall be entitled to purchase more than 2,500 shares (subject to adjust pursuant to Section 15) on any single Purchase Date unless the Committee designates a lesser number prior to the commencement of an Offering Period. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

DTS, INC. - Proxy Statement	B-3

Back to Contents
(c)	If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected.

(d)	Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 11 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest.

12.	WITHDRAWAL.

(a)	Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Company a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.

(b)	Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 7 above for initial participation in this Plan.

(c)	If the Fair Market Value on the first day of the current Offering Period in which a participant is enrolled is higher than the Fair Market Value on the first day of any subsequent Offering Period, the Company shall automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period shall be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period, if any.

13.	TERMINATION OF EMPLOYMENT.

Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Participating Subsidiary, shall immediately terminate his or her participation in this Plan. In such event, the payroll deductions credited to the participant’s account shall be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 13, an employee shall not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board, provided, however that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

14.	RETURN OF PAYROLL DEDUCTIONS.

In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the participant all payroll deductions credited to such participant’s account. No interest shall accrue on the payroll deductions of a participant in this Plan.

15.	CAPITAL CHANGES.

Subject to any required action by the stockholders of the Company, the number and type of shares of Common Stock covered by each option under this Plan which has not yet been exercised and the number and type of shares of Common Stock which have been authorized for issuance under this Plan, including the Annual Increase, but have not yet been placed under option (collectively, the “RESERVES”), as well as the price per share of Common Stock covered by each option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from a stock split or the payment of a stock dividend (but only on the Common Stock), any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of any consideration by the Company or other change in the corporate structure or capitalization affecting the Company’s present Common Stock, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption shall be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company, or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, the Plan shall continue

DTS, INC. - Proxy Statement	B-4

Back to Contents
with regard to Offering Periods that commenced prior to the closing of the proposed transaction and shares shall be purchased based on the Fair Market Value of the surviving corporation’s stock on each Purchase Date, unless otherwise provided by the Committee.

The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, or in the event of the Company being consolidated with or merged into any other corporation.

16.	NONASSIGNABILITY.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by shall, the laws of descent and distribution or as provided in Section 23 below) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

17.	REPORTS.

Individual accounts shall be maintained for each participant in this Plan. Each participant shall receive, as soon as practicable after the end of each Purchase Period, a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

18.	NOTICE OF DISPOSITION.

To the extent applicable so that proper income tax reporting may occur with respect to sales of shares acquired under the Plan, each participant shall notify the Company in writing if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “NOTICE PERIOD”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

19.	NO RIGHTS TO CONTINUED EMPLOYMENT.

Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such employee’s employment.

20.	COMPLIANCE WITH THE LAWS OF LOCAL JURISDICTIONS.

Notwithstanding anything in this Plan to the contrary, the Committee may take such actions as it deems necessary so that this Plan shall comply with all applicable law, including local law. Thus, for example, grants can be conditioned on same day sales, withholding can be accomplished by personal check, awards may be paid in cash or participation may be denied. In addition, the Committee shall have the power, in its discretion, to adopt one or more sub-plans of the Plan as the Committee deems necessary or desirable to comply with the laws or regulations, tax policy, accounting principles or custom of foreign jurisdictions applicable to employees of the Company, or a Participating Subsidiary. Any of the provisions of any such sub-plan may supersede the provisions of this Plan, other than Section 2. Except as superseded by the provisions of a sub-plan, the provisions of this Plan shall govern such sub-plan.

21.	NOTICES.

All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.	TERM; STOCKHOLDER APPROVAL.

After this Plan, as amended and restated, is adopted by the Board, the amended and restated Plan shall be subject to approval by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan, as amended and restated, is adopted by the Board. This amended and restated Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) ten (10) years from the Effective Date.

23.	DESIGNATION OF BENEFICIARY.

A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under this Plan in the event of such participant’s death subsequent to the end of a Purchase Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under this Plan in the event of such participant’s death prior to a Purchase Date.

Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

DTS, INC. - Proxy Statement	B-5

Back to Contents
24.	CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES.

Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

25.	APPLICABLE LAW.

The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

26.	AMENDMENT OR TERMINATION.

The Board may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 22 above within twelve (12) months of the adoption of such amendment (or earlier if required by Section 22) if such amendment would:

(a)	increase the number of shares that may be issued under this Plan; or

(b)	change the designation of the employees (or class of employees) eligible for participation in this Plan.

Notwithstanding the foregoing, the Board may make such amendments to the Plan as the Board determines to be advisable, if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date this Plan is adopted by the Board.

DTS, INC. - Proxy Statement	B-6

Back to Contents

Appendix C — Reconciliation of GAAP and Non-GAAP Financial Measures

Included within this Proxy Statement are certain non-GAAP financial measures that supplement the Company’s operating results prepared under GAAP. Reconciliations of GAAP to non-GAAP amounts presented within this Proxy Statement are provided below. These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company’s management believes that this information can assist investors in evaluating the Company’s operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate DTS’ financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for or superior to corresponding, similarly captioned, GAAP measures.

For additional details regarding the reconciliation of GAAP and non-GAAP financial measures below, see the Company’s Current Reports on Form 8-K filed with the SEC on March 2, 2016, March 2, 2015, and March 17, 2014.

	For the years ended December 31,
	2015	2014	2013
	(Unaudited, amounts in thousands)
GAAP operating income	$(11,709)	$16,550	$7,642
Amortization of intangible assets	13,561	9,817	9,849
Stock-based compensation	12,266	10,492	11,727
Acquisition, integration, realignment and legal costs	18,771	1,992	1,566
Change in fair value of contingent consideration	(420)	400	(6,000)
Impairment of intangible assets	—	—	2,820
Tax restructuring costs	—	—	835
Non-GAAP operating income	$32,469	$39,251	$28,439

DTS, INC. - Proxy Statement	C-1

Back to Contents

Back to Contents

Preliminary Copy - Subject to Completion

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and FOR Proposal 5.

1. Election of Directors:

	For	Withhold
01 - Craig S. Andrews	☐	☐
02 - L. Gregory Ballard	☐	☐

	For	Against	Abstain
2. To approve the Amended and Restated DTS, Inc. 2013 Employee Stock Purchase Plan.	☐	☐	☐
3. To approve the Amended and Restated DTS, Inc. 2013 Foreign Subsidiary Employee Stock Purchase Plan.	☐	☐	☐
4. Say on Pay – An advisory vote on the approval of executive compensation.	☐	☐	☐
5. To ratify and approve Deloitte & Touche LLP as the independent registered public accountants of the Company for fiscal year 2016.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREIN. If shares are held jointly, both or all of such persons should sign. Executors, Administrators, Trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

029SXC

Back to Contents

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

dts® LISTEN

Proxy — DTS, Inc.

This Proxy is Solicited on Behalf of the Board of Directors
Proxy for Annual Meeting of Stockholders, Thursday, May 12, 2016

The undersigned hereby appoints Melvin L. Flanigan and Blake A. Welcher or any one of them acting singly in the absence of the other, with full power of substitution, the proxy or proxies of the undersigned, to attend the Annual Meeting of Stockholders of DTS, Inc., to be held at the Vintage Room at the Westlake Village Inn, 31943 Agoura Road, Westlake Village, California 91361, United States, at 10:00 a.m. PDT, on Thursday, May 12, 2016 and any postponement or adjournment thereof, and, with all powers the undersigned would possess, if present, to vote all shares of Common Stock of the undersigned in DTS, Inc. as designated on the reverse side. The undersigned revokes all previous proxies and acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 12, 2016 and the proxy statement.

The Proxy when properly executed will be voted in the manner directed herein by the undersigned. This Proxy confers on the proxyholder discretionary authority to vote on any matter as to which a choice is not specified by the undersigned. If the Proxy is signed, but no vote is specified, this Proxy will be voted: **FOR** Proposal 1, **FOR** Proposal 2, **FOR** Proposal 3, **FOR** Proposal 4 and **FOR** Proposal 5, in accordance with the proxies' best judgment upon all other matters as may properly come before the meeting and any postponement or adjournment thereof.

(Continued and to be signed on the reverse side.)